Exhibit 99.10
EXECUTION COPY
FRAMEWORK AGREEMENT
by and between
MISYS PLC
and
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
dated as of June 9, 2010

Clause	Page
Exhibit 3 Commitment Letter
Exhibit 4 Form of Emerald Definitive Agreement
Exhibit 5 Form of Amendment to Arsenal By-laws
Exhibit 6 Voting Agreement
Exhibit 7 Form of Manchester Announcement of Coniston Transaction
Exhibit 8 Form of Joint Announcement of Emerald Transaction
Exhibit 9 Form of Section 16 Resolutions
Exhibit 10 Arbitration Procedures
Exhibit 11 Form of Bank Guarantee
Exhibit 12 Form of Amended and Restated Relationship Agreement
Exhibit 13 Registration Rights Agreement
Exhibit 14 Form of Transitional Services Agreement

FRAMEWORK AGREEMENT
THIS FRAMEWORK AGREEMENT (this Agreement), dated as of June 9, 2010, is made and entered into
BETWEEN:
(1)	MISYS PLC, a public limited company formed under the Laws of England and Wales (Manchester), and

(2)	ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (Arsenal),

together, the Parties.
WHEREAS:
(A)	Manchester currently owns, indirectly through its Subsidiaries Kapiti Limited (Kapiti) and ACT Sigmex Limited (ACTS), one hundred percent (100%) of the partnership interests of Misys US DGP (DGP).

(B)	Manchester currently owns, indirectly through its Subsidiaries Misys Patriot US Holdings LLC (MPUSH) and Misys Patriot Limited (MPL), 79,811,511 Arsenal Shares as of the date hereof.

(C)	Manchester is in the process of implementing an internal reorganization of its US corporate structure (the US Reorganization).

(D)	In connection with the US Reorganization, DGP will acquire 61,308,295 Arsenal Shares from MPUSH and will be converted from a Delaware general partnership into a Delaware corporation (Newco).

(E)	After completion of the US Reorganization, Kapiti and ACTS will own one hundred percent (100%) of the issued and outstanding shares of common stock of Newco (the Newco Shares) and Newco will own 61,308,295 Arsenal Shares.

(F)	After completion of the US Reorganization, Kapiti and ACTS desire to transfer the Newco Shares to Arsenal in exchange for 61,308,295 newly issued Arsenal Shares (such newly issued Arsenal Shares, the Exchange Shares, and the transfer of the Newco Shares to Arsenal in exchange for the Exchange Shares, the Arsenal Exchange).

(G)	Simultaneously with the consummation of the Arsenal Exchange, Manchester and Arsenal desire to effect the following transactions: (i) a repurchase by Arsenal of the Arsenal Shares owned by MPL and a portion of the Exchange Shares from Kapiti and ACTS; (ii) a secondary public offering by Kapiti and ACTS of additional Exchange Shares (the Secondary Offering Shares, and the transactions described in clauses (i) and (ii) together being the Coniston Transaction); and (iii) upon the closing of the Emerald Transaction (as defined below) (the Emerald Closing), if Manchester so elects, a repurchase by Arsenal from Kapiti and ACTS of the Contingent Repurchase Shares (as defined below).

(H)	Manchester and Arsenal acknowledge that the Repurchase Consideration (as defined below) includes consideration for the agreement by Manchester to divest its Control over Arsenal.

(I)	Concurrently with the execution of this Agreement, Arsenal is entering into a Merger Agreement with Eclipsys Corporation (Emerald) pursuant to and subject to the terms and conditions of which the stockholders of Emerald would receive newly issued Arsenal Shares as consideration (the Emerald

Transaction), it being understood that under no circumstances would the Emerald Transaction be consummated prior to the Coniston Closing (as defined below), and it being further understood that the failure of the Emerald Transaction will in no way prejudice the consummation of the Coniston Transaction.
(J)	Concurrently with the closing of the Coniston Transaction, Manchester and Arsenal intend to amend and restate the Relationship Agreement (as defined below) and Arsenal intends to amend and restate the Arsenal Constitutional Documents (as defined below) as provided herein.

(K)	The Audit Committee of the Arsenal Board of Directors has approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(L)	In furtherance of the objectives set forth above, Manchester and Arsenal desire to enter into this Agreement and the other Transaction Documents to govern the Arsenal Exchange, the Coniston Transaction, the Contingent Repurchase (as defined below) and the other transactions contemplated hereby and thereby.
NOW, THEREFORE, each of Manchester and Arsenal, intending to be legally bound to the extent provided in this Agreement, hereby agree as follows:
1.	ARSENAL EXCHANGE

1.1	Authorization of Additional Arsenal Shares; Arsenal Exchange; Newco Merger
(a)	As promptly as reasonably practicable after the date hereof (or, if the Parties so agree in writing, upon the record date for the Arsenal stockholder meeting held for the purpose of obtaining the Arsenal Stockholder Approval), Manchester shall cause its direct and indirect Subsidiaries as holders of Arsenal Shares to act by written consent in lieu of a meeting to (i) approve an amendment to the Arsenal Second Amended and Restated Certificate of Incorporation (in the form attached as Exhibit 1) to authorize 350 million Arsenal Shares and (ii) approve the issuance to Kapiti and ACTS of the Exchange Shares (the Arsenal Written Consent). As promptly as reasonably practicable after the date hereof (or, if the Parties so agree in writing, upon the record date for the Arsenal stockholder meeting held for the purpose of obtaining the Arsenal Stockholder Approval), Manchester shall cause its direct and indirect Subsidiaries as holders of Arsenal Shares to act by written consent in lieu of a meeting to approve amendments to Arsenal’s Third Amended and Restated Certificate of Incorporation (in the form attached as Exhibit 2) to become effective immediately following the Coniston Closing (except as otherwise set forth therein) (the Additional Written Consent, and collectively with the Arsenal Written Consent, the Written Consents). Notwithstanding anything to the contrary contained herein, Arsenal shall not file Arsenal’s Fourth Amended and Restated Certificate of Incorporation until after the Coniston Closing.

(b)	On the Coniston Closing Date (as defined below), upon the terms and subject to the conditions contained herein, Manchester shall cause Kapiti and ACTS to transfer, convey and deliver the Newco Shares to Arsenal, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws), and in exchange therefor Arsenal shall issue to Kapiti and ACTS the Exchange Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws).

(c)	If a ruling substantially to the effect of Core Ruling (4) is received as part of the IRS Private Letter Ruling, immediately following the receipt of such IRS Private Letter Ruling (but in no event prior to the Coniston Closing Date), in the manner set forth in the IRS Private Letter Ruling, Arsenal shall cause

Newco to merge with and into a newly formed, wholly owned Subsidiary of Arsenal that is, or otherwise elects to be, disregarded as an entity separate from its owner for US federal tax purposes (Exchange Sub), with Exchange Sub continuing as the surviving entity. This Agreement shall constitute a plan of reorganization pursuant to which, if such merger occurs, the Arsenal Exchange and such merger, taken together, are intended to constitute a “reorganization” under Code section 368(a), of which Arsenal and Newco are parties.
(d)	If a ruling substantially to the effect of Core Ruling (4) is not received as part of an IRS Private Letter Ruling, Arsenal shall not cause Newco to merge with and into Exchange Sub or liquidate Newco and will not consider such a merger or liquidation any earlier than the two-year anniversary of the Coniston Closing Date.

1.2	Cooperation of Arsenal

(a)	Arsenal and Manchester shall cooperate, and take, or use their respective commercially reasonable efforts to cause to be taken, all actions, and to do, or use their respective commercially reasonable efforts to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and give effect to the transactions contemplated by Section 1.1 in accordance with the terms of this Agreement.

(b)	Without limiting the foregoing, by a date as soon after the execution of this Agreement as is reasonably practicable, which date the Parties currently expect will be within ten (10) business days after the date hereof, Arsenal shall prepare and file with the SEC an information statement meeting the requirements of Regulation 14C under the Exchange Act and shall prepare any other notice required under the General Corporation Law of the State of Delaware, if any, to be sent to Arsenal stockholders to the extent required to give effect to the actions taken by the Written Consents. Arsenal shall respond to any comments or requests for additional information from the SEC or its staff as soon as practicable after receipt of any such comments or requests, and shall cause the information statement to be mailed to its stockholders at the earliest practicable time (and in no event later than five (5) business days after indication from the SEC staff that no further comments on the information statement will be forthcoming). Arsenal shall notify Manchester promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the information statement. Arsenal shall supply Manchester with copies of all correspondence between Arsenal or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the information statement. Prior to responding to any such comments or requests or the filing or mailing of the information statement, Arsenal shall provide Manchester with a reasonable opportunity to review and comment on any drafts of the information statement and all related correspondence and filings and shall give reasonable consideration to all comments proposed by Manchester. Manchester shall use all commercially reasonable efforts to cooperate with Arsenal and its advisers to provide as promptly as reasonably practicable any information or responses to comments or other assistance reasonably requested by Arsenal in connection with the foregoing.

2.	CONISTON TRANSACTION

2.1	Repurchase of Exchange Shares

Upon the terms and subject to the conditions of this Agreement, at the Coniston Closing, Manchester shall cause MPL, Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws) and

Arsenal shall buy from MPL, Kapiti and ACTS, 24,442,083 Arsenal Shares held by MPL, Kapiti and ACTS (the Repurchase Shares) for an aggregate consideration of $577.4 million (the Repurchase Consideration) at a price per Arsenal Share equal to $23.62. The Repurchase Consideration includes consideration in the amount of $4.80 per Arsenal Share for the agreement by Manchester to divest its Control over Arsenal, which consideration is an integral part of this Agreement without which the Parties would not have entered into this Agreement or the transactions contemplated hereby. The Repurchase Consideration shall be paid in U.S. dollars by wire transfer of immediately available funds to the Manchester Bank Account.
2.2	Public Secondary Offering

(a)	Upon the terms and subject to the conditions of this Agreement (including satisfaction of the Offering Conditions), Manchester shall use commercially reasonable efforts to, and shall cause Kapiti and ACTS to use their respective commercially reasonable efforts to, conduct a secondary public offering of the Secondary Offering Shares (the Secondary Offering) pursuant to which Kapiti and ACTS shall sell to the Lead Underwriters (as defined herein) and one or more of the underwriters set forth on Schedule 2.2(a) (the Underwriters), together with any syndicate established by such Underwriters, pursuant to a customary underwriting agreement, subject to the immediately following sentence, no fewer than 36,000,000 Secondary Offering Shares or such greater number of Secondary Offering Shares that in the reasonable good faith judgment of the board of directors of Manchester is necessary to maintain compliance immediately after the Coniston Closing with Sections LR 9.2.2A and LR 6.1.4(2) of the Listing Rules (UK) of the UK Listing Authority and London Stock Exchange (the Minimum Secondary Offering Shares), which number of Secondary Offering Shares shall be determined prior to the Launch Date and sold to the public by the Underwriters at the maximum price achievable under the circumstances but in any event at a price to the public of not less than $16.50 per Secondary Offering Share (the Floor Price). Subject to Section 2.2(b) below, the aggregate number of Secondary Offering Shares sold by Kapiti and ACTS to the Underwriters in the Secondary Offering shall not, when combined with the Repurchase Shares, result in Manchester holding, directly or indirectly, fewer than 15.5 million Arsenal Shares (or such lesser number of Arsenal Shares as may be agreed by the Audit Committee of the Arsenal Board of Directors) prior to any exercise of the Underwriters’ over-allotment option (the Greenshoe).

(b)	To the extent the sale by Kapiti and ACTS of Arsenal Shares to the Underwriters pursuant to the Greenshoe would result in Manchester’s direct or indirect shareholding in Arsenal falling below 15.5 million Arsenal Shares (or such lesser number of Arsenal Shares as may be agreed by the Audit Committee of the Arsenal Board of Directors) (the Manchester Greenshoe Limit) then Arsenal shall have a right of first refusal to issue and sell pursuant to the Greenshoe such number of Arsenal Shares as is equal to the difference between the number of Arsenal Shares required to satisfy the Greenshoe and the number of Arsenal Shares that Manchester may sell without falling below the Manchester Greenshoe Limit (the Arsenal Right of First Refusal). Arsenal shall notify Manchester and the Lead Underwriters in writing within two (2) business days after Arsenal receives the Launch Notice (as defined below) as to whether it wishes to exercise the Arsenal Right of First Refusal in the event the Underwriters exercise the Greenshoe. If Arsenal fails to so notify Manchester and the Lead Underwriters of its intention to exercise the Arsenal Right of First Refusal or notifies Manchester and the Lead Underwriters that it does not wish to exercise the Arsenal Right of First Refusal, Manchester shall be entitled to fully participate in the Greenshoe notwithstanding the Manchester Greenshoe Limit.

(c)	Subject to paragraph (g) below, upon the terms and subject to the conditions of this Agreement and the Relevant Provisions (as defined below) of the Registration Rights Agreement, prior to the receipt of both (x) the Emerald Stockholder Approval and (y) the Arsenal Stockholder Approval, Manchester shall determine in its commercially reasonable discretion the date of the launch of the Secondary Offering (the Launch Date). In exercising its commercially reasonable discretion in selecting a Launch Date, Manchester agrees to consult regularly with the joint book running Underwriters of the Secondary Offering designated as such on Schedule 2.2(c) (the Lead Underwriters) to determine the earliest date reasonably practicable at which the Lead Underwriters believe market conditions and legal and regulatory requirements, including satisfaction of the Offering Conditions, would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at the maximum price achievable during the offering period provided for herein, but in any event at a price to the public of not less than the Floor Price. If Manchester selects a Launch Date pursuant to this Section 2.2(c), then Manchester shall notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of the Minimum Secondary Offering Shares) by written notice given not less than five (5) business days prior to the intended Launch Date (the Launch Notice).
(d)	If a Launch Notice is delivered pursuant to paragraph (c) above, and prior to the Launch Date Manchester reasonably determines that it would not be feasible or in the best interests of Manchester to proceed on the then scheduled Launch Date or if the Offering Conditions no longer continue to be met on or after the then scheduled Launch Date, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date or Secondary Offering and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date and the process set forth in paragraphs (c), (e), (g), (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.

(e)	Upon the terms and subject to the conditions of this Agreement and the Relevant Provisions of the Registration Rights Agreement, after the receipt of both (x) the Emerald Stockholder Approval and (y) the Arsenal Stockholder Approval, so long as (i) the Manchester Shareholder Approval has been obtained, (ii) the actual five (5) trading day volume weighted average price of the Arsenal Shares has exceeded and continues to exceed the Floor Price and (iii) each of the Offering Conditions (other than clause (iv) of the definition of “Market Disruption” and clauses (vii) and (viii) of the definition of “Offering Conditions” (collectively, the Special Offering Conditions)) is met, then Arsenal shall be entitled to deliver to Manchester a written demand that Manchester proceed with the Secondary Offering (a Launch Demand). Within two (2) business days after receipt by Manchester of such Launch Demand, Manchester shall, if each of the Offering Conditions (including the Special Offering Conditions) continues to be met, select a Launch Date within the subsequent five (5) trading day period that Manchester reasonably determines after consultation with the Lead Underwriters is the most likely date during such five (5) trading day period to result in a sale to the public by the Underwriters of the Minimum Secondary Offering Shares at the maximum price achievable during such offering period, but in any event at a price to the public of not less than the Floor Price; provided, that, if the Launch Demand is delivered during the Market Holiday or within five (5) trading days prior to the commencement of the Market Holiday, then Manchester shall select as the Launch Date the first trading day after the expiration of the Market Holiday. If Manchester selects a Launch Date pursuant to this Section 2.2(e), then Manchester shall promptly notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of Minimum Secondary Offering Shares) by written notice (also referred to herein as the Launch Notice). If following receipt of a Launch Demand, Manchester fails to select a Launch Date, postpones a then scheduled Launch Date or Secondary Offering or fails thereafter to establish a new Launch Date, in each case because of a failure of any of the Offering Conditions to be met, Manchester shall, within one (1) business day of such failure or postponement, provide Arsenal and Emerald with the information relied upon by the board of directors of Manchester in determining that any such Offering Condition fails to be met, including the material information and advice provided to Manchester by any of the Lead Underwriters relating to such matter.
(f)	If a Launch Notice is delivered pursuant to paragraph (e) above and (x) prior to the then scheduled Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone such Launch Date because either (1) prior to such Launch Date the Offering Conditions no longer continue to be met or (2) the board of directors of Manchester determines in its reasonable good faith judgment that the Offering Conditions will not be met during the eight (8) business days immediately following such Launch Date or (y) after the Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone the Secondary Offering because the Offering Conditions no longer continue to be met, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date (in the case of subclause (x)) or Secondary Offering (in the case of subclause (y)) and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date at the earliest date reasonably practicable thereafter at which the Offering Conditions are expected to be satisfied and market conditions and legal and regulatory requirements would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price and the process set forth in paragraphs (e), (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.

(g)	Upon the terms and subject to the conditions of this Agreement and the Relevant Provisions of the Registration Rights Agreement, if the Emerald Definitive Agreement is terminated in accordance with its terms, after the date of such termination, so long as (i) the Manchester Shareholder Approval has been obtained, (ii) the actual five (5) trading day volume weighted average price of the Arsenal Shares has exceeded and continues to exceed the Floor Price and (iii) each of the Offering Conditions (other than the Special Offering Conditions) is met, then Arsenal shall be entitled to deliver to Manchester a Launch Demand (a Termination Launch Demand). Within two (2) business days after receipt by Manchester of such Termination Launch Demand, Manchester shall, if each of the Offering Conditions (including the Special Offering Conditions) continues to be met, select a Launch Date within the subsequent twenty (20) trading day period that Manchester reasonably determines after consultation with the Lead Underwriters is the most likely date during such twenty (20) trading day period to result in a sale to the public by the Underwriters of the Minimum Secondary Offering Shares at the maximum price achievable during such offering period, but in any event at a price to the public of not less than the Floor Price; provided, that, if the Termination Launch Demand is delivered during the Market Holiday or within five (5) trading days prior to the commencement of the Market Holiday, then Manchester shall select a Launch Date within the ten (10) trading day period after the expiration of the Market Holiday. If Manchester selects a Launch Date pursuant to this Section 2.2(g), then Manchester shall promptly notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of Minimum Secondary Offering Shares) by written notice (also referred to herein as the Launch Notice). If following receipt of a Termination Launch Demand, Manchester fails to select a Launch Date, postpones a then scheduled Launch Date or Secondary Offering or fails thereafter to establish a new Launch Date, in each case because of a failure of any of the Offering Conditions to be met, Manchester shall, within one (1) business day of such failure or postponement, provide Arsenal with the information relied upon by the board of directors of Manchester in determining that any such Offering Condition fails to be met, including the material information and advice provided to Manchester by any of the Lead Underwriters relating to such matter.

(h)	If a Launch Notice is delivered pursuant to paragraph (g) above and (x) prior to the then scheduled Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone such Launch Date because either (1) prior to such Launch Date the Offering Conditions no longer continue to be met or (2) the board of directors of Manchester determines in its reasonable good faith judgment that the Offering Conditions will not be met during the eight (8) business days immediately following such Launch Date or (y) after the Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone the Secondary Offering because the Offering Conditions no longer continue to be met, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date (in the case of subclause (x)) or Secondary Offering (in the case of subclause (y)) and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date at the earliest date reasonably practicable thereafter at which the Offering Conditions are expected to be satisfied and market conditions and legal and regulatory requirements would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price and the process set forth in paragraph (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.
(i)	Unless the Launch Date specified in a Launch Notice or in response to a Launch Demand has been rescheduled in accordance with Section 2.2(d), (f) or (h), on the Launch Date specified in a Launch Notice or in response to a Launch Demand, Manchester shall request that Arsenal (and Arsenal shall), and Manchester and Arsenal shall use their respective commercially reasonable efforts to cause, the Lead Underwriters to publicly announce the commencement on the Launch Date of and conduct a road show that lasts not more than five (5) business days beginning on the Launch Date assuming full-time participation by Arsenal’s CEO and CFO during that period in accordance with Section 2.2(k). At the end of such five (5) business day period (or such lesser period as agreed to by Manchester after consultation with the Lead Underwriters), assuming continued satisfaction of the Offering Conditions, Manchester shall formally request, and shall use its commercially reasonable efforts to cause, the Lead Underwriters to execute and deliver an underwriting agreement in reasonably customary form, reasonably satisfactory to the Lead Underwriters and that contains terms not inconsistent with Section 2.4(m) and 2.5(a) of the Registration Rights Agreement, for a firm commitment, fixed price underwritten public offering that includes the highest price the Lead Underwriters are prepared to offer to the public for the Minimum Secondary Offering Shares, which price is equal to or greater than the Floor Price (an Acceptable Underwriting Agreement). If the Lead Underwriters present Manchester and Arsenal with an Acceptable Underwriting Agreement, then Manchester and Arsenal shall promptly execute and deliver, and Manchester shall cause Kapiti and ACTS to execute and deliver, such Acceptable Underwriting Agreement and agree to be bound thereby, and thereafter Manchester and Arsenal shall comply with such Acceptable Underwriting Agreement and shall use their respective commercially reasonable efforts to cause the Secondary Offering to be completed. Manchester and Arsenal shall not execute an Acceptable Underwriting Agreement that prevents either Manchester or Arsenal from complying with its obligations under this Section 2.2.

(j)	Offering Conditions shall mean (i) a shelf registration statement has been filed with the SEC and is effective that permits Manchester, Kapiti and ACTS to conduct the Secondary Offering (the Secondary Offering Registration Statement), (ii) Arsenal has complied with its obligations under Section 2.2(k) and the Relevant Provisions of the Registration Rights Agreement (except for any failures that have not had and would not reasonably be expected to have a material adverse effect on the Secondary Offering, including by affecting the ability of the Lead Underwriters to enter into an Acceptable Underwriting Agreement), (iii) Arsenal has advised Manchester that the Secondary Offering Registration Statement, the related prospectus and any documents incorporated or deemed to be incorporated therein by reference (x) are appropriately responsive in all material respects to the requirements of the Securities Act and/or the Exchange Act, as applicable, and (y) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) Arsenal has advised Manchester that it is prepared to enter into an underwriting agreement satisfactory to the Underwriters and is able to cause to be delivered the opinions of counsel and “cold comfort” letters from its independent certified public accountants, in each case as contemplated by such underwriting agreement and Section 2.4(m) of the Registration Rights Agreement, (v) no Market Disruption is then in effect, (vi) no SEC stop order that would suspend the effectiveness of the Secondary Offering Registration Statement is in effect and no proceedings for the issuance of an SEC stop order have been initiated, (vii) no pending earnings announcement or other material disclosure regarding Arsenal or Emerald is determined by the board of directors of Manchester, in its reasonable good faith judgment after receipt of advice from the Lead Underwriters, to warrant a delay in such offering because a failure to so delay is expected to materially interfere with the ability to sell the Minimum Secondary Offering Shares at or above the Floor Price and (viii) the actual five (5) trading day volume weighted average price of the Arsenal Shares is not determined by the board of directors of Manchester, in its reasonable good faith judgment after receipt of advice from the Lead Underwriters, to fail to exceed or continue to exceed the Floor Price by an amount sufficient to permit the Secondary Offering to be completed at or above the Floor Price. Relevant Provisions of the Registration Rights Agreement means Sections 2.1, 2.3(a), 2.4, 2.7, 2.8 and 2.9(a) and (b) thereof.
(k)	Without limiting in any way Manchester’s rights under the Relevant Provisions of the Registration Rights Agreement, from the date of this Agreement until the Coniston Closing, Arsenal shall, and shall cause its Affiliates and each of its and their respective representatives to, and shall use its commercially reasonable efforts to cause Emerald and its Affiliates and each of their respective representatives to, use each of their commercially reasonable efforts to provide all cooperation reasonably requested by Manchester or the Underwriters in connection with the Secondary Offering, including using commercially reasonable efforts to (a) cause appropriate executive officers and employees of Arsenal and Emerald (i) to be reasonably available to meet with the Underwriters, rating agencies and prospective investors in meetings, presentations, road shows and due diligence sessions (it being understood, and Arsenal agrees, that during the road show that occurs after the Launch Date, the participation of Arsenal’s CEO and CFO shall be required on a full-time basis including travel to meet prospective and current investors), (ii) to provide reasonable and customary management and legal representations to auditors and (iii) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (b) otherwise reasonably cooperate with the marketing efforts of Manchester and the Underwriters for the Secondary Offering, (c) furnish Manchester and the Underwriters and their respective counsel promptly with all reasonable and customary financial information regarding Arsenal and Emerald and all documents reasonably necessary for their due diligence review as shall exist (or if not existing, using commercially reasonable efforts to prepare such reasonable and customary financial information) and as may be reasonably requested by Manchester or the Underwriters, (d) promptly prepare a registration statement, prospectus and prospectus supplement for the Secondary Offering and provide Manchester and the Underwriters and their respective counsel with a reasonable opportunity to review and comment thereon, (e) obtain customary comfort letters from the auditors of Arsenal and Emerald and consent from such auditors for use of any of their audit reports (including but not limited to by including such reports in any offering or information documents for the Secondary Offering, including any registration statement or related prospectus) and SAS 100 reviews, (f) obtain customary legal opinions or other certificates or documents of Arsenal and Emerald as may reasonably be requested by Manchester or the Underwriters, (g) prepare any financial information as required by the rules and regulations of the SEC and (h) take such reasonable and customary further actions that the Underwriters or their counsel deem reasonably necessary or required in order to consummate the Secondary Offering, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched on or prior to the Launch Date in accordance with the Registration Rights Agreement. From the date of this Agreement until the Coniston Closing, Manchester shall, and shall cause its Affiliates and each of its and their respective representatives to, use commercially reasonable efforts to provide all cooperation reasonably requested by Arsenal and the Underwriters in connection with the Secondary Offering, including using commercially reasonable efforts to (a) furnish Arsenal promptly with all reasonable and customary information regarding Manchester required in connection with the registration statement and prospectus for the Secondary Offering and (b) obtain customary legal opinions or other certificates or documents as may reasonably be requested by Arsenal or the Underwriters, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched on or prior to the Launch Date in accordance with the Registration Rights Agreement.
(l)	If notwithstanding compliance with the provisions of this Section 2.2 the Lead Underwriters do not offer an Acceptable Underwriting Agreement at the end of the scheduled road show following a Launch Date, then until this Agreement terminates or expires in accordance with its terms the process set forth in paragraphs (e), (g) and (i) of this Section 2.2 shall apply in respect of any new Launch Date mutatis mutandis.

(m)	The closing of the Greenshoe (the Greenshoe Closing) shall take place at the time and in the manner provided in, and upon the terms and subject to the conditions of, the Underwriting Agreement.

(n)	For avoidance of doubt, notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that (A) while Manchester agrees to use its commercially reasonable efforts to cause the Lead Underwriters to do so, Manchester is unable to cause the Lead Underwriters to offer to execute an Acceptable Underwriting Agreement and nothing herein is intended to (x) imply any commitment on the part of the Lead Underwriters to do so or (y) represent the ability of the Lead Underwriters to sell the Minimum Secondary Offering Shares at a price to the public of not less than the Floor Price and (B) the execution by the Lead Underwriters of an Acceptable Underwriting Agreement is a condition to the Secondary Offering.

(o)	For avoidance of doubt, notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, the Parties acknowledge and agree that Arsenal is entitled to file an automatic universal shelf promptly after execution of this Agreement, copies of which have been made available to Manchester.

2.3	Coniston Closing

The closing of the Arsenal Exchange and the Coniston Transaction (the Coniston Closing) shall take place as soon as reasonably practicable, but in no event later than three (3) business days following the satisfaction of all conditions precedent to closing of the Coniston Transaction set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied at the Coniston Closing, but subject to the satisfaction of those conditions), or at such other time and date as shall be mutually agreed between Manchester and Arsenal (the Coniston Closing Date).

2.4	Coniston Closing Deliveries

At the Coniston Closing:
(a)	Manchester shall cause Kapiti and ACTS to transfer, convey and deliver to Arsenal the Newco Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(b)	Arsenal shall issue to Kapiti and ACTS the Exchange Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(c)	Manchester shall cause MPL, Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal the Repurchase Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(d)	Arsenal shall deliver to Manchester the Repurchase Consideration;

(e)	Manchester shall deliver to Arsenal the resignations of Manchester’s current nominees to the Arsenal Board of Directors (other than those being nominated by Manchester pursuant to the Amended and Restated Relationship Agreement);

(f)	Arsenal shall deliver to Manchester the certificate called for in Section 7.1(b)(vi) and (vii), and Manchester shall deliver to Arsenal the certificate called for in Section 7.1(c)(v) and (vi);

(g)	Each Party shall deliver to the other Party duly executed counterparts of each Transaction Document that is to be entered into on the Coniston Closing Date;

(h)	Manchester shall deliver to Arsenal a statement from Newco as provided for under the Code and applicable Treasury regulations certifying that Newco is not, and has not been, a “United States real property holding corporation”;

(i)	Manchester shall deliver to Arsenal the corporate books and records of Newco, including true and correct copies of all documents relating to the US Reorganization; and

(j)	Manchester shall cause the PLR Bank Guarantee and the Historic Bank Guarantee to be delivered to Arsenal.
2.5	Withholding Taxes

All consideration delivered pursuant to this Section 2 or Section 3 shall not be reduced by, and shall be made free and clear of, any withholding or similar Taxes (provided that the statement described in Section 2.4(h) shall have been delivered).

3.	CONTINGENT REPURCHASE TRANSACTION

3.1	Contingent Repurchase of Arsenal Shares

Upon the satisfaction of all conditions precedent necessary for closing of the Emerald Transaction (other than that the Coniston Closing shall have occurred and other than those conditions that by their nature are to be satisfied on the date of the closing of the Emerald Transaction), Arsenal shall provide written notice stating the same to Manchester in the form of a certificate signed by duly authorized representatives of both Arsenal and Emerald. Manchester shall have ten (10) business days after receipt of such certificate to provide a written notice (the Contingent Repurchase Election Notice) to Arsenal requiring it to purchase the Contingent Repurchase Shares (the Contingent Repurchase). If Manchester provides the Contingent Repurchase Election Notice, then the Contingent Repurchase Consideration shall be paid by Arsenal at the Contingent Repurchase Closing in U.S. dollars by wire transfer of immediately available funds to the Manchester Bank Account.

3.2	Contingent Repurchase Closing

The closing of the Contingent Repurchase (the Contingent Repurchase Closing) shall take place on the later of (i) the second business day after the Emerald Closing and (ii) the fifth business day after Manchester has provided the Contingent Repurchase Election Notice, or at such other time and date as shall be mutually agreed between Manchester and Arsenal (the Contingent Repurchase Closing Date), in either case subject to the satisfaction of all conditions precedent to the Contingent Repurchase Closing set forth in Section 7.2.

3.3	Contingent Repurchase Closing Deliveries

At the Contingent Repurchase Closing:
(a)	Manchester shall cause Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal the Contingent Repurchase Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws); and

(b)	Arsenal shall deliver to Manchester the Contingent Repurchase Consideration.
4.	REPRESENTATIONS AND WARRANTIES OF MANCHESTER

Manchester represents and warrants to Arsenal that:

4.1	Organization; Authority; Execution and Delivery; Enforceability
(a)	Manchester is a public limited company duly formed and validly existing under the Laws of England and Wales.

(b)	Manchester has all necessary corporate power and authority to enter into this Agreement and each Transaction Document to which it is, or will be, a party, and, subject to obtaining the Manchester Shareholder Approval, to perform its obligations under this Agreement and each such Transaction Document and to complete the Coniston Transaction and the Contingent Repurchase. The execution, delivery and performance by Manchester of this Agreement, each of the Written Consents and each Transaction Document to which it is, or will be a party, and, subject to obtaining the Manchester Shareholder Approval, the completion of the Coniston Transaction and the Contingent Repurchase have been duly authorized and all necessary corporate proceedings on the part of Manchester have been taken. This Agreement has been, and each of the Written Consents and each Transaction Document to which Manchester is, or will be, a party has been or will be, duly executed and delivered by Manchester, and assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Manchester, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c)	Kapiti is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. ACTS is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. MPL is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. Each of Kapiti and ACTS have all necessary corporate power and authority to complete the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase. MPL has all necessary corporate power and authority to complete the Coniston Transaction. The completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase have been duly authorized and all necessary corporate proceedings on the part of each of Kapiti and ACTS have been taken. The completion of the Coniston Transaction has been duly authorized and all necessary corporate proceedings on the part of MPL have been taken.
(d)	At the Coniston Closing Date, Newco will be a corporation duly formed and validly existing under the Laws of the State of Delaware. At the Coniston Closing date, Newco will have full power and authority to own or lease and to operate and use its assets and properties and to conduct its business as then conducted. True and complete copies of the certificate of incorporation and all amendments thereto and of the by-laws, as amended to date, of Newco will have been delivered to Arsenal on or prior to the Coniston Closing Date.

(e)	Immediately prior to the date of this Agreement, the board of directors of Manchester (or a duly constituted committee thereof), at a meeting duly called and held, duly adopted resolutions resolving to: (i) recommend that Manchester’s shareholders approve the transactions contemplated by this Agreement in the manner required by LR13.3.1R(5) of the Listing Rules of the Financial Service Authority; and (ii) approve this Agreement, each Transaction Document to which Manchester is, or will be, a party and the transactions contemplated hereby and thereby, including the Coniston Transaction and the Contingent Repurchase.

4.2	No Conflicts; Consents

(a)	The execution, delivery and, subject to obtaining the Manchester Shareholder Approval, performance of this Agreement by Manchester and of each of the Written Consents and each Transaction Document to which it is, or will be, a party do not, and, subject to obtaining the Manchester Shareholder Approval, the completion of the Coniston Transaction and the Contingent Repurchase will not, (i) conflict with or violate the articles of association of Manchester, (ii) conflict with or violate any applicable Law or Order applicable to Manchester or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Manchester’s assets pursuant to, any material Contract or other instrument or obligation to which Manchester is a party or by which Manchester or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Manchester to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Manchester.

(b)	The completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase will not, (i) conflict with or violate the articles of association of Kapiti or ACTS, (ii) conflict with or violate any applicable Law or Order applicable to Kapiti or ACTS or their respective assets (including the Newco Shares), or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of Kapiti or ACTS (including the Newco Shares) pursuant to, any material Contract or other instrument or obligation to which Kapiti or ACTS is a party or by which Kapiti or ACTS or their respective assets (including the Newco Shares) are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Kapiti or ACTS to perform its respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Kapiti or ACTS.
(c)	The completion of the Coniston Transaction will not, (i) conflict with or violate the articles of association of MPL, (ii) conflict with or violate any applicable Law or Order applicable to MPL or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of MPL pursuant to, any material Contract or other instrument or obligation to which MPL is a party or by which MPL or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of MPL to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by MPL.

(d)	Other than the filing with the UK Listing Authority of the Circular, the execution, delivery and performance by Manchester of this Agreement and each Transaction Document to which it is, or will be, a party do not, and the completion of the Coniston Transaction and the Contingent Repurchase will not, require any Governmental Authorization to be obtained by Manchester, Kapiti, ACTS, MPL or Newco or any filing with any Governmental Authority to be made by Manchester, Kapiti, ACTS, MPL or Newco.

4.3	Litigation

As of the date of this Agreement, there are not any (a) Proceedings pending or, to the Knowledge of Manchester, threatened against or affecting Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates or (b) investigations by any Governmental Authority that are pending or, to the Knowledge of Manchester, threatened against or affecting Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates that, in either case, would, individually or in the aggregate, materially adversely affect the ability of Manchester to perform its obligations under this Agreement or any Transaction Document to which it is, or will be, a party or affect the ability of Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates to complete the Arsenal Exchange, the Coniston Transaction or the Contingent Repurchase in accordance with the terms hereof.

4.4	Repurchase Shares; Contingent Repurchase Shares

(a)	Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Coniston Closing Date, MPL, Kapiti and ACTS will own, in the aggregate, at least 79,811,511 Arsenal Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Coniston Closing Date, the Repurchase Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and none of MPL, Kapiti or ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Repurchase Shares that purport to (i) prohibit MPL, Kapiti or ACTS from transferring the Repurchase Shares to Arsenal as contemplated by this Agreement or (ii) affect the Repurchase Shares or Arsenal after such transfer. Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, upon delivery of the Repurchase Shares in exchange for the Repurchase Consideration on the Coniston Closing Date, Arsenal will acquire good, valid and marketable title to all of the Repurchase Shares free and clear of all

Liens, other than any Liens or restrictions imposed on the Repurchase Shares solely by virtue of applicable securities laws.
(b)	Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Contingent Repurchase Closing Date, Kapiti and ACTS will own, in the aggregate, at least the number of Arsenal Shares set forth in the Contingent Repurchase Election Notice free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Contingent Repurchase Closing Date, the Contingent Repurchase Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and neither Kapiti nor ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Contingent Repurchase Shares that purport to (i) prohibit Kapiti or ACTS from transferring the Contingent Repurchase Shares to Arsenal as contemplated by this Agreement or (ii) affect the Contingent Repurchase Shares or Arsenal after such transfer. Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, upon delivery of the Contingent Repurchase Shares in exchange for the Contingent Repurchase Consideration on the Contingent Repurchase Closing Date, Arsenal will acquire good, valid and marketable title to all of the Contingent Repurchase Shares free and clear of all Liens, other than any Liens or restrictions imposed on the Contingent Repurchase Shares solely by virtue of applicable securities laws.

4.5	Newco Capitalization; No Liabilities or Obligations

(a)	At the Coniston Closing Date, the authorized capital stock of Newco will consist of one hundred thousand (100,000) common shares, par value $0.01 per share, of which sixty-one thousand three hundred eight (61,308) common shares, constituting the Newco Shares, will be issued and outstanding. At the Coniston Closing Date, except for the Newco Shares, there will be no shares of capital stock or other equity securities of Newco issued, reserved for issuance, held by Newco as treasury stock or outstanding. At the Coniston Closing Date, the Newco Shares will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to or issued in violation of any purchase option, warrant, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or bylaws of Newco or any Contract to which Newco is a party or Newco or the Newco Shares are otherwise bound. At the Coniston Closing Date, there will not be any bonds, debentures, notes or other indebtedness of Newco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Newco Shares may vote. At the Coniston Closing Date, there will not be any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Newco is a party or by which Newco or the Newco Shares are bound (i) obligating Newco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Newco, (ii) obligating Newco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Newco Shares. At the Coniston Closing Date, there will not be any outstanding contractual obligations of Newco to repurchase, redeem or otherwise acquire any shares of capital stock of Newco.

(b)	At the Coniston Closing Date, except for the Arsenal Shares owned by it, Newco will not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity. From and after June 1, 2010, except for the Arsenal Shares owned directly or indirectly by it and the Subsidiaries listed on Schedule 4.5(b) (which have no operations), Newco will not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity. True and correct copies of any Contracts relating to the previously completed steps contemplated by the Restructuring Slides have been provided to Arsenal.

(c)	At the Coniston Closing Date, other than the ownership of capital stock of its Subsidiaries and Arsenal Shares, neither Newco nor any predecessor of Newco will have (i) conducted any business activities within the five (5) years prior to the date thereof, (ii) any liabilities (whether absolute, contingent or accrued) other than liabilities related to any Tax, (iii) any Contracts binding upon it other than those pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (iv) any operations of any kind whatsoever or (v) any obligations other than obligations related to any Tax, routine corporate filings in the State of Delaware or those pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. No other business entity has been merged into Newco or any predecessor of Newco within the past five (5) years.

4.6	The Newco Shares; Arsenal Shares Owned by Newco

(a)	At the Coniston Closing Date, Kapiti and ACTS will own, in the aggregate, 100% of the Newco Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). At the Coniston Closing Date, the Newco Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and neither Kapiti nor ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Newco Shares that purport to (i) prohibit Kapiti or ACTS from transferring the Newco Shares to Arsenal as contemplated by this Agreement or (ii) affect the Newco Shares or Arsenal after such transfer. Upon delivery of the Newco Shares in exchange for the Exchange Shares on the Coniston Closing Date, Arsenal will acquire good, valid and marketable title to all of the Newco Shares free and clear of all Liens, other than any Liens or restrictions imposed on the Newco Shares solely by virtue of applicable securities laws.

(b)	At the Coniston Closing Date, Newco will own 61,308,295 Arsenal Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). At the Coniston Closing Date, the Arsenal Shares owned by Newco (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and Newco will not be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Arsenal Shares owned by it that purport to affect the Arsenal Shares owned by Newco or Arsenal after the Coniston Closing Date. Upon delivery of the Newco Shares in exchange for the Exchange Shares on the Coniston Closing Date, Newco will continue to have good, valid and marketable title to all of the Arsenal Shares owned by it free and clear of all Liens, other than any Liens or restrictions imposed on the Arsenal Shares owned by Newco solely by virtue of applicable securities laws.

4.7	Brokers

Other than as set forth on Schedule 4.7, the fees and expenses of which shall be paid by Manchester, no Person has or will have, as a result of the Coniston Transaction or the Contingent Repurchase, any right, interest or valid claim against or upon any Party for any commission, fee or other compensation as a finder or broker because of any act or omission by Manchester, Kapiti, ACTS, MPL, Newco, their respective Affiliates or any of their respective representatives.

4.8	Taxes

Except as set forth on Schedule 4.8, to the Knowledge of Manchester:

(a)	all material Taxes (whether or not shown on any Tax Return) owed by Newco or any Company Group, or for which Newco or any Company Group may otherwise be liable, have been timely paid;

(b)	each of Newco and each Company Group has filed all material Tax Returns required to be filed by it and has paid all Taxes shown thereon to be payable;

(c)	all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid by Newco and each Company Group for the periods covered thereby;

(d)	Newco has not been a member of any Company Group other than the one of which it is presently the common parent, and Newco does not have any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) under any tax indemnification arrangement, as transferee or successor; and

(e)	during the last five (5) years, neither Newco nor any current or former Subsidiary of Newco nor any member of any Company Group has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

For purposes of this Section 4.8, all references to Newco shall include any predecessor of Newco.

5.	REPRESENTATIONS AND WARRANTIES OF ARSENAL

Arsenal represents and warrants to Manchester that:

5.1	Organization; Authority; Execution and Delivery; Enforceability

(a)	Arsenal is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)	Arsenal has all necessary corporate power and authority to (i) enter into this Agreement and each Transaction Document to which it is, or will be, a party, (ii) subject to obtaining and the effectiveness of the Arsenal Written Consent, perform its obligations under this Agreement and each such Transaction Document and to complete the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase and (iii) subject to obtaining and the effectiveness of the Written Consents and obtaining the Arsenal Stockholder Approval, complete the Emerald Transaction. The execution, delivery and performance by Arsenal of this Agreement and each Transaction Document to which it is, or will be a party, and, subject to obtaining the Arsenal Written Consent, the completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase and, subject to obtaining and the effectiveness of the Written Consents and obtaining the Arsenal Stockholder Approval, the Emerald Transaction, have been duly authorized and all necessary corporate proceedings on the part of Arsenal have been taken. This Agreement has been, and each Transaction Document to which Arsenal is, or will be, a party has been or will be, duly executed and delivered by Arsenal, and assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Arsenal, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.
(c)	The board of directors and the Audit Committee of Arsenal, at a meeting duly called and held, duly adopted resolutions resolving to: (i) recommend that Arsenal’s stockholders approve the transactions contemplated by this Agreement and the Emerald Definitive Agreement; and (ii) approve this Agreement, the Emerald Definitive Agreement, each Transaction Document to which Arsenal is, or will be, a party and the transactions contemplated hereby and thereby, including the Coniston Transaction, the Emerald Transaction and the Contingent Repurchase, in the manner required by the General Corporation Law of the State of Delaware and Arsenal’s Second Amended and Restated Certificate of Incorporation and Bylaws.

5.2	No Conflicts; Consents

(a)	Other than as set forth on Schedule 5.2(a), the execution, delivery and performance of this Agreement by Arsenal and of each Transaction Document to which it is, or will be, a party do not, and the completion of the Arsenal Exchange and the Coniston Transaction will not, (i) assuming Manchester complies with its obligations under this Agreement, conflict with or violate the certificate of incorporation, bylaws or other organizational documents of Arsenal, (ii) conflict with or violate any applicable Law or Order applicable to Arsenal or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Arsenal’s assets pursuant to, any material Contract or other instrument or obligation to which Arsenal is a party or by which Arsenal or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Arsenal to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Arsenal.

(b)	Assuming that all consents, approvals, authorizations and other actions described in Section 5.2(e) have been obtained and all filings and obligations described in Section 5.2(e) have been made, the completion of the Emerald Transaction and the Contingent Repurchase will not, other than as set forth on Schedule 5.2(a), (i) assuming Manchester complies with its obligations under this Agreement, conflict with or violate the certificate of incorporation, bylaws or other organizational documents of Arsenal, (ii) conflict with or violate any applicable Law or Order applicable to Arsenal or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Arsenal’s assets pursuant to, any material Contract or other instrument or obligation to which Arsenal is a party or by which Arsenal or its assets are otherwise bound; except, in the case of clauses (ii) and (iii) as they relate to the Emerald Transaction, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, have an Arsenal Material Adverse Effect or materially impair the ability of Arsenal to perform its obligations hereunder or under the Emerald Definitive

Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by Arsenal.

(c)	The completion of the merger with Newco will not, (i) conflict with or violate the certificate of incorporation or bylaws of Exchange Sub, (ii) conflict with or violate any applicable Law or Order applicable to Exchange Sub or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of Exchange Sub pursuant to, any material Contract or other instrument or obligation to which Exchange Sub is a party or by which Exchange Sub or its assets are otherwise bound.

(d)	Other than filings with the SEC and the filing of the amendments to Arsenal’s certificate of incorporation with the Secretary of State of the State of Delaware, the execution, delivery and performance by Arsenal of this Agreement and each Transaction Document to which it is, or will be, a party do not, and the completion of the Arsenal Exchange and the Coniston Transaction will not, require any Governmental Authorization to be obtained by Arsenal or Exchange Sub or any filing with any Governmental Authority to be made by Arsenal or Exchange Sub.

(e)	No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the completion by Arsenal of the Emerald Transaction and the Contingent Repurchase, except (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) for the filing of the amendments to Arsenal’s certificate of incorporation and the certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Arsenal or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by applicable Takeover Laws, (iv) applicable requirements, if any, of state securities or “blue sky” laws and Nasdaq, (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have an Arsenal Material Adverse Effect or materially impair the ability of Arsenal to perform its obligations under the Emerald Definitive Agreement or prevent the consummation of any of the transactions contemplated thereby by Arsenal.

5.3	Litigation

As of the date of this Agreement, there are not any (a) Proceedings pending or, to the Knowledge of Arsenal, threatened against or affecting Arsenal, Exchange Sub or any of their respective Affiliates or (b) investigations by any Governmental Authority that are pending or, to the Knowledge of Arsenal, threatened against or affecting Arsenal, Exchange Sub or any of their respective Affiliates that, in either case, would, individually or in the aggregate, materially adversely affect the ability of Arsenal to perform its obligations under this Agreement or any Transaction Document to which it is, or will be, a party or affect the ability of Arsenal, Exchange Sub or any of their respective Affiliates to complete the Arsenal Exchange, the Coniston Transaction or the Contingent Repurchase in accordance with the terms hereof or the Emerald Transaction in accordance with the terms of the Emerald Definitive Agreement.

5.4	Change of Control

No Contract with any employee, officer or director of Arsenal or its Subsidiaries to which Arsenal or any of its Subsidiaries is a party or is otherwise bound contains any “change of control” or similar provision that would be triggered, in whole or in part, or that would otherwise give rise to any payment or acceleration of any benefit to such employee, officer or director, or loss of any benefit to Arsenal or its Subsidiaries, as a result of the completion of the Coniston Transaction, the Emerald Transaction or the Contingent Repurchase.
5.5	The Exchange Shares

At the Coniston Closing Date, the Exchange Shares will have been duly authorized, validly issued and be fully paid and non-assessable. At the Coniston Closing Date, the Exchange Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and Arsenal will not be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Exchange Shares that purport to (i) prohibit Arsenal from transferring the Exchange Shares to Kapiti and ACTS as contemplated by this Agreement or (ii) affect the Exchange Shares or Kapiti or ACTS after such transfer. Upon delivery of the Exchange Shares in exchange for the Newco Shares on the Coniston Closing Date, Kapiti and ACTS will acquire good, valid and marketable title to all of the Exchange Shares, which will be fully paid, nonassessable and free and clear of all Liens, other than any Liens or restrictions imposed on the Exchange Shares solely by virtue of applicable securities laws.

5.6	Financial Capability

(a)	Attached as Exhibit 3 hereto is a true and complete copy of a commitment letter (the Commitment Letter), pursuant to which J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Barclays Capital, UBS Securities LLC and UBS Loan Finance LLC (the Financing Source) have agreed, subject to the terms and conditions set forth therein, to provide financing in the aggregate amount set forth therein (the Financing).

(b)	As of the date hereof, except as set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Financing Source to provide the Financing or that would permit the Financing Source to cancel or reduce the total amount of the Financing.

(c)	As of the date hereof, subject to its terms and conditions, the Financing, if funded in accordance with the Commitment Letter, together with available cash, would provide Arsenal with acquisition financing (i) on the Coniston Closing Date sufficient for Arsenal to complete the purchase of the Repurchase Shares at the Coniston Closing and to pay related fees and expenses incurred by Arsenal or for which Arsenal is responsible and (ii) on the Contingent Repurchase Closing Date sufficient for Arsenal to complete the purchase of the Contingent Repurchase Shares at the Contingent Repurchase Closing and to pay related fees and expenses incurred by Arsenal or for which Arsenal is responsible, in each case on the terms and subject to the conditions contemplated hereby and thereby.

(d)	As of the date hereof, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Arsenal and, to the Knowledge of Arsenal, the Financing Source, and (assuming that the Commitment Letter constitutes such obligation of the Financing Source) is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

5.7	Brokers

Other than as set forth on Schedule 5.7, the fees and expenses of which shall be paid by Arsenal, no Person has or will have, as a result of the Coniston Transaction, the Emerald Transaction or the Contingent Repurchase, any right, interest or valid claim against or upon any Party for any commission, fee or other compensation as a finder or broker because of any act or omission by Arsenal, any of its Affiliates or any of its or their respective representatives.

5.8	Emerald Definitive Agreement

Attached as Exhibit 4 is a true, complete and correct copy of the Emerald Definitive Agreement. As of the date of this Agreement, (i) the Emerald Definitive Agreement has not been amended, supplemented or modified in any respect and (ii) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), the Emerald Definitive Agreement, upon execution by the parties thereto, will be in full force and effect, and will be a valid and binding obligation of Arsenal and Merger Sub (assuming the valid authorization, execution and delivery of the Emerald Definitive Agreement by Emerald and the validity and binding effect of the Emerald Definitive Agreement on Emerald, which to the Knowledge of Arsenal is the case) and, to the Knowledge of Arsenal, Emerald and the other parties thereto. There are no conditions precedent related to the Emerald Transaction, other than as set forth in the Emerald Definitive Agreement. No state of facts exists or event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Arsenal or Merger Sub under any term or condition of the Emerald Definitive Agreement that would, with or without notice, lapse of time or both, result in the failure to satisfy the condition set forth in Section 6.2(a) of the Emerald Definitive Agreement.

6.	ADDITIONAL AGREEMENTS

6.1	Arsenal Financing

Without limiting any of its obligations under this Agreement and/or the Commitment Letter, during the period from the date hereof to the earlier of (i) the Contingent Repurchase Closing Date or, if Manchester elects not to require Arsenal to complete the Contingent Repurchase, the Coniston Closing Date and (ii) that date on which this Agreement is terminated, (a) Arsenal shall pay, or cause to be paid, the commitment fees specified in the Commitment Letter as and when due and shall use commercially reasonable efforts to comply with its obligations and enforce its rights under the Commitment Letter in a timely manner, including, if necessary, taking legal action in connection therewith, (b) without the consent of Manchester (which consent shall not be unreasonably withheld), Arsenal shall not agree to any material amendment or modification to the Commitment Letter, or any waiver of any provision or remedy thereunder, if such amendment, modification, waiver or remedy adds new (or adversely modifies existing) conditions to the consummation of the financings contemplated by the Commitment Letter or reduces the aggregate amount of the Financing in any material respect (without a corresponding increase in another portion of the Financing); provided that Arsenal may amend or modify the Commitment Letter (i) to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof or (ii) otherwise so long as the terms would not, taken as a whole, adversely impact the ability of Arsenal to consummate the transactions contemplated by this Agreement or the other Transaction Documents, (c) if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Arsenal shall use its commercially reasonable efforts to arrange for the unavailable portion of the

Financing to be provided from alternative sources as promptly as practicable in an amount sufficient to consummate the purchase of the Repurchase Shares and the Contingent Repurchase; provided that Arsenal shall not be required to enter into any financing arrangements on terms that, taken as a whole, are less favorable to Arsenal in any material respect than those contemplated by the Commitment Letter and (d) Arsenal shall keep Manchester reasonably and promptly informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give prompt notice to Manchester of any material adverse change with respect to such Financing of which Arsenal becomes aware. Without limiting the foregoing, Arsenal shall notify Manchester promptly, and in any event within two (2) business days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) the Financing Source notifies Arsenal that it no longer intends to provide part or all of the Financing to Arsenal on the terms set forth therein or (iii) for any reason Arsenal no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Manchester shall, and shall cause its Affiliates and each of its and their respective representatives to, provide all cooperation reasonably requested by Arsenal, the Financing Source or their respective representatives in connection with the Financing. Except for the transactions contemplated by this Agreement and the Transaction Documents, Arsenal shall not, and shall not permit any of its Affiliates to, without the prior written consent of Manchester (which consent shall not be unreasonably withheld), enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, which transaction at the time of such transaction is reasonably expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter.
6.2	Emerald Merger

Notwithstanding anything contained herein or in the Registration Rights Agreement to the contrary, until the Coniston Closing, Arsenal shall under no circumstances (a) waive the Coniston Condition or (b) agree to any other material amendment to the Emerald Definitive Agreement.

6.3	Manchester Shareholder Circular

To the extent Manchester has not already done so, by a date as soon after the execution of this Agreement as is reasonably practicable, but in any event no later than five (5) business days after the date hereof, Manchester shall file with the UK Listing Authority a draft of the form of circular to be posted to the shareholders of Manchester in connection with the Manchester Shareholders Meeting (as defined below) (the Circular). Not more than two (2) business days after the SEC has cleared the Form S-4 Registration Statement relating to the Emerald Transaction, Manchester shall file with the UK Listing Authority an updated draft of the Circular and request the document be approved for mailing and thereafter Manchester shall use commercially reasonable efforts to procure that as promptly as reasonably practicable, the approval of the UK Listing Authority for the Circular is obtained, and, subject to their fiduciary duties arising under the UK Companies Act 2006 and under English Law and their obligations under the Listing Rules issued by the UK Listing Authority, the board of directors of Manchester (or a duly appointed committee thereof) shall recommend that Manchester’s shareholders approve the Coniston Transaction and the Contingent Repurchase and that statements of such recommendation are included in the Circular. As soon as reasonably practicable (and in any event within one (1) business day) after the approval by the UK Listing Authority of the form of the Circular, Manchester shall mail the Circular to the shareholders of Manchester in order to call, give notice of, convene and hold a meeting of its shareholders or any adjournment or postponement thereof (the Manchester Shareholders Meeting) for the purpose of obtaining a resolution that is passed by a simple majority of those present in person or by proxy and entitled to vote on approving the Coniston Transaction and the Contingent Repurchase (the Manchester Shareholder Approval). The Circular

shall to the extent reasonably practicable be mailed to the shareholders of Manchester concurrently with the mailing of the information statement to Arsenal stockholders in accordance with Section 1.2(b). The Manchester Shareholders Meeting shall be conducted within fifteen (15) days following the mailing of the Circular to the shareholders of Manchester. Manchester shall respond to any comments or requests for additional information from the UK Listing Authority as soon as reasonably practicable after receipt of any such comments or requests. Manchester shall notify Arsenal and Emerald as soon as reasonably practicable (and in any event within one (1) business day) upon the receipt of any comments from the UK Listing Authority or any other government officials and of any request by the UK Listing Authority or any other government officials for amendments or supplements to the form of Circular. Prior to responding to any such comments or requests or the filing or mailing of the form of Circular or the Circular, Manchester shall provide Arsenal and Emerald with a reasonable opportunity to review and comment on any drafts of the Circular and all related correspondence between Manchester or any of its representatives, on the one hand, and the UK Listing Authority or any other government officials, on the other hand, and shall give reasonable consideration to all comments proposed by Arsenal or Emerald with respect to such drafts or correspondence. Manchester shall supply Arsenal and Emerald with copies of all correspondence between Manchester or any of its representatives, on the one hand, and the UK Listing Authority or any other government officials, on the other hand, to the extent such correspondence relates to Arsenal, Emerald, any of the Transaction Documents or the transactions contemplated thereby or discloses information that is reasonably expected to materially affect the timing or the ability to consummate such transactions. Arsenal shall use all its reasonable efforts to cooperate with Manchester and its advisers to promptly provide any information or responses to comments or other assistance reasonably requested by Manchester in connection with the foregoing.
6.4	Amendment to Arsenal By-laws
As promptly as reasonably practicable after the Coniston Closing, each of Manchester and Arsenal shall use its respective commercially reasonable efforts to facilitate amendments to Arsenal’s By-laws in the form attached as Exhibit 5.
6.5	Appointment of Arsenal Directors and Arsenal Chairman
The initial nominees for election to the Arsenal Board of Directors, including Manchester’s initial nominees pursuant to Section 3.1 of the Amended and Restated Relationship Agreement, and the nominee for election as the first non-executive Chairman of Arsenal pursuant to Section 4 of the Amended and Restated Relationship Agreement, in each case who will serve immediately following the Coniston Closing, are forth on Schedule 6.5. Prior to the Coniston Closing, if any individual set forth on Schedule 6.5 shall not be eligible to serve in such capacity as a result of death, resignation, disqualification or any other cause, then a replacement for such individual shall be filled in accordance with Schedule 6.5.
6.6	Voting Agreement
Manchester, Arsenal, Emerald, MPUSH and MPL are concurrently entering into the Voting Agreement (substantially in the form attached as Exhibit 6), pursuant to which Manchester has agreed to cause its direct and indirect Subsidiaries to vote certain of their Arsenal Shares in accordance with the terms and subject to the conditions set forth in the Voting Agreement.

6.7	Public Announcements
Manchester shall issue a public announcement (substantially in the form attached as Exhibit 7) regarding this Agreement and the transactions contemplated hereby. Concurrently Arsenal and Emerald shall issue a joint public announcement regarding the this Agreement, the Emerald Definitive Agreement and the transactions contemplated hereby and thereby (substantially in the form attached as Exhibit 8). Except as required by Law or by the requirements of any securities exchange on which the securities of a Party are listed, the Parties shall cooperate as to the timing and contents of any other press release or other public announcement in respect of this Agreement or the transactions contemplated hereby or any communication with any news media with respect thereto.
6.8	Further Assurances
(a)	Arsenal and Manchester shall each use their commercially reasonable efforts to (i) obtain as promptly as practicable all Governmental Authorizations set forth on Schedule 6.8(a) and (ii) make, as promptly as practicable, all filings and other submissions to Governmental Authorities in connection with this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, as may be required under applicable Law; provided that each of Arsenal and Manchester shall consult and cooperate with each other in connection with the making of all such filings, including subject to any restrictions imposed by applicable Law, providing copies of all such documents to the non-filing party and its respective advisors prior to filing.
(b)	To the extent permitted by applicable Law, each Party shall promptly notify the other Party and Emerald of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement or any Transaction Document, and permit the other Party to review in advance any proposed communication by such Party to any such Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry related to the transactions contemplated by this Agreement or any Transaction Document unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to any applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Subject to any applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or member of the staff of any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, other than as set forth in Section 6.3, Manchester shall not be required to involve Arsenal or Emerald in the process of obtaining the approval of the UK Listing Authority for the Circular or any clearance, notification or filing that Manchester may be required or may elect to make with HM Revenue & Customs in the UK, other than keeping Arsenal and Emerald reasonably informed with respect to the foregoing.
(c)	Arsenal and Manchester shall cooperate, and use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents as promptly as reasonably practicable. Arsenal shall use its commercially reasonable efforts to ensure that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.2 are satisfied, insofar as such matters are within the control of Arsenal, including by executing a customary underwriting agreement containing terms consistent with the Registration Rights Agreement, and Manchester shall use its commercially reasonable efforts to ensure that the conditions set forth in Sections 7.1(a), 7.1(c) and 7.2 are satisfied, insofar as such matters are within the control of Manchester, including by causing Kapiti and ACTS to execute an Acceptable Underwriting Agreement containing terms consistent with the Registration Rights Agreement. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other legal prohibition that would prevent the Parties from consummating the transactions contemplated hereby or by the Transaction Documents, to use their commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. If so requested by either Party, Manchester and Arsenal shall enter into a customary joint defense agreement to cooperate in mutual litigation seeking to prevent or lift any such injunction or other legal prohibition.
6.9	Use of Names
Following the Coniston Closing, Arsenal shall not represent that Arsenal or any of its Affiliates retains any connection with Manchester other than as set forth in this Agreement and the other Transaction Documents, and shall as soon as reasonably practicable make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any reference to the name ‘Manchester’ in the corporate names, registered names or registered fictitious names of Arsenal and its Affiliates.
6.10	Section 16 Matters
The Board of Directors of Arsenal has approved the resolutions attached as Exhibit 9 hereto and shall, prior to the Coniston Closing, if requested to do so by Manchester, take all such further actions consistent with such resolutions as may be reasonably necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the acquisition and disposition of Arsenal Shares pursuant to the terms of this Agreement by Manchester and its Affiliates (including Kapiti, ACTS and MPL) from the application of Section 16 of the Exchange Act.
6.11	Termination of Stock Repurchase Agreement
The Parties hereby agree and acknowledge that the Stock Repurchase Agreement dated as of February 10, 2009 by and among Manchester, MPL, MPUSH and Arsenal shall, upon the completion of the Coniston Closing, be terminated and of no further force and effect without any notice or other action by any Person.
6.12	Patriot Merger Agreement
The Parties hereby agree and acknowledge that, notwithstanding anything herein to the contrary, no claim or request for indemnification shall be brought under or pursuant to this Agreement if and to the extent such claim or request is a Tax actually imposed on Manchester Health Care Systems, LLC with respect to its own activities (and, without limitation, not by reason of Treas. Reg. 1.1502-6 or any similar provision of state, local or foreign Law) that was, could have been or is capable of being brought under the Agreement and Plan of Merger, dated as of March 17, 2008, by and among Manchester, Manchester Healthcare Systems, LLC, Arsenal Healthcare Solutions Inc. and Patriot Merger Company, LLC.

6.13	India Migration
(a)	As soon as reasonably practicable after the date of this Agreement, the Parties shall negotiate in good faith a definitive agreement (the India Migration Plan) to implement: (i) the transfer of employment of Manchester India Employees from the relevant Manchester Group Member to Arsenal (or any of its Affiliates); (ii) the novation and assignment of the India Lease from the relevant Manchester Group Member to Arsenal (or any of its Affiliates); and (iii) the transfer (in a manner to be determined between the Parties in the India Migration Plan) of the benefits and obligations of the relevant Manchester Group Member under the HP Mercury Licence as they relate to the software development activities of Arsenal (and its Affiliates) undertaken in India as at the date of this Agreement. Each Party shall use its respective commercially reasonable efforts to obtain any necessary third Person consents or approvals in connection with the India Migration Plan.

(b)	If the Parties enter into the India Migration Plan, Schedule B to the Transitional Services Agreement shall cease (in accordance with the terms of the Transitional Services Agreement), and the relevant provisions of paragraphs (c) and (d) of this Section 6.13 shall apply, with respect to each transfer contemplated in Section 6.13(a) from the date such transfer is completed in accordance with the India Migration Plan.

(c)	If the Parties enter into the India Migration Plan, from and after the date on which the relevant transfer is completed, Arsenal shall indemnify and hold harmless Manchester (or the relevant Manchester Group Member) against all Losses relating to or arising from: (i) Manchester India Employees, with respect to the transfer of their employment to Arsenal (or any of its Affiliates) or to their subsequent employment (or any termination thereof) by Arsenal (or any of its Affiliates); (ii) the India Lease, with respect to any act or omission of Arsenal (or its Affiliates) thereunder that occurs after the novation and assignment of the India Lease in accordance with the India Migration Plan; and (iii) the assumption by Arsenal (or its Affiliates) of the benefits and obligations under the HP Mercury Licence or any act or omission of Arsenal (or its Affiliates) with respect thereto that occurs after the date of such assumption.

(d)	If the Parties enter into the India Migration Plan, from and after the date on which the relevant transfer is completed, Manchester shall indemnify and hold harmless Arsenal (or the relevant Arsenal Group Member) against all Losses relating to or arising from: (i) Manchester India Employees, with respect to the period prior to the transfer of their employment to Arsenal (or any of its Affiliates); (ii) the India Lease, with respect to any act or omission of Manchester (or its Affiliates) thereunder that occurs prior to the novation and assignment of the India Lease in accordance with the India Migration Plan; and (iii) the HP Mercury Licence, with respect to any act or omission of Manchester (or its Affiliates) with respect thereto that occurs prior to the date of assumption by Arsenal (or its Affiliates) of the benefits and obligations under such license.

(e)	Under the India Migration Plan: (i) as part of the novation and assignment of the India Lease, Arsenal shall assume the obligation to pay the lease deposit to the landlord in respect of the India Lease if the landlord gives written consent therefor; provided, that if the consent of the landlord is not obtained, Arsenal shall pay Manchester (or its relevant Affiliates) the amount of such deposit so long as the landlord has given written consent or acknowledgement to Arsenal and Manchester that the lease deposit held by the landlord belongs to Arsenal and not to Manchester; (ii) Arsenal shall have the right, but not the obligation, to notify Manchester that it wishes to purchase, at net book value as at the date of such notice, all PCs, telephones and other equipment owned by Manchester (or its relevant Affiliates) and used by Manchester India Employees as at the date of such notice; (iii) Manchester shall provide (and shall procure that its relevant Affiliates provide) reasonable IT resources and project management capabilities to enable Arsenal to execute and complete the India Migration Plan; provided, that

Manchester shall not be required to pay or provide services which would result in any “out of pocket” IT expenses (including costs such as cabling costs, new equipment, third party costs and fees and internet service provider costs and fees) to assist Arsenal in the execution and completion of the India Migration Plan; and (iv) Arsenal shall bear the cost for (and shall be responsible for obtaining landlord consent to) any modifications it wishes to make to the property which is the subject of the India Lease.
6.14	Arsenal Exchange Sub
At such time as Arsenal shall cause Newco to merge with and into Exchange Sub in accordance with Section 1.1(c), Exchange Sub shall: (i) be a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware; (ii) be a wholly owned Subsidiary of Arsenal, disregarded as an entity separate from its owner for US federal tax purposes; and (iii) have all necessary power and authority to complete the merger with Newco as contemplated by this Agreement. At such time as Arsenal shall cause Newco to merge with and into Exchange Sub in accordance with Section 1.1(c), the completion of the merger with Newco shall be duly authorized and all necessary proceedings on the part of Exchange Sub will have been taken.
7.	CONDITIONS PRECEDENT
7.1	Conditions Precedent to the Coniston Closing
(a)	Neither Party shall be obligated to complete the Coniston Closing if, on the Coniston Closing Date, any Law, injunction or other legal prohibition preventing the closing of the Coniston Transaction shall be in effect; provided, that if any such Law, injunction or other legal prohibition preventing the Coniston Transaction is in effect, then the Parties shall use their respective commercially reasonable efforts to remove such injunction or other legal prohibition and proceed with the Coniston Closing.

(b)	The obligation of Manchester to complete the Coniston Closing is subject to the satisfaction on or prior to the Coniston Closing Date of the following conditions:
(i)	Manchester shall have, concurrently with and as part of the Coniston Closing, completed the Secondary Offering (A) of no fewer than the Minimum Secondary Offering Shares and (B) at a price to the public per Secondary Offering Share of not less than the Floor Price;

(ii)	the Manchester Shareholder Approval shall have been obtained;

(iii)	each of the Transaction Documents required to be delivered by Arsenal at the Coniston Closing shall have been duly executed and delivered by Arsenal;

(iv)	the Financing contemplated by the Commitment Letter shall have been consummated in all material respects in accordance with the terms of the Commitment Letter;

(v)	there shall have been no material changes to the Emerald Definitive Agreement that were not approved by Manchester;

(vi)	the representations and warranties of Arsenal made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Coniston Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Manchester shall have received a certificate signed by an authorized officer of Arsenal to such effect; and

(vii)	Arsenal shall have performed or complied in all material respects with all obligations and covenants (other than Section 6.2, which Arsenal shall have performed or complied with in all respects) required by this Agreement and the Relevant Provisions of the Registration Rights Agreement to be performed or complied with by Arsenal by the Coniston Closing Date, and Manchester shall have received a certificate signed by an authorized officer of Arsenal to such effect.
(c)	The obligation of Arsenal to complete the Coniston Closing is subject to the satisfaction on or prior to the Coniston Closing Date of the following conditions:
(i)	each of the Transaction Documents required to be delivered by Manchester at the Coniston Closing shall have been duly executed and delivered by Manchester;

(ii)	the Financing contemplated by the Commitment Letter shall have been consummated in all material respects in accordance with the terms of the Commitment Letter;

(iii)	Manchester shall have, concurrently with and as part of the Coniston Closing, completed the Secondary Offering of no fewer than the Minimum Secondary Offering Shares;

(iv)	Arsenal shall have received the Solvency Letter and such letter shall not have been withdrawn or modified in any material respect;

(v)	the representations and warranties of Manchester made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case (other than Section 4.4(b)) as of the date of this Agreement and the Coniston Closing Date (and, in the case of Section 4.4(b), as of the date of this Agreement and the Contingent Repurchase Closing Date) as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Arsenal shall have received a certificate signed by an authorized officer of Manchester to such effect; and

(vi)	Manchester shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Manchester by the Coniston Closing Date, and Arsenal shall have received a certificate signed by an authorized officer of Manchester to such effect.
7.2	Conditions Precedent to the Contingent Repurchase Closing
The obligation of each of Manchester and Arsenal to complete the Contingent Repurchase Closing is subject to the satisfaction on or prior to the Contingent Repurchase Closing Date of the following conditions:
(a)	Manchester shall have elected to require Arsenal to complete the Contingent Repurchase in accordance with Section 3.1;

(b)	the Emerald Transaction shall have been completed; and

(c)	no Law, injunction or other legal prohibition preventing the Contingent Repurchase Closing shall be in effect;
provided, that if any Law, injunction or other legal prohibition preventing the Contingent Repurchase Closing is in effect, the Parties shall use their respective commercially reasonable efforts to remove such injunction or other legal prohibition and proceed with the Contingent Repurchase Closing.
8.	TERMINATION
8.1	Termination Prior to Coniston Closing
(a)	This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Coniston Closing:
(i)	by Manchester or Arsenal, if the Coniston Closing has not been completed on or prior to December 9, 2010 (the Outside Date);

(ii)	by Manchester or Arsenal, if the Manchester Shareholder Approval shall not have been obtained at the Manchester Shareholders Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(iii)	by Manchester, if any of the conditions set forth in Sections 7.1(b)(vi) or 7.1(b)(vii) shall have become incapable of fulfilment; provided, that Manchester shall provide Arsenal and Emerald ten (10) business days’ prior written notice stating its intention to terminate pursuant to this Section 8.1(a)(iii) and the basis for such termination (it being understood that Manchester shall be obligated to provide such written notice as soon as reasonably practicable after Manchester becomes aware of such breach);

(iv)	by Arsenal, if any of the conditions set forth in Sections 7.1(c)(v) or 7.1(c)(vi) shall have become incapable of fulfilment; provided, that Arsenal shall provide Manchester ten (10) business days’ prior written notice stating its intention to terminate pursuant to this Section 8.1(a)(iv) and the basis for such termination (it being understood that Arsenal shall be obligated to provide such written notice as soon as reasonably practicable after Arsenal becomes aware of such breach);

(v)	by either Manchester or Arsenal in the event that any Governmental Authority shall have issued an Order or taken any other action permanently enjoining or otherwise permanently prohibiting the Coniston Transaction and such Order or other action shall have become final and nonappealable; or

(vi)	by the mutual written consent of Arsenal and Manchester (and with the written consent of Emerald), which consent, in the case of Arsenal prior to the Coniston Closing, shall be approved by the Audit Committee of the Arsenal Board of Directors;
provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any Party whose breach or failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Coniston Closing to be completed before the Outside Date.

(b)	In the event of termination by Manchester or Arsenal pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other Party and this Agreement and the Coniston Transaction shall be terminated, without further action by either Party.
8.2	Effect of Termination
If this Agreement is terminated as provided in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 11.3, 11.5, 11.6 and 11.7 and there shall be no liability to any Person hereunder on the part of Arsenal or Manchester; provided, however, that nothing in this Section 8.2 shall be deemed to release any Party from any liability for any willful and material breach by such Party of any provisions of this Agreement prior to such termination or to impair the right of any Party to seek specific performance or injunctive or similar relief for a breach by any other Party of its obligations under this Agreement.
9.	SURVIVAL; INDEMNIFICATION
9.1	Survival
(a)	The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement or in connection with this Agreement shall not survive the Coniston Closing; provided that, in the event the Coniston Closing occurs, the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, 4.7, 5.1, 5.5, and 5.7 (and the certificates delivered in accordance with Sections 7.1(b)(vi) and 7.1(c)(v) related thereto) and the representation delivered pursuant to Section 10.10(a)(i) shall survive indefinitely.

(b)	The obligations of the Parties under this Agreement that by their terms contemplate performance after the Coniston Closing (including those set forth in this Section 9) shall survive the Coniston Closing Date until the performance thereof in accordance therewith.

(c)	Except with respect to any claims that cannot be waived as a matter of law, after the Coniston Closing, the indemnification expressly provided for herein (including Section 10) shall be the sole and exclusive remedy for monetary damages for any breach of warranties, covenants or agreements herein by either Party or otherwise arising out of the transactions contemplated hereby, and no Party shall have any right of rescission; provided, however, that the foregoing shall not limit the right of either Party to seek specific performance or injunctive or similar relief for a breach by any other Party of its obligations under this Agreement. No Person shall be entitled to indemnification for a breach of representation or warranty hereunder if, on the date hereof, such Person had Knowledge of the actual breach of the representation or warranty with respect to which such Person is seeking indemnification hereunder.
9.2	Indemnification by Arsenal
In the event the Coniston Closing occurs, from and after the Coniston Closing in perpetuity, Arsenal shall indemnify each Manchester Group Member from and against and shall hold each such Manchester Group Member harmless from any and all Losses incurred or suffered by such Manchester Group Member arising out of any breach of (i) the representations and warranties contained in Sections 5.1, 5.5, and 5.7 (and the certificate delivered in accordance with Section 7.1(c)(v) related thereto) or (ii) any covenant, in either case, made or to be performed by Arsenal pursuant to this Agreement.

9.3	Indemnification by Manchester
(a)	In the event the Coniston Closing occurs, from and after the Coniston Closing in perpetuity, Manchester shall indemnify each Arsenal Group Member from and against and shall hold each such Arsenal Group Member harmless from any and all Losses incurred or suffered by such Arsenal Group Member arising out of any breach of (i) the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, and 4.7 (and the certificate delivered in accordance with Section 7.1(b)(vi) related thereto) and the representation delivered pursuant to Section 10.10(a)(i) or (ii) any covenant, in either case, made or to be performed by Manchester pursuant to this Agreement.

(b)	In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date in perpetuity, Manchester shall indemnify each Arsenal Group Member from and against and shall hold each such Arsenal Group Member harmless from any liabilities or obligations of Newco and all Losses incurred or suffered by such Arsenal Group Member in connection with Newco, in each case arising at or prior to the Coniston Closing Date or relating to the period at or prior to the Coniston Closing Date.

(c)	Except as otherwise provided in this Agreement, the sole provision of this Agreement relating to indemnification for Taxes shall be Section 10.
9.4	No Consequential Losses
Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party or its Affiliates for special, indirect, consequential, punitive or exemplary Losses (other than any such Losses payable to a third Person).
9.5	Indemnification Procedures
(a)	Any Arsenal Group Member or Manchester Group Member (the Indemnified Party) seeking indemnification hereunder shall give to the Party obligated to provide indemnification to such Indemnified Party (the Indemnitor) prompt notice (a Claim Notice) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

(b)	The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any pending or threatened action at law or suit in equity by or against a third Person (a Third Person Claim) as to which indemnification will be sought against such Indemnified Party, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith. The Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof. The Indemnified Party shall not, without the consent of the Indemnitor (which consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent (if required), provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.
9.6	Indemnification Payments
Except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Law), Manchester, Arsenal and their respective Affiliates shall treat any and all payments under this Section 9 or Section 10 (including any payment made under the PLR Bank Guarantee or the Historic Bank Guarantee) as an adjustment to the Repurchase Consideration for all Tax purposes. Any such payments under this Section 9 or Section 10 shall be increased by an amount required to fully indemnify the recipient for any liabilities for Taxes (other than Taxes resulting from a reduction in Tax basis, but including any withholding Taxes imposed on any such payments) resulting from the receipt or payment of such indemnity obligations (including any payment made under the PLR Bank Guarantee or the Historic Bank Guarantee), and reduced by any Tax benefit (and increased by any Tax detriment) actually realized by the recipient as a result of the payment or incurrence of the Losses giving rise to such indemnity obligations.
10.	TAX MATTERS
10.1	Tax Indemnification
(a)	In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date, Manchester shall be liable for and shall pay, and shall indemnify each Arsenal Group Member from and against and hold each of them harmless from (i) Taxes imposed on Newco, or for which Newco may otherwise be liable, as a result of having been a member of a Company Group (including Taxes for which Newco may be liable pursuant to Treas. Reg. 1.1502-6 or similar provisions of state, local or foreign Law as a result of having been a member of a Company Group), (ii) Taxes imposed on Newco, or for which Newco may otherwise be liable, for any taxable year or period that ends on or before the Coniston Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Coniston Closing Date (determined on a “closing of the books basis” by assuming that the books of Newco were closed at the close of the Coniston Closing Date), (iii) Transaction Taxes and (iv) Taxes imposed on any Arsenal Group Member (or for which any Arsenal Group Member would otherwise be liable) as a result of any failure by Manchester to comply with its obligations pursuant to this Agreement.

(b)	In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date, Arsenal shall be liable for and shall pay, and shall indemnify each Manchester Group Member from and against and hold each of them harmless from (i) Taxes imposed on Newco, or for which Newco may otherwise be liable, for any taxable year or period that begins after the Coniston Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period beginning after the Coniston Closing Date and (ii) Taxes imposed on any Manchester Group Member (or for which any Manchester Group Member would otherwise be liable) as a result of any failure by Arsenal to comply with its obligations pursuant to this Agreement; provided, however, that, without limiting Arsenal’s liability pursuant to Section 10.1(b)(ii), Arsenal shall not be liable for or pay and shall not indemnify any Manchester Group Member from or against or hold any of them harmless from any Taxes for which Manchester is liable pursuant to Section 10.1(a) or otherwise pursuant to this Agreement.

(c)	Manchester or Arsenal, as the case may be, shall provide reimbursement for any Tax paid by one Party, all or a portion of which is the responsibility of the other Party pursuant to this Section 10. Payment by the indemnifying Party of any amount due under this Section 10 shall be made within ten (10) calendar days following written notice by the indemnified Party that payment of such amount is due; provided, that if the indemnified Party is required to make a payment to a Taxing Authority, the indemnifying Party shall not be required to make any payment earlier than three (3) calendar days before such payment is due, unless the Tax liability is otherwise contested with the relevant Taxing Authority, in which case the payment shall be made not later than three (3) calendar days before the date any Taxes owed as a result of the settlement or resolution of the contested Tax are required to be paid. In no event shall Arsenal or any of its Affiliates be obligated under this Agreement to pay any Tax in anticipation of Manchester filing a claim for a refund therefor. This Section 10.1(c) shall in all respects be subject to Section 10.10.
10.2	IRS Private Letter Ruling
(a)	As soon as is reasonably practicable, Manchester shall prepare and file with the IRS the IRS Private Letter Ruling Request seeking an IRS Private Letter Ruling that contains the Core Rulings, the Alternative Core Rulings (if applicable) and the Non-Core Rulings.

(b)	Arsenal shall be afforded a reasonable opportunity to review and comment on all submissions to the IRS relating to such IRS Private Letter Ruling and any such comments received in a timely manner shall be reasonably considered by Manchester prior to filing the IRS Private Letter Ruling Request or such other submissions with the IRS. Manchester shall provide Arsenal with a copy of the IRS Private Letter Ruling Request and each other submission relating to the IRS Private Letter Ruling within three (3) business days after its submission to the IRS.

(c)	Manchester shall, promptly upon receipt (but no later than three (3) business days after receipt), provide Arsenal with copies of all written correspondence received from the IRS in relation to the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling and shall promptly update Arsenal with respect to any other relevant communications and/or correspondence with the IRS related to the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling.

(d)	Manchester shall afford the officers, employees and authorized representatives of Arsenal (including independent public accountants and attorneys) reasonable access during normal business hours to the employees and business and financial records and documents of Manchester, Newco or any of their respective Affiliates that may be relevant and reasonably required to verify the accuracy and completeness of material facts, representations and requested rulings included in any submission related to the IRS Private Letter Ruling and to otherwise assess whether the IRS Private Letter Ruling complies or is expected to comply with this Section 10.2. Arsenal agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Manchester, Newco or their respective Affiliates. No investigation made by Arsenal or its representatives hereunder shall affect Manchester’s liability hereunder nor affect Arsenal’s ability to provide an Objection Notice or Rejection Notice.

(e)	Arsenal shall be entitled, subject to required IRS consent, to have two individual representatives, selected by Arsenal and reasonably acceptable to Manchester, participate (solely as observers) in any conference (including any previously scheduled teleconference) Manchester or its representatives may have with the IRS in connection with the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling (including, without limitation, any pre-submission conference with the IRS). With respect to any conference or previously scheduled teleconference, Manchester shall provide notice thereof to Arsenal a reasonable amount of time in advance thereof.

(f)	Notwithstanding any other provisions of this Agreement, Arsenal shall be granted no less than ten (10) business days to review and comment on the IRS Private Letter Ruling Request to be submitted to the IRS by Manchester prior to its submission, and during such period Manchester shall afford the officers, employees and authorized representatives of Arsenal (including independent public accountants and attorneys) access pursuant to Section 10.2(d).

(g)	Promptly following the date hereof, the Parties shall begin the process of selecting an Independent Arbitrator pursuant to the arbitration procedures set forth in Exhibit 10, and within thirty (30) calendar days thereafter shall select an Independent Arbitrator in accordance with Exhibit 10, and shall provide such Independent Arbitrator for review copies of the IRS Private Letter Ruling Request and any supplemental submissions relating thereto, in order for the Independent Arbitrator to familiarize himself or herself with the contents of the IRS Private Letter Ruling Request and any supplemental submission to prepare, if required under this Agreement, to act as the Independent Arbitrator in accordance with Exhibit 10 should any Objection Notice or Rejection Notice be delivered pursuant to this Section 10.2. The costs and expenses of the Independent Arbitrator prior to the delivery of any Objection Notice or Rejection Notice shall be shared equally by the Parties.

(h)	At any time prior to the issuance of the IRS Private Letter Ruling, Arsenal shall be permitted to provide one or more written notices to Manchester (each, an Objection Notice) stating that it believes that the IRS Private Letter Ruling Request (or the form of IRS Private Letter Ruling Request provided to Arsenal pursuant to Section 10.2(f)) or any supplement thereto (i) may omit a substantially material ruling or rulings not reflected as a Core Ruling or (as applicable) an Alternative Core Ruling in Schedule 10.2, (ii) may require a modification of one or more Core Rulings or (as applicable) Alternative Core Rulings or (iii) may be based on assumptions or representations with respect to which there is material uncertainty, may contain any material misstatement of fact or law or may fail to state material relevant facts or law, in each case that would materially undermine or frustrate the purpose of seeking the IRS Private Letter Ruling as that purpose is reflected in Schedule 10.2, and in each case stating with specificity the facts and circumstances giving rise to such belief (subclause (i), (ii) and (iii), each a Claimed Defect); provided, however, that no Objection Notice shall be delivered after the submission of the IRS Private Letter Ruling Request except (x) based on a request by the IRS for information or representations related to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or any supplement thereto or (y) based on a change in facts or based on new considerations, in each case relating to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or supplement thereto; provided, however, that no Objection Notice shall impair Manchester’s ability to comply with any request by the IRS relating to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or supplement thereto or with any requirements of Law. If Arsenal shall have delivered an Objection Notice after the submission of the IRS Private Letter Ruling Request and Manchester shall dispute whether the Objection Notice was properly delivered under the first proviso of the preceding sentence and shall have so notified Arsenal in writing within two (2) business days of receipt by Manchester of such Objection Notice, in the absence of an agreement between the Parties, the Parties shall engage in the arbitration procedures set forth in Exhibit 10.

(i)	Within two (2) business days following delivery of an Objection Notice, or, in the event of a dispute as to the ability of Arsenal to deliver such Objection Notice pursuant to the first proviso of Section 10.2(h), then not later than two (2) days following the resolution of such dispute, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach a common view of whether, as a result of the circumstances set forth in the Objection Notice, the IRS Private Letter Ruling Request (or form thereof) or supplement thereto has the Claimed Defect stated in the Objection Notice. The delivery of an Objection Notice prior to the submission of the IRS Private Letter Ruling Request shall not preclude Manchester from making such submission.

(j)	If, within five (5) business days following delivery of the Objection Notice, the Parties are unable to (1) agree whether, as a result of the circumstances described in the Objection Notice, the IRS Private Letter Ruling Request (or form thereof) or supplement thereto does have the Claimed Defect stated in the Objection Notice or (2) agree on amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or any supplement thereto to address the Claimed Defect stated in the Objection Notice, the Parties shall engage in the arbitration procedures set forth in Exhibit 10.

(k)	Any Objection Notice that the parties agree in writing is, or that the arbitrator determines is, valid shall constitute a Valid Objection Notice, and any Objection Notice that the parties agree in writing is not, or that the arbitrator determines is not, valid shall constitute a Dismissed Objection Notice. In the case of any Valid Objection Notice, Manchester shall make such amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or supplements thereto to address the Claimed Defect stated in the Valid Objection Notice. Any rulings added or modified in resolving any Objection Notice shall constitute Core Rulings or (as applicable) Alternative Core Rulings and Schedule 10.2 shall be deemed amended accordingly.

(l)	Within five (5) business days following issuance of the IRS Private Letter Ruling, Manchester shall provide a copy thereof to Arsenal. If Arsenal believes that (1) the IRS Private Letter Ruling does not contain the Core Rulings or (as applicable) the Alternative Core Rulings and does not meet the purpose of obtaining such IRS Private Letter Ruling, as that purpose is reflected in Schedule 10.2 or (2) there is a Valid Objection Notice and Arsenal believes that Manchester has not made amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or supplements thereto to address the relevant Claimed Defect stated in the Valid Objection Notice, then it must, within five (5) business days following receipt of the copy of the IRS Private Letter Ruling, deliver to Manchester written notice that the IRS Private Letter Ruling does not meet such requirements (a Rejection Notice). If, within such period, Arsenal does not deliver to Manchester a Rejection Notice, Arsenal shall be deemed to have accepted the IRS Private Letter Ruling.

(m)	If Arsenal shall have delivered to Manchester the Rejection Notice, the Parties shall engage in the arbitration procedures set forth in Exhibit 10 to determine (1) whether the IRS Private Letter Ruling contains the Core Rulings or (as applicable) the Alternative Core Rulings or otherwise meets the purpose of obtaining such IRS Private Letter Ruling, as that purpose is reflected in Schedule 10.2 and (2) if there is a Valid Objection Notice, whether Manchester has made amendments to the IRS Private Letter Ruling or the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request) or supplements thereto to address the relevant Claimed Defect stated in the Valid Objection Notice.

(n)	The IRS Private Letter Ruling, as accepted pursuant to Section 10.2(l) or as approved pursuant to the arbitration procedures set forth in Exhibit 10, shall constitute the Accepted IRS Private Letter Ruling.

(o)	Prior to the issuance of the IRS Private Letter Ruling, Arsenal shall not, except as otherwise provided in this Agreement, and after the date of the issuance of the IRS Private Letter Ruling neither Arsenal nor Manchester shall, make any supplemental submissions to, or otherwise communicate with, the IRS relating to the IRS Private Letter Ruling or any IRS Private Letter Ruling Request or other submission to the IRS relating thereto without the prior written consent of the other Party (such written consent not to be unreasonably withheld).

(p)	From and after the date hereof (whether before or after the Coniston Closing Date), neither Manchester nor Arsenal shall take or fail to take, and neither shall cause or permit its respective Affiliates to take or fail to take, in each case any action contrary to any fact, representation or other statement in the IRS Private Letter Ruling, IRS Private Letter Ruling Request or other submission to the IRS relating thereto, without the prior written consent of the other Party (such written consent not to be unreasonably withheld) or except as required by Law.
(q)	After the Coniston Closing Date, neither Manchester nor Arsenal shall file, and neither shall cause or permit its respective Affiliates or Newco to file, any Tax Return that is inconsistent with the IRS Private Letter Ruling, IRS Private Letter Ruling Request or other submission to the IRS relating thereto or the IRS Private Letter Ruling, except with the prior written consent of the other Party (such written consent not to be unreasonably withheld) or except as required by Law.
10.3	Tax Returns
(a)	Manchester shall timely file or cause to be timely filed when due (except as provided in Section 10.3(d), taking into account all extensions properly obtained and taking into account all opportunities to accelerate the due date of such returns) all Tax Returns that are required to be filed by or with respect to Newco or any Subsidiary of Newco for any tax periods ending on or prior to the Coniston Closing Date. In each case, Manchester shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Except as otherwise required by applicable Law, all Tax Returns required to be filed in accordance with this Section 10.3(a) shall be prepared and filed in a manner consistent with past practice and in accordance with Section 10.2(q) and Section 10.9(e). Prior to Manchester filing such Tax Returns, Arsenal shall have a reasonable opportunity to review and comment on such Tax Returns.

(b)	Manchester shall timely file or cause to be filed complete and correct 2010 and 2011 US federal income Tax Returns for Newco on or before the respective due dates for the filing of such Tax Returns (in accordance with Section 10.3(d)) and (i) with respect to each such filing shall make the disclosure required by, and otherwise comply with, Section 6662(i)(2) the Code and (ii) if it chooses to do so, provide disclosure and otherwise comply with Section 10.10(a)(i). Not later than ten (10) business days prior to filing Newco’s 2010 and 2011 US federal income Tax Returns, Manchester shall provide a correct and complete copy of such Tax Returns (including all schedules and attachments thereto) to Arsenal, and Arsenal shall have a reasonable opportunity to review and comment on such Tax Returns.

(c)	Arsenal shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Newco for any Straddle Periods. Except as otherwise required by applicable Law, all Tax Returns required to be filed in accordance with this Section 10.3(c) shall be prepared and filed in a manner consistent with past practice and in accordance with Section 10.2(q) and Section 10.9(e). Prior to Arsenal filing such Tax Returns, Manchester shall have a reasonable opportunity to review and comment on such Tax Returns.

(d)	Notwithstanding anything herein to the contrary, (i) the 2011 US federal income Tax Return for Newco shall be timely filed without regard to any extensions and (ii) the 2010 US federal income Tax Return for Newco shall be timely filed taking into account extensions pursuant to the Code not in excess of six (6) months in the aggregate; provided, that in no event shall the due date for the 2010 US federal income Tax Return (taking into account extensions) be later than March 1, 2011.
10.4	Refunds and Credits
If Arsenal or any of its Affiliates receives a credit with respect to, or refund of, any Tax for which Manchester is liable under this Agreement, Arsenal shall pay or cause to be paid over to Manchester the amount of such refund or credit within fifteen (15) days after receipt thereof or entitlement thereto except to the extent attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Coniston Closing Date and is attributable to Newco. In the event that any refund or credit of Taxes for which a payment has been made to Manchester by Arsenal or an Affiliate thereof is subsequently reduced or disallowed, Manchester shall indemnify and hold harmless Arsenal or such Affiliate for any Tax assessed against Manchester by reason of the reduction or disallowance. If and to the extent Arsenal fails to pay or cause to be paid to Manchester an amount of refund or credit in accordance with this Section 10.4, Manchester shall be permitted to reduce any amounts owing to any Arsenal Group Member under this Agreement by such unpaid amount.
10.5	Cooperation
After the Coniston Closing Date, each of Manchester and Arsenal shall (and shall cause their respective Affiliates to):
(a)	timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise eliminate, reduce or mitigate), or file Tax Returns or other reports with respect to, Transfer Taxes;

(b)	furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance relating to Newco (to the extent within the control of such Party), including access to books and records in any forum or medium, as is reasonably necessary for the preparation and filing of all Tax Returns (including the timely execution of any Tax Returns) under Section 10.3;

(c)	cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving Newco (including executing any powers of attorney or other authorizations reasonably requested to allow a party responsible for defending against or handling the Proceeding to represent Newco in the Proceeding but not to take any action contrary to this Agreement). Notwithstanding any other provision of this Agreement to the contrary, the Parties will preserve all information, records or documents relating to the liability for Taxes relating to the operations of Newco with respect to Pre-Closing Tax Periods until the earlier of (i) ninety-one (91) days after the expiration of any applicable statute of limitations or extensions thereof and (ii) six (6) years following the Coniston Closing Date;

(d)	make available as reasonably requested all information, records and documents relating to Taxes of Newco attributable to any Pre-Closing Tax Period, Transaction Taxes or Post-Closing Franchise Taxes; and

(e)	furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request related to Taxes of Newco with respect to any such taxable period or such identified Taxes.
10.6	Taxes on Parties
(a)	Subject to and without limiting the provisions of Section 10.1, in the event the Arsenal Exchange occurs, Manchester shall be liable for and shall pay, and shall indemnify each Arsenal Group Member from and against and hold each of them harmless from (i) any Taxes imposed on any Arsenal Group Member or for which any Arsenal Group Member may otherwise be liable as a direct result of the Arsenal Exchange (excluding, in each case, Newco) and (ii) Taxes imposed by withholding (including any liability for failure to withhold such Taxes) on the delivery of the Exchange Shares or the payment of the Repurchase Consideration, the Contingent Repurchase Consideration or any other consideration delivered pursuant to the transactions contemplated by this Agreement.

(b)	Subject to and without limiting the provisions of Section 10.1 or Section 10.6(a) above, all Transfer Taxes imposed on either Party as a result of the transactions contemplated by this Agreement shall be borne by the Party required by Law to pay such Taxes.
10.7	Franchise Taxes
If Core Ruling (4) is not received as part of any IRS Private Letter Ruling, Manchester agrees that, notwithstanding any other provision of this Agreement, as an adjustment to the Repurchase Consideration, Manchester shall reimburse Arsenal for, and shall indemnify each Arsenal Group Member from and against any franchise Taxes imposed upon Newco for calendar years 2011 and 2012 (Post-Closing Franchise Taxes), with such reimbursements payable at the times pursuant to Section 10.10(c). The Parties agree that they will each use commercially reasonable efforts to eliminate or otherwise mitigate the imposition of such Post-Closing Franchise Taxes.
10.8	Contests
(a)	If written notice of any pending or threatened Proceeding, audit, notice or assessment with respect to the IRS Private Letter Ruling or Taxes or Tax Returns of Newco, in each case, (i) for any Taxable period ending on or prior to the Coniston Closing Date or (ii) with respect to any Tax for which Manchester could reasonably be expected to have an indemnification obligation under this Agreement, is received by Arsenal, its Affiliates or Newco (a Tax Claim), Arsenal shall, and shall cause its Affiliates and/or Newco to, notify Manchester promptly in writing of such Tax Claim.

(b)	The failure of a party to notify another pursuant to any provision of this Section 10.8 shall not constitute a waiver of any claim to indemnification under this Agreement except to the extent of any prejudice to the indemnifying party.

(c)	Manchester, at its expense, shall have the right to defend Newco in connection with any such Tax Claim and to control the discussions and other proceedings that may occur in an effort to resolve any such Tax Claim; provided, that Manchester shall have no right to represent Newco’s interests in any Tax Proceeding, audit, notice or assessment unless Manchester has first (i) notified Arsenal in writing of Manchester’s intention to do so and (ii) agreed with Arsenal in writing that as between Manchester and Arsenal, Manchester shall be liable for any Taxes that result from such Tax Claim; provided, further, that Manchester, on a timely basis, shall keep Arsenal reasonably informed of the progress of any such Tax Claim and shall permit Arsenal and its representatives (at Arsenal’s cost and expense) to participate (solely as observers) in the discussions and other proceedings that may occur in an effort to resolve any such Tax Claim and shall not settle or compromise any such Tax Claim (to the extent such settlement or compromise would increase any Tax of Newco or any Arsenal Group Member attributable to a Post-Closing Tax Period) without the consent of Arsenal (such consent not to be unreasonably withheld).
10.9	Further Tax Assurances
(a)	Arsenal shall not make, and shall cause its Affiliates not to make, an election under section 338(g) of the Code with respect to Newco.

(b)	Neither Manchester nor Arsenal shall, and each shall not cause or permit its respective Affiliates or Newco to, formally or informally, amend, re-file or otherwise modify any Tax Return of Newco relating to a Pre-Closing Tax Period, or any Tax period with respect to which Transaction Taxes are or may be payable, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that if as a result of any such amendment, re-filing or modification the statute of limitations for a taxable period would be extended beyond a relevant Fixed Release Date provided for in Section 10.10(a) or (b), then Arsenal shall be entitled to withhold its consent in its discretion unless the Parties delay the Fixed Release Date to a date that is coterminous with the expiration of the extended statute of limitations.
(c)	Without limiting anything to the contrary in this Agreement, after the date hereof, neither Manchester nor Arsenal shall, and each shall not cause or permit its respective Affiliates or Newco to, agree to, or cause, any waiver, extension or suspension of the statute of limitations relating to any Taxes of Newco, or for which Newco could be liable, for any Pre-Closing Tax period, or any Tax period with respect to which Transaction Taxes are or may be payable, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that if as a result of any such waiver, extension or suspension the statute of limitations for a taxable period would be extended beyond a relevant Fixed Release Date provided for in Section 10.10(a) or (b), then Arsenal shall be entitled to withhold its consent in its discretion unless the Parties delay the Fixed Release Date to a date that is coterminous with the expiration of the extended statute of limitations.

(d)	Neither Manchester nor Arsenal shall file any Tax Return, make any Tax refund claim, carryback or carryforward any Tax items, or otherwise take any action that would cause any Tax Return of Newco or any of its Affiliates or any Tax item related thereto (to the extent relating to any Taxable period ending on or prior to the Coniston Closing Date or any Straddle Period, or to any period with respect to which a Transaction Tax may be imposed) to be subject to examination or challenge by any Taxing Authority if there otherwise could be no further challenge by such Taxing Authority in respect thereof, and neither Manchester nor Arsenal shall violate or otherwise take any action inconsistent with any condition or other term of any closing agreement or similar document relating to any such period.

(e)	Except as otherwise required by applicable Law, without the consent of Arsenal, Newco shall not, and shall cause its Subsidiaries not to, claim any federal or state income tax deductions, losses or credits in computing its federal, New York State or other material state taxable income for its 2010 and 2011 taxable years that are materially in excess of or different in type from those set forth on Schedule 10.9. Except as otherwise required by Law, without the consent of Manchester, Newco shall, and shall cause its Subsidiaries to, file its federal, New York State and other material state Tax Returns for any Post-Closing Tax Period in a manner consistent with past practice and Schedule 10.9, to the extent that failure to do so could adversely impact the Tax Returns of Newco and its Subsidiaries filed for any Pre-Closing Tax Periods.

(f)	Each of Manchester and Arsenal shall, and shall cause each of their respective Affiliates and Newco to, promptly deliver to the other Party all IRS Forms and other relevant Tax documents referred to in Section 10.10 that it receives that could reasonably be expected to be relevant to such other Party in connection with any termination or release of, or demand for payment pursuant to, the PLR Bank Guarantee or Historic Bank Guarantee pursuant to Section 10.10.

(g)	With respect to any release of the PLR Bank Guarantee pursuant to Section 10.10(a) or any release of the Historic Bank Guarantee pursuant to Section 10.10(b), which release is predicated on the receipt of Audit Closing Evidence, Manchester shall endeavor in good faith to obtain Audit Closing Evidence consisting of an IRS Form 870-AD or IRS Form 866.

(h)	Provided that Newco has timely filed complete 2010 and 2011 US federal income Tax Returns (in accordance with Section 10.3(d)) and such Tax Returns include disclosure with respect to the potential Transaction Tax intended to meet the requirements of Section 6501(e)(1)(B)(ii) of the Code, Arsenal shall seek, as promptly as reasonably practicable thereafter, to obtain an opinion from KPMG (or other nationally recognized accounting firm selected by Arsenal and reasonably acceptable to Manchester), in form and substance reasonably satisfactory to Arsenal, that the requirements of Section 6501(e)(1)(B)(ii) of the Code have been satisfied.
10.10	Tax Indemnity Credit Support
(a)	Manchester shall, at or prior to the Coniston Closing, obtain a bank guarantee from one of the banks listed on Schedule 10.10(a) (the PLR Bank Guarantor) in favor of Arsenal (substantially in the form attached as Exhibit 11) in an aggregate amount of US$168 million (the PLR Bank Guarantee). Arsenal shall not demand payment under the PLR Bank Guarantee unless and until each of the Transaction Tax Conditions or the Post-Closing Franchise Tax Conditions, as the case may be, shall have been satisfied following receipt by Manchester from Arsenal of a request for payment in accordance with the Transaction Tax Condition or Post-Closing Franchise Tax Condition, as the case may be. The PLR Bank Guarantee shall be fully released and terminated ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) that the earliest of the following has occurred (such notice specifying the event giving rise to such permitted release and termination, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (w) receipt by Manchester of the Accepted IRS Private Letter Ruling, (x) the closing of the IRS examination of each of Newco’s 2010 and 2011 US federal income tax return (as evidenced by Manchester’s receipt of an IRS Form 870, IRS Form 870-AD for all items and without exceptions, IRS Form 866 or closing agreement or similar written evidence of closing (Audit Closing Evidence)) and (y) March 15, 2017 (each, a condition for the release and termination of the PLR Bank Guarantee); provided, however, that:
(i)	the date in clause (y) shall be March 15, 2014 (in lieu of March 15, 2017), provided (A) Newco timely files complete 2010 and 2011 US federal income Tax Returns (in accordance with Section 10.3(d)), (B) such Tax Returns include disclosure with respect to the potential Transaction Tax sufficient to meet the requirements of Section 6501(e)(1)(B)(ii) of the Code and, not later than ten (10) business days prior to March 15, 2014, Arsenal shall have received, at Arsenal’s expense, an opinion from KPMG (or other nationally recognized accounting firm selected by Arsenal and reasonably acceptable to Manchester), in form and substance reasonably satisfactory to Arsenal, that such requirements have been satisfied and (C) Manchester provides a written representation to Arsenal on March 15, 2014 that neither it nor any of its Affiliates has taken any action prohibited by Section 10.9(b) or Section 10.9(c) that would result in any waiver, extension or suspension of the statute of limitations with respect to the Newco 2010 or 2011 US federal income Tax Return;

(ii)	if a ruling substantially to the effect of Core Ruling (4) is not received as part of any IRS Private Letter Ruling, any release or termination pursuant to this Section 10.10(a) shall not reduce the PLR Bank Guarantee to an amount less than US$3 million prior to April 15, 2011 or less than US$1.5 million prior to April 15, 2012; and

(iii)	any release or termination pursuant to this Section 10.10(a) shall not reduce the PLR Bank Guarantee to an amount less than the sum of (i) any amount with respect to which Arsenal has requested payment from Manchester under the Transaction Tax Conditions (which remains unpaid) and (ii) the amount, set forth in a written notice from Arsenal to Manchester, of Transaction Taxes with respect to which Newco or any Arsenal Group Member has received a written notice of proposed adjustment, a written revenue agent’s report, a written notice of deficiency or other written assertion of a specific adjustment or deficiency (including reasonably estimated penalties and interest); provided, however, that the limitation in this Section

10.10(a)(iii) shall not apply with respect to any release or termination resulting from the receipt by Manchester of the Accepted IRS Private Letter Ruling in accordance with this Section 10.10(a).
The limitations in Section 10.10(a)(ii) and (iii) shall be cumulative. In the event an amount of the PLR Bank Guarantee is not fully released pursuant to Section 10.10(a)(ii), $1.5 million of such unreleased amount shall subsequently be released ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) delivered on or after April 15, 2011, and the remaining $1.5 million of such unreleased amount shall be released ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) delivered on or after April 15, 2012; provided, however, that the aggregate amount otherwise so released shall be reduced by the aggregate amount for which Arsenal has demanded payment pursuant to a Post-Closing Franchise Tax Condition (which remains unpaid). In the event an amount of the PLR Bank Guarantee is not released pursuant to the limitation in clause (ii) of Section 10.10(a)(iii), such unreleased amount shall be fully released and terminated ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) upon the closing of the IRS examination for the taxable year relating to such notice, adjustment or report (as evidenced by Manchester’s receipt of Audit Closing Evidence relating to such year); provided, however, that if Manchester reasonably believes that the unreleased amount of the PLR Bank Guarantee exceeds the amount necessary to fund the potential Tax liability identified in any such notice, adjustment or report (including reasonably estimated penalties and interest) (any such excess, an Excess PLR Unreleased Amount), Manchester shall be entitled to deliver one or more notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Excess PLR Guarantee Notice). Within five (5) business days following delivery of an Excess PLR Guarantee Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether an Excess PLR Unreleased Amount exists and, if so, the amount thereof. If, within five (5) business days following delivery of the Excess PLR Guarantee Notice, the Parties are unable to agree as to whether an Excess PLR Unreleased Amount exists or, if it is agreed to exist, the amount thereof, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination. Any release of a portion of the PLR Bank Guarantee pursuant to the immediately preceding proviso shall occur ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) after any such agreement by the Parties or any such determination made through the arbitration procedures.
(b)	Manchester shall, at or prior to the Coniston Closing, obtain a bank guarantee from one of the banks listed on Schedule 10.10(a) (the Historic Bank Guarantor) in favor of Arsenal (substantially in the form attached as Exhibit 11) in an aggregate amount of US$45 million (the Historic Bank Guarantee). Arsenal shall not demand payment under the Historic Bank Guarantee unless and until each of the Historic Tax Conditions shall have been satisfied and Manchester shall have received a written notice from Arsenal that each such Historic Tax Condition has been satisfied. The Historic Bank Guarantee shall be reduced by the following amounts (paragraphs (i) through (iv), each, a Tranche):
(i)	US$27 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (x) the closing of the IRS examination of all of Newco’s 2007 to 2009 US federal income Tax

Returns (as evidenced by the receipt of Audit Closing Evidence for each such year) and (y) March 15, 2014;
(ii)	US$6.75 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (x) the closing of the IRS examination of Newco’s 2010 US federal income Tax Return (as evidenced by the receipt of Audit Closing Evidence for such year) and (y) March 15, 2017;

(iii)	US$5.40 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earliest of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x) or (y)): (x) the filing by Newco of amended 2009 New York State Tax Returns reflecting and in accordance with the closing of the IRS examination of the corresponding Newco 2009 US federal income Tax Return and payment of any and all New York State Taxes shown as owing thereon (y) the closing of such IRS examination without the need to file such amended 2009 New York State Tax Return reflecting such closing (in the case of subclause (x) or (y) as evidenced by the receipt of Audit Closing Evidence with respect to such federal income Tax Return for such year) and (z) March 15, 2014; and

(iv)	US$5.85 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred: (x) the closing of the examination by the relevant Taxing Authority of all of Newco’s New York State Tax Returns for taxable years ended May 31, 2007 to May 31, 2009 and North Carolina State Tax Returns for taxable years ended May 31, 2007 to May 31, 2009 (as evidenced by the receipt of a North Carolina Department of Revenue Notice of Tax Assessment, executed NY State Department of Taxation and Finance Form DO-356, or closing agreement or similar written evidence of closing) and (y) December 31, 2014;
provided, however, that with respect to any Tranche, any release or termination pursuant to this Section 10.10(b) with respect to such Tranche shall not reduce the Tranche Amount for such Tranche to an amount less than the sum of (1) any amount with respect to which Arsenal has requested payment from Manchester under the Historic Tax Conditions (which remains unpaid) and (2) the amount, set forth in a written notice from Arsenal to Manchester, of Taxes (other than Transaction Taxes) with respect to which Newco or any Arsenal Group Member has received a written notice of proposed adjustment, a written revenue agent’s report, a written notice of deficiency or other written assertion of a specific adjustment or deficiency (including reasonably estimated interest and penalties).
In the event an amount of the Historic Bank Guarantee is not fully reduced by a Tranche Amount pursuant to the limitation in clause (2) of the proviso of the preceding paragraph, such unreduced amount of the Historic Bank Guarantee shall be fully released and terminated upon the closing of the IRS or relevant Taxing Authority examination for the taxable year relating to such notice, adjustment or report (as evidenced by Manchester’s receipt of Audit Closing Evidence (or similar forms or evidence under relevant state or local Tax Law) relating to such year); provided, however, that if Manchester reasonably believes that the unreleased amount of the Historic Tax Bank Guarantee exceeds the amount necessary to fund the potential Tax liability identified in any such notice, adjustment or report (including reasonably estimated interest and penalties) (any such excess, an Excess Historic Unreleased Amount), Manchester shall be entitled to deliver one or more notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Excess Historic Guarantee Notice). Within five (5) business days following delivery of an Excess Historic Guarantee Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether an Excess Historic Unreleased Amount exists and, if so, the amount thereof. If, within five (5) business days following delivery of the Excess Historic Guarantee Notice, the Parties are unable to agree as to whether an Excess Historic Unreleased Amount exists or, if it is agreed to exist, the amount thereof, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination. Any release of a portion of the Historic Bank Guarantee pursuant to the immediately preceding proviso shall occur ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) after any such agreement by the Parties or any such determination made through the arbitration procedures.
If, at any time from and after July 1, 2011, Manchester reasonably believes that an Excess exists with respect to any of the Tranche described in clause (i), the Tranche described in clause (ii) or the Tranche described in clause (iii), Manchester shall be permitted to provide one or more written notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Reduction Notice). Within five (5) business days following delivery of a Reduction Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether such an Excess exists and, if so, the amount of such Excess. If, within five (5) business days following delivery of the Reduction Notice, the Parties are unable to agree as to whether an Excess exists or, if it is agreed to exist, the amount of such Excess, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination.
Tranche Amount shall mean, for each Tranche, (i) the dollar amount indicated for such Tranche, (ii) plus or minus the Excess Deduction Amount for such Tranche, (iii) minus any Excess and (iv) minus the amount of the Historic Bank Guarantee released according to the terms of such Tranche.
Excess with respect to a Tranche shall mean the amount (determined by the Parties or pursuant to the arbitration proceedings set forth in Exhibit 10, if so elected) by which the Tranche Amount for such Tranche exceeds the amount necessary to fund anticipated Tax liabilities with respect to the Tax Returns related to such Tranche.
The Historic Bank Guarantee shall be reduced by the aggregate Excess for each Tranche.
Excess Deduction Amount shall mean, based on the Tax Returns filed by Newco, the amount of decrease in actual cash Tax payable by Newco with respect to its 2010 or 2011 taxable year directly as a result of the additional claimed deduction for the 2010 or 2011 taxable year in excess of the deductions for such year set forth on Schedule 10.9, but in no event in excess of $5 million. The Tranche Amount for the Tranche described in clause (i) shall be decreased, and the Tranche Amount for the Tranche described in clause (ii) shall be increased, by the Excess Deduction Amount.
(c)	Transaction Tax Conditions shall mean (i) there has been an assessment of such Tax pursuant to section 6201 of the Code, an IRS Form 870, an IRS Form 870-AD for all items and without exceptions, closing agreement or similar written evidence of closing, a reduction in an otherwise allowable refund (to the extent such refund is not otherwise for the account of Manchester) or a “determination” under section 1313(a) of the Code, in each case with respect to a Transaction Tax imposed on Newco or any other Arsenal Group Member, or for which Newco or any other Arsenal Group Member is liable, under applicable Law and (ii) Manchester has failed to make payment of such Tax to or on behalf of Newco or such other Arsenal Group Member within seven (7) business days after a request by Arsenal therefor (which request shall be sent concurrently by Arsenal by facsimile to the PLR Bank Guarantor). Historic Tax Conditions shall mean (i) there has been an assessment of such Tax pursuant to section 6201 of the Code, an IRS Form 870, an IRS Form 870-AD for all items and without exceptions, closing agreement or similar written evidence of closing, a reduction in an otherwise allowable refund (to the extent such refund is not otherwise for the account of Manchester) or a “determination” under section 1313(a) of the Code (or similar provision or form of relevant state or local Tax Law, including a North Carolina Department of Revenue Notice of Tax Assessment or executed NY State Department of Taxation and Finance Form DO-356), in each case with respect to a Tax described in Section 10.1(a) (other than a Transaction Tax) imposed on Newco or any other Arsenal Group Member, or for which Newco or any other Arsenal Group Member is liable, under applicable Law and (ii) Manchester has failed to make payment of such Tax to or on behalf of Newco or such other Arsenal Group Member within seven (7) business days after a request by Arsenal therefor (which request shall be sent concurrently by Arsenal by facsimile to the Historic Bank Guarantor). Post-Closing Franchise Tax Conditions shall mean (i) Manchester has failed to make a payment of Post-Closing Franchise Taxes to Arsenal within seven (7) business days after a written demand by Arsenal therefor delivered not earlier than ten (10) business days prior to the due date therefor (which request shall be sent concurrently by Arsenal by facsimile to the PLR Bank Guarantor).
10.11	Expenses
Except as otherwise provided in Exhibit 10, in connection with any Proceeding between the Parties arising out of or relating to this Section 10, the prevailing Party in such Proceeding will be entitled to recover from the other Party all out-of-pocket Losses incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled.
10.12	Predecessors and Successors
Except to the extent the context clearly requires otherwise, all references to Newco in this Section 10 and defined terms used in this Section 10 or otherwise relevant for purposes of this Section 10 shall include all of its predecessors and successors.
10.13	Survival
Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties set forth in this Section 10 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings). Further, to the extent the survival provisions of this Section 10 and Section 9 conflict, the survival provisions of this Section 10 shall control.
11.	MISCELLANEOUS
11.1	Notices
All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt;

otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):
if to Manchester, to:
Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Telephone: +44 (0)20 3320 5000
Fax: +44 (0)20 3320 1771
Attention: General Counsel
with a copy to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: +1 212 610 6471
Fax: +1 212 610 6399
Attention: A. Peter Harwich
if to Arsenal, to:
Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Telephone: +1 800 654 0889
Fax: +1 312 506 1208
Attention: General Counsel
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Telephone: +1 312 853 7000
Fax: +1 312 853 7036
Attention: Frederick C. Lowinger; Gary D. Gerstman
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Telephone: +1 312 558 5600
Fax: +1 312 558 5700
Attention: Robert F. Wall

if to Emerald, to:
Eclipsys Corporation
Three Ravinia Drive
Atlanta, GA 30348
Telephone: +1 404 847 5000
Fax: +1 404 847 5777
Attention: General Counsel
                    Chief Financial Officer
with a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Telephone: +1 404 572 4600
Fax: +1 404 572 5133
Attention: John D. Capers, Jr.; C. William Baxley
11.2	Amendments and Waivers
(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party and Emerald (in the case of the provisions with respect to which Emerald is a third party beneficiary), or in the case of a waiver, by the Party against whom the waiver is to be effective and, in the case of a waiver or amendment by Arsenal prior to the Coniston Closing, approved by the Audit Committee of the Arsenal Board of Directors.

(b)	Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.
11.3	Expenses
Other than as set forth in this Agreement or in any Transaction Document, all costs and expenses (including fees and disbursements of counsel, accountants and other advisors) incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement and the completion of the Coniston Transaction, the Emerald Transaction and the Contingent Repurchase shall be paid by the Party incurring such cost or expense.

11.4	Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, which consent, in the case of Arsenal prior to the Coniston Closing, shall be approved by the Audit Committee of the Arsenal Board of Directors. Any attempted assignment in violation of this Section 11.4 shall be void. If Manchester effects any voluntary liquidation of all or substantially all of its assets in one or a series of transactions (or any other transaction with a similar effect) at a time when Manchester is Solvent, Manchester shall ensure adequate protection for its indemnification obligations set forth in this Agreement. If Manchester effects any liquidation of all or substantially all of its assets in one or a series of transactions (or any other transaction with a similar effect) involuntarily or at a time when Manchester is not Solvent, Manchester shall use its commercially reasonable efforts to ensure adequate protection for its indemnification obligations set forth in this Agreement.
11.5	Governing Law
This Agreement (and any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each Party irrevocably and unconditionally waives any objection to the application of the Laws of the State of Delaware to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the Laws of the State of Delaware.
11.6	Enforcement; Consent to Jurisdiction
(a)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

(b)	Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, any state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each Party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)	Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d)	Notwithstanding any other provision of this Agreement or any Transaction Document to the contrary, in the event that, prior to the Coniston Closing or, if the Coniston Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by Arsenal hereunder that would require approval of the Arsenal Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between Arsenal and Manchester or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any Transaction Document) by Arsenal against Manchester, or by Manchester against Arsenal, all actions or determinations of Arsenal prior to the Coniston Closing or, if the Coniston Closing does not occur, at any time after the date hereof or any determinations of Arsenal relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by Arsenal whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Arsenal relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Arsenal Board of Directors.

11.7	WAIVER OF JURY TRIAL

EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.7.

11.8	Counterparts; Third-Party Beneficiaries

This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. Prior to the Emerald Closing, Emerald shall be, subject to compliance by Emerald with Section 11 of this Agreement, a third party beneficiary of

Sections 1, 2, 4, 6.3, 6.4, 6.7, 6.8, 6.13, 8.1(a)(vi), 10.2, the first sentence of 10.10(a), the first sentence of 10.10(b), 11 and, only as such provisions relate to actions to be taken prior to the Coniston Closing, 10.3, 10.9(b), 10.9(c) and 10.9(d) of this Agreement; provided, that any claim brought by or on behalf of Emerald against Manchester or Arsenal prior to the Emerald Closing shall be subject to the limitations on liability described in the final sentence of Section 9.1(c), Section 9.4 and the final sentence of Section 9.6 and, provided, further, that notwithstanding anything herein to the contrary, if the Termination Fee (as defined in the Emerald Definitive Agreement) is paid in full and accepted by Emerald in accordance with Section 5.5(g) of the Emerald Definitive Agreement, such payment shall be the sole and exclusive remedy (other than the right to seek specific performance or injunctive relief pursuant to Section 11.6(a)) of Emerald and its Affiliates under this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party (including Emerald) to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and Emerald and its Affiliates shall be precluded from any other remedy (or seeking any other remedy) against Arsenal, Manchester and their respective Affiliates for monetary damages under this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party (including Emerald) to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise). Except as provided in the immediately foregoing sentence, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the Parties any legal or equitable rights or remedies under this Agreement.

11.9	Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend and agree that all provisions regarding consideration to be paid hereunder (including Sections 2.1 and 3.1) are an integral part of this Agreement without which there would be no agreement and are not severable herefrom.

11.10	Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and the Transaction Documents and supersede all prior agreements and understandings, both oral and written, between Manchester and Arsenal with respect to the subject matter of this Agreement and the Transaction Documents, including the Proposed Deal Structure dated February 5, 2010. The Exhibits and Schedules are an integral part of this Agreement and are incorporated by reference into this Agreement for all purposes.

11.11	Construction

Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

11.12	Headings and Captions; Exhibits and Schedules

The headings and captions in this Agreement and in the table of contents are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. All Annexes, Exhibits and Schedules to this Agreement are integral parts of this Agreement and are incorporated in and made a part of this Agreement as if set forth in full. Certain terms used in this Agreement shall have the meanings ascribed to such terms in Annex 1 hereto. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meanings as defined in this Agreement. All references to Sections or Exhibits contained in this Agreement shall be to Sections or Exhibits of or to this Agreement unless otherwise stated.
[SIGNATURE PAGE FOLLOWS]

SIGNATORIES
IN WITNESS WHEREOF, Manchester and Arsenal have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

MISYS PLC
By:	/s/ J. Michael Lawrie
	Name:	J. Michael Lawrie
	Title:	Chief Executive Officer

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
By:	/s/ Lee A. Shapiro
	Name:	Lee A. Shapiro
	Title:	President

ECLIPSYS CORPORATION, solely in its capacity as a third party beneficiary in accordance with Section 11.8 hereof
By:	/s/ Philip M. Pead
	Name:	Philip M. Pead
	Title:	President and CEO

ANNEX 1
CERTAIN DEFINITIONS
Acceptable Underwriting Agreement shall have the meaning ascribed to such term in Section 2.2(i) hereof.
Accepted IRS Private Letter Ruling shall have the meaning ascribed to such term in Section 10.2(n) hereof.
ACTS shall mean ACT Sigmex Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.
Additional Written Consent shall have the meaning ascribed to such term in Section 1.1(a) hereof.
Affiliate shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, Manchester and its Subsidiaries, on the one hand, and Arsenal and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other.
Agreement shall have the meaning ascribed to such term in the Introduction hereof.
Alternative Core Rulings shall mean those rulings identified as such in Schedule 10.2.
Amended and Restated Relationship Agreement shall mean the Amended and Restated Relationship Agreement to be entered into between the Parties on the Coniston Closing Date substantially in the form attached as Exhibit 12.
Arbitration Notice shall have the meaning ascribed to such term in Exhibit 10.
Arsenal shall mean Arsenal Inc., a Delaware corporation.
Arsenal Arbitration Candidates shall have the meaning ascribed to such term in Exhibit 10.
Arsenal Constitutional Documents shall mean the Third Amended and Restated Certificate of Incorporation and By-laws of Arsenal.
Arsenal Exchange shall have the meaning ascribed to such term in the Recitals hereof.
Arsenal Group Member shall mean (i) Arsenal and its Affiliates, (ii) the directors and officers of each of Arsenal and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
Arsenal Material Adverse Effect shall mean any event, occurrence, fact, condition, effect, change or development (any one or more of which is referred to in this definition as a “Circumstance” and collectively as “Circumstances”) that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Arsenal and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, an Arsenal Material Adverse Effect: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent Arsenal is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Arsenal operates;

(ii) any Circumstances generally affecting the industries in which Arsenal or its Subsidiaries operate, except to the extent Arsenal is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Arsenal operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Emerald Definitive Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Emerald Definitive Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Emerald Definitive Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of Arsenal or any of its Subsidiaries set forth in Section 9.1 of the Parent Disclosure Letter (as defined in the Emerald Definitive Agreement), other than as a result of the valid termination by a customer or client of any written Contract (as defined in the Emerald Definitive Agreement) due to the breach by Arsenal or any of its Subsidiaries of its obligations under any written Contract to license material Parent Owned Intellectual Property Rights (as defined in the Emerald Definitive Agreement) or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by Arsenal to meet any analysts’ revenue or earnings projections or Arsenal guidance, in and of themselves, or any failure by Arsenal to meet any of Arsenal’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Arsenal Shares, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, an Arsenal Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of the Emerald Definitive Agreement by Emerald or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Arsenal or Merger Sub with respect to the Coniston Transaction.
Arsenal Right of First Refusal shall have the meaning ascribed to such term in Section 2.2(b) hereof.
Arsenal Shares shall mean the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.
Arsenal Stockholder Approval shall mean the approval of the Emerald Transaction by the affirmative vote of the holders of a majority in voting power of Arsenal Shares present in person or represented by proxy at a meeting held for such purpose.
Arsenal Written Consent shall have the meaning ascribed to such term in Section 1.1(a) hereof.
Audit Closing Evidence shall have the meaning ascribed to such term in Section 10.10(a) hereof.
business day shall mean any day except Saturday, Sunday or any day on which banks or stock exchanges are generally not open for business in the City of New York, New York or the City of London, England.
Circular shall have the meaning ascribed to such term in Section 6.3 hereof.
Claimed Defect shall have the meaning ascribed to such term in Section 10.2(h) hereof.
Claim Notice shall have the meaning ascribed to such term in Section 9.5 hereof.
Code shall mean the United States Internal Revenue Code of 1986, as amended.

Commitment Letter shall have the meaning ascribed to such term in Section 5.6(a) hereof.
Company Group shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, any time on or before the Coniston Closing Date, includes or has included Newco or any predecessor of or successor to Newco (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Coniston Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Newco or any predecessor of or successor to Newco (or another such predecessor or successor), but in no event shall include any such group that also includes Arsenal.
Coniston Closing shall have the meaning ascribed to such term in Section 2.3 hereof.
Coniston Closing Date shall have the meaning ascribed to such term in Section 2.3 hereof.
Coniston Condition shall mean the condition set forth in Section 6.1(f) of the Emerald Definitive Agreement.
Coniston Transaction shall have the meaning ascribed to such term in the Recitals hereof.
Contingent Repurchase shall have the meaning ascribed to such term in Section 3.1 hereof.
Contingent Repurchase Closing shall have the meaning ascribed to such term in Section 3.2 hereof.
Contingent Repurchase Closing Date shall have the meaning ascribed to such term in Section 3.2 hereof.
Contingent Repurchase Consideration shall mean $101,600,000.
Contingent Repurchase Election Notice shall have the meaning ascribed to such term in Section 3.1 hereof.
Contingent Repurchase Shares shall mean the number of Arsenal Shares held by Manchester or its Affiliates that can be purchased for the Contingent Repurchase Consideration at a price per Arsenal Share equal to $19.12.
Contract shall mean any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.
Control (including, with its correlative meanings, Controlled by and under common Control with) shall mean, with respect to any Person, any of the following: (a) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than fifty percent (50%) of the voting power of the entity in question or (b) the possession by such Person of the power, directly or indirectly, to elect a majority of the board of directors (or equivalent governing body) of the entity in question.
Core Rulings shall mean those rulings identified as such in Schedule 10.2.
Dismissed Objection Notice shall have the meaning ascribed to such term in Section 10.2(k) hereof.
DGP shall mean Misys US DGP, a Delaware general partnership and a Subsidiary of Manchester.
Emerald shall mean Emerald Corporation, a Delaware corporation.
Emerald Closing shall have the meaning ascribed to such term in the Recitals hereof.

Emerald Definitive Agreement shall mean the Agreement and Plan of Merger to be dated as of the date hereof between Arsenal, Merger Sub and Emerald a final form of which is attached as Exhibit 4.
Emerald Stockholder Approval shall mean the approval of the Emerald Transaction by the affirmative vote of a majority of outstanding shares of Emerald common stock entitled to vote thereon.
Emerald Transaction shall have the meaning ascribed to such term in the Recitals hereof.
Excess shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Excess Deduction Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Excess Historic Guarantee Notice shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Excess Historic Unreleased Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Excess PLR Guarantee Notice shall have the meaning ascribed to such term in Section 10.10(a) hereof.
Excess PLR Unreleased Amount shall have the meaning ascribed to such term in Section 10.10(a) hereof.
Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Exchange Shares shall have the meaning ascribed to such term in the Recitals hereof.
Exchange Sub shall have the meaning ascribed to such term in Section 1.1(c) hereof.
Family Member shall mean, with respect to any Person, a spouse, parent, child or sibling of such Person.
Financing shall have the meaning ascribed to such term in Section 5.6(a) hereof.
Financing Source shall have the meaning ascribed to such term in Section 5.6(a) hereof.
Fixed Release Date shall mean, with respect to the relevant provision of Section 10.10, the fixed date set forth in subclause (y) of Section 10.10(a) (or the date set forth in Section 10.10(a)(i) in lieu thereof) and each of the fixed dates set forth in the last subclause of each of Sections 10.10(b)(i) through (iv), as may be modified pursuant to this Agreement.
Floor Price shall have the meaning ascribed to such term in Section 2.2(a) hereof.
Governmental Authority shall mean any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.
Governmental Authorization shall mean any permit, consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.
Greenshoe shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Greenshoe Closing shall have the meaning ascribed to such term in Section 2.2(m) hereof.
Historic Bank Guarantee shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Historic Bank Guarantor shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Historic Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.
HP Mercury Licence shall mean the suite of licence agreements entered into between Manchester International Banking Systems Inc. and Hewlett Packard, further details of which are contained in Schedule B to the Transitional Services Agreement.
HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Indemnified Party shall have the meaning ascribed to such term in Section 9.5(a) hereof.
Indemnitor shall have the meaning ascribed to such term in Section 9.5(a) hereof.
Independent Arbitrator shall mean an individual who (i) is or was a partner specializing in private letter ruling submissions to the IRS and is or was experienced in advising clients with respect to tax aspects of complex corporate transactions, in each case at a nationally recognized accounting firm, (ii) is not, and has not been, a director, executive officer or employee of Arsenal, Manchester or Emerald, (iii) is not an individual having a relationship which, in the reasonable judgment of each of the Parties, would interfere with the exercise of independent judgment in carrying out the responsibilities of an independent arbitrator, (iv) has not accepted, and does not have a Family Member who has accepted, any compensation from Arsenal, Manchester or Emerald within three years preceding the date of this Agreement, (v) is not a Family Member of an individual who is, or at any time during the three years preceding the date of this Agreement was, employed by Arsenal, Manchester or Emerald, (vi) is not, or does not have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Arsenal, Manchester or Emerald has made, or from which Arsenal, Emerald or Manchester has received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is less, (vii) is not, or does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Arsenal, Manchester or Emerald serve on the compensation committee of such other entity or (viii) is not employed by the outside auditor of any of Arsenal, Emerald or Manchester, or is not or does not have a Family Member who is a current partner of the outside auditor of any of Arsenal, Emerald or Manchester, or was not a partner or employee of any such outside auditor who worked on the audit of Arsenal, Emerald or Manchester at any time during any of the past three years.
India Lease shall mean the lease agreement with respect to the building known as the Maruthi Infotech Center in Bangalore, India entered into between Manchester Software Solutions (India) Private Limited and G. Jayaram Reddy, dated February 12, 2010.
India Migration Plan shall have the meaning ascribed to such term in Section 6.13(a) hereof.
IRS shall mean the United States Internal Revenue Service.
IRS Private Letter Ruling shall mean a letter ruling from the IRS addressed to Newco (or DGP, its predecessor) and/or Arsenal issued pursuant to the IRS Private Letter Ruling Request.

IRS Private Letter Ruling Request shall mean the formal written submission delivered to the IRS requesting the IRS Private Letter Ruling pursuant to Section 10.2.
Kapiti shall mean Kapiti Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.
Knowledge shall mean, with respect to Arsenal, the actual knowledge of Glen Tullman, Lee Shapiro, Bill Davis, Brian Vandenberg or Lisa Garrett and, with respect to Manchester, the actual knowledge of Stephen Wilson, Mike Lawrie, Tom Kilroy or Tim Homer.
Launch Date shall have the meaning ascribed to such term in Section 2.2(c) hereof.
Launch Demand shall have the meaning ascribed to such term in Section 2.2(e) hereof.
Launch Notice shall have the meaning ascribed to such term in Section 2.2(c) hereof.
Law shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards, decrees and Governmental Authorizations of any Governmental Authority.
Lead Underwriters shall have the meaning ascribed to such term in Section 2.2(c) hereof.
Lien shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, easement, tenancy, right-of-way, license, use restriction, claim, hypothecation, assignment, preemptive right, option, right of first refusal, right of first offer, right of consent, restrictive covenant or other right, title or interest of any third party, in any such case relating to such property or asset.
Losses shall mean any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs and environmental and other investigation and removal costs) and expenses (including reasonable attorneys’, environmental consultants’ and accountants’ fees).
Manchester shall mean Misys plc, a public limited company formed under the Laws of England and Wales.
Manchester Arbitration Candidates shall have the meaning ascribed to such term in Exhibit 10.
Manchester Bank Account shall mean:

Bank Name:	National Westminster Bank PLC
Branch:	City of London
SWIFT:	NWBKGB2L
Account Name:	Misys plc — Treasury Account
Account Number:	42060915
Currency:	USD
Correspondent Bank:	JP Morgan Chase Bank, New York (ABA Routing No. 021000021)
SWIFT: CHASUS33
Manchester Greenshoe Limit shall have the meaning ascribed to such term in Section 2.2(b) hereof.
Manchester Group Member shall mean (i) Manchester and its Affiliates, (ii) the directors and officers of each of Manchester and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

Manchester India Employees shall mean those employees of Manchester (or its Affiliates) located in Bangalore, India who have been assigned to work exclusively on Arsenal software development matters and who are to be identified in further detail within the India Migration Plan.
Manchester Shareholder Approval shall have the meaning ascribed to such term in Section 6.3 hereof.
Manchester Shareholders Meeting shall have the meaning ascribed to such term in Section 6.3 hereof.
Market Disruption shall mean any period in which (i) trading generally, or trading in Arsenal Shares, shall have been suspended or materially limited on, or by, as the case may be, the Nasdaq National Market or the New York Stock Exchange, (ii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis, which, in the case of any of clauses (ii), (iii) or (iv) above makes it impracticable, in the reasonable good faith judgment of the board of directors of Manchester after receipt of advice from the Lead Underwriters, for the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price.
Market Holiday shall mean August 16, 2010 through September 6, 2010 inclusive.
Merger Sub shall have the meaning ascribed to such term in the Emerald Definitive Agreement.
Minimum Secondary Offering Shares shall have the meaning ascribed to such term in Section 2.2(a) hereof.
MPL shall mean Misys Patriot Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.
MPUSH shall mean Misys Patriot US Holdings LLC, a Delaware limited liability company and a Subsidiary of Manchester.
Newco shall mean [US Newco], a Delaware corporation and a Subsidiary of Manchester.
Newco Shares shall have the meaning ascribed to such term in the Recitals hereof.
Non-Core Rulings shall mean those rulings identified as such in Schedule 10.2.
Objection Notice shall have the meaning ascribed to such term in Section 10.2(e) hereof.
Offering Conditions shall have the meaning ascribed to such term in Section 2.2(j) hereof.
Order shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.
Outside Date shall have the meaning ascribed to such term in Section 8.1(a)(ii) hereof.
Parties shall mean Manchester and Arsenal, with each being a Party.
Person shall mean any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.
PLR Bank Guarantee shall have the meaning ascribed to such term in Section 10.10(a) hereof.
PLR Bank Guarantor shall have the meaning ascribed to such term in Section 10.10(a) hereof.
Post-Closing Franchise Taxes shall have the meaning ascribed to such term in Section 10.7 hereof.
Post-Closing Franchise Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.
Post-Closing Tax Period shall mean any Tax period beginning after the Coniston Closing Date or, with respect to a Tax period that begins before the Coniston Closing Date and ends thereafter, the portion of such Tax period beginning immediately after the Coniston Closing Date.
Pre-Closing Tax Period shall mean any Tax period ending at or before the Coniston Closing Date or, with respect to a Tax period that begins before the Coniston Closing Date and ends thereafter, the portion of such Tax period that ends as of the Coniston Closing Date.
Proceeding shall mean any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.
Reduction Notice shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Registration Rights Agreement shall mean the Registration Rights Agreement entered into between the Parties concurrently with this Agreement in the form attached as Exhibit 13.
Rejection Notice shall have the meaning ascribed to such term in Section 10.2(j) hereof.
Relationship Agreement shall mean the Relationship Agreement between the Parties dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009.
Relevant Provisions shall have the meaning ascribed to such term in Section 2.2(j) hereof.
Repurchase Consideration shall have the meaning ascribed to such term in Section 2.1 hereof.
Repurchase Shares shall have the meaning ascribed to such term in Section 2.1 hereof.
Restructuring Slides shall mean the document attached as Schedule 10.1.
SEC shall mean the U.S. Securities and Exchange Commission.
Secondary Offering shall have the meaning ascribed to such term in Section 2.2(a) hereof.
Secondary Offering Proceeds shall mean the aggregate proceeds of the Secondary Offering (including the Greenshoe) after the underwriting discount.
Secondary Offering Registration Statement shall have the meaning ascribed to such term in Section 2.2(j) hereof.

Secondary Offering Shares shall have the meaning ascribed to such term in the Recitals hereof.
Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Solvent when used with respect to any Person shall mean that, as of any date of determination, (i) the assets of such Person at a “fair valuation” will as of such date, exceed the amount of all of its “liabilities of such Person, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (ii) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than “the amount that will be required to pay the probable liability of such Person on its existing debts as such debts become absolute and matured”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (iii) the remaining assets of such Person as of such date, will not be “unreasonably small” nor constitute an “unreasonably small capital” in relation to the business or transaction(s) in which it is engaged or is about to engage, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; and (iv) such Person will be able to pay its debts as they become due. For purposes of this definition, (a) “debt” means liability on a “claim” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
Solvency Letter shall mean a letter delivered by a nationally recognized valuation firm mutually acceptable to Arsenal and Manchester, in a form reasonably acceptable to Arsenal and Manchester and addressed to the Board of Directors of Arsenal and, if requested by Arsenal, the Financing Source providing the Financing, indicating that, immediately after the Coniston Closing and after giving effect to the transactions contemplated hereby, including the Financing and any alternative financing permitted by this Agreement and the payment of the Repurchase Consideration and all related fees and expenses, Arsenal will be Solvent.
Special Offering Conditions shall have the meaning ascribed to such term in Section 2.2(e) hereof.
Straddle Period shall mean any taxable year or period beginning on or before and ending after the Coniston Closing Date.
Subsidiary shall mean, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.
Takeover Laws shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.
Tax or Taxes shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of any obligation under any Tax sharing arrangement, tax indemnification obligation or as transferee or successor.

Tax Claim shall have the meaning ascribed to such term in Section 10.8 hereof.
Tax Return shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
Taxing Authority shall mean any Governmental Authority responsible for the imposition of any Tax.
Termination Launch Demand shall have the meaning ascribed to such term in Section 2.2(g) hereof.
Third Person Claim shall have the meaning ascribed to such term in Section 9.5(b) hereof.
Tranche shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Tranche Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.
Transaction Documents shall mean the Voting Agreement, the Registration Rights Agreement, the Transitional Services Agreement and the Amended and Restated Relationship Agreement.
Transaction Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.
Transaction Taxes shall mean Taxes imposed on Newco, or for which Newco would otherwise be liable, in each case that would not have been so imposed, or for which Newco would not have otherwise been so liable, but for the Transactions.
Transactions shall mean (i) all transactions contemplated by this Agreement, (ii) the transactions contemplated by the Restructuring Slides and (iii) all transactions described in the IRS Private Letter Ruling, the IRS Private Letter Ruling Request or any supplement thereto, in each case including all related transactions (including the transactions contemplated by the US Reorganization) and excluding in all cases (a) the Emerald Transaction and (b) any disposal of Arsenal Shares by Newco (or any successor) after the Coniston Closing Date other than as contemplated by this Agreement, the Restructuring Slides, the IRS Private Letter Ruling, the IRS Private Letter Ruling Request or any supplement thereto.
Transfer Taxes shall mean all transfer, documentary, sales, use, stamp registration and other similar Taxes.
Transitional Services Agreement shall mean the Transitional Services Agreement to be entered into between the Parties on the Coniston Closing Date substantially in the form attached as Exhibit 14.
UCC shall mean the Uniform Commercial Code of the State of Delaware.
Underwriters shall have the meaning ascribed to such term in Section 2.2(a) hereof.
Underwriting Agreement shall mean the Underwriting Agreement to be entered into among Manchester, Arsenal and the lead Underwriters of the Secondary Offering.
US Reorganization shall have the meaning ascribed to such term in the Recitals hereof.
Valid Objection Notice shall have the meaning ascribed to such term in Section 10.2(k) hereof.
Voting Agreement shall mean the Voting Agreement entered into among the Parties, Emerald, MPUSH and MPL concurrently with this Agreement in the form attached as Exhibit 6.

Written Consents shall have the meaning ascribed to such term in Section 1.1(a) hereof.

Exhibit 1

Form of Amendment to Arsenal Second Amended and Restated Certificate of Incorporation

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
     ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation is Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”).
     2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts-Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008.
     3. The Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Third Amended and Restated Certificate of Incorporation).
     4. This amendment and restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval, and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation of the Corporation on the [                    ] day of [                    ], 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

Exhibit A
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
(the “Certificate of Incorporation”)
     FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.
     FOURTH.
     1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).
     2. Preferred Stock.
          (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the             shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.
          (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.
          (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.
     3. Common Stock.
          (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.
          (b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.
          (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred

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     Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.
     4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.
     FIFTH. The Corporation is to have perpetual existence.
     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     SEVENTH:
     1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed at ten (10). At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.
     2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.
     3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware, and except as otherwise set forth above, the full and exclusive power and authority otherwise conferred on the Board of Directors to evaluate director candidates and nominate persons to stand for election to the Board of Directors or to fill any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be exercised and performed by the persons comprising the Independent Nominating Committee or the Nominating and Governance Committee, as the case may be, and as set forth in Article SEVENTH, Section 7. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

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     4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.
     5. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a director to serve as Chairman of the Board of Directors promptly following each election of the Board of Directors at each annual meeting of stockholders.
     6. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.
     7. Committees.
     (a). The Board of Directors may, pursuant to this Certificate of Incorporation or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).
          (i) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.
          (ii) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.
          (iii) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

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          (iv) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
          (v) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.
     (b) The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.
For the purposes of this paragraph (b):
          (i) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq; and
          (ii) a financial expert will be an individual fulfilling the requirements of the definition set forth by the Securities and Exchange Commission in Item 407 of Regulation S-K.
     (c) The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of October 10, 2008 and each other person nominated to election or appointment to the Board of Directors pursuant to this paragraph (c) (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
          (i) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation; and
          (ii) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or

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other cause, provided that any such appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.
     (d) The Nominating and Governance Committee shall consist of three (3) directors designated as members of such committee as of October 10, 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
          (i) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;
          (ii) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and
          (iii) the authority to establish governance principles.
     (e) The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman of the Board of Directors. The Compensation Committee shall have such powers and responsibilities as determined in the compensation committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the compensation committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

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     (f) The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:
          (i) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;
          (ii) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and
          (iii) Any change or modification to the audit committee charter in effect on October 10, 2008.
     8. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.
     EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.
Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders or may be effected by consent in writing by such stockholders as may be provided in the By-Laws. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board of Directors on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

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     NINTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided, that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee.
     TENTH:
     1. A director of the Corporation, including a member of the Independent Nominating Committee or the Nominating and Governance Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid

10

in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.
          (b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such

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applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
          (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
          (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.
          (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
          (f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
     ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.
     TWELFTH. The Corporation has elected to not be governed by Section 203 of the General Corporation Law of the State of Delaware, as permitted under and pursuant to subsection (b)(3) of Section 203 of the General Corporation Law of the State of Delaware.
     THIRTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that no amendment, alteration,

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modification, waiver or change to Article NINTH, Article TENTH, this Article THIRTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the affirmative vote of the members of the Audit Committee and the affirmative vote of a majority of the members of the entire Board of Directors.

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Exhibit 2

Form of Amendment to Arsenal Third Amended and Restated Certificate of Incorporation

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
     ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation formerly known as Allscripts-Misys Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts -Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008. A Third Amended and Restated Certificate of Incorporation increasing the number of authorized shares was filed with the Secretary of State of the State of Delaware on [                    ], 2010.
     3. The Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Fourth Amended and Restated Certificate of Incorporation).
     4. This amendment and restatement of the Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Fourth Amended and Restated Certificate of Incorporation of the Corporation on the [                    ] day of [                    ], 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT A
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
(the “Certificate of Incorporation”)
     FIRST. The name of the corporation is ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH.
     1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).
     2. Preferred Stock.
     (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.
     (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.
     (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.
     3. Common Stock.
     (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.
     (b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.
     (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.
     4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, no holder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of

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the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.
     FIFTH. The Corporation is to have perpetual existence.
     SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     SEVENTH.
     1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the Board of Directors; provided, however, that for the three-year period commencing on the date on which the transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2010, among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation (as may be amended from time to time, the “Eclipsys Merger Agreement”) are consummated (the “Eclipsys Closing”), the number of directors of the Corporation shall be fixed from time to time during such three-year period solely by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”); provided, further, that, if during such three-year period, the number of Directors that Misys plc (“Misys”) shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement (as defined below) is permanently reduced to one (1) or zero (0), then the number of directors of the Corporation shall be fixed at nine (9) during such three-year period unless a different number is approved by the Board of Directors by a Supermajority Vote. Notwithstanding the foregoing, the Board of Directors shall not fix the number of directors in a manner that would prevent any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee from exercising the authority of each such committee provided for in Article SEVENTH, Section 6 hereof. At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.
     2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.
     3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock and except as set forth in Article SEVENTH, Section 6 hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause

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shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence or Article SEVENTH, Section 6 hereof shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.
     4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.
     5. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.
     6. Committees.
     (a) The Board of Directors may, pursuant to this Certificate of Incorporation, or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors.
     (b) (i) Upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors of the Corporation shall be comprised of a majority of Allscripts Directors (as defined below, and, for the avoidance of doubt, a Misys Director (as defined below) shall not constitute an Allscripts Director) and at least one Eclipsys Director (as defined below), and (ii) the Nominating and Governance Committee shall include one (1) Misys Director in accordance with, and to the extent required by, the Amended and Restated Relationship Agreement, dated as of                     , 2010 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys, which Misys Director shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market; provided, that if no Misys Director meets such criteria for independence

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with respect to the Corporation, then the Nominating and Governance Committee shall not include any Misys Director.
     (c) Subject to Article SEVENTH, Section 6(d), the Corporation shall have a Misys Nominating Committee, which shall consist only of directors that have been nominated by Misys pursuant to Section 3 of the Relationship Agreement or appointed pursuant to this Article SEVENTH, Section 6(c) (the “Misys Directors”). The Misys Nominating Committee shall have the following powers and responsibilities: (i) the sole authority to nominate to the Board of Directors up to two (2) Directors in accordance with Section 3 of the Relationship Agreement to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation; provided, however, that if the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to one (1), then the number of Directors that the Misys Nominating Committee shall have the authority to nominate shall be permanently reduced to one (1); provided, further, that if at any time the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero, then, the Misys Nominating Committee shall permanently cease to have the authority to nominate any Directors to stand for election by stockholders; and (ii) for so long as the Misys Nominating Committee has the authority to nominate directors to be elected by the stockholders pursuant to subclause (i) above, in the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, the sole authority to appoint a Director to fill such vacancy on the Board of Directors. In the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, at a time at which Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and there are no remaining Misys Directors serving on the Misys Nominating Committee, then Misys shall have the right to recommend to the Nominating and Governance Committee a person to fill such vacancy and the Nominating and Governance Committee shall, in accordance with Section 3.2 of the Relationship Agreement and applicable law, appoint such person to the Board of Directors to fill the vacancy.
     (d) In the event that Misys’s right to nominate Directors for election by stockholders is permanently reduced or eliminated as set forth in Section 3 of the Relationship Agreement then (i) the term of the appropriate number of Misys Directors shall automatically terminate and such Misys Directors shall resign or be removed in accordance with the Relationship Agreement and (ii) the vacancies resulting therefrom shall be filled by the affirmative vote of a majority of the

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remaining Directors then in office, though less than a quorum, or by a sole remaining Director, to serve until the next annual meeting of stockholders. In the event that the Misys Nominating Committee permanently ceases to have authority to nominate any Directors for election by stockholders as set forth in Article SEVENTH, Section 6(c)(i) above, the Misys Nominating Committee shall be dissolved and Article SEVENTH, Sections 6(b)(ii), (c) and (d) shall no longer be in effect.
     (e) Subject to the proviso of this Article SEVENTH, Section 6(e), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Eclipsys Nominating Committee, which shall initially consist of up to three (3) of the Eclipsys Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to three (3) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, disqualification, removal or other cause of any Eclipsys Director; provided, however, that (x) the authority of the Eclipsys Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Eclipsys Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Eclipsys Nominating Committee to appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, removal or other cause of any Eclipsys Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Eclipsys Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(e) shall no longer be in effect on the earlier of (i) the date on which no Eclipsys Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Eclipsys Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Eclipsys Directors” shall mean the three (3) directors designated by Eclipsys Corporation in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(e).
     (f) Subject to the proviso of this Article SEVENTH, Section 6(f), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Allscripts Nominating Committee, which shall initially

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consist of up to three (3) of the Allscripts Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to four (4) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, disqualification, removal or other cause of any Allscripts Director; provided, however, that (x) the authority of the Allscripts Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Allscripts Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Allscripts Nominating Committee to appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, removal or other cause of any Allscripts Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Allscripts Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(f) shall no longer be in effect on the earlier of (i) the date on which no Allscripts Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Allscripts Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Allscripts Directors” shall mean the four (4) directors designated by Allscripts in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(f).
     (g) If, during the three-year period commencing on the date of the Eclipsys Closing, a vacancy is created on the Board of Directors as a result of (i) the death, resignation, disqualification, removal or other cause of the Independent Director (as defined in the Eclipsys Merger Agreement) or (ii) the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero (0), such vacancy shall be filled by the affirmative vote of a majority of the members of the Nominating and Governance Committee of the Board of Directors.
     7. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

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     8. Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors in the manner provided in the By-Laws of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the manner provided in the By-Laws.
     EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.
     Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders and may not be effected only by consent in writing by such stockholders.
     NINTH. Subject to Article VIII of the By-Laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.
     TENTH.
     1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of

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the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.
     (b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the

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expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.
     (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     (f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

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     ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.
     TWELFTH. The Corporation has elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.
     THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that for so long as Misys retains the authority to nominate at least one Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof, then Article SEVENTH, Sections 3, 6(b)(ii), 6(c) and 6(d) and this Article THIRTEENTH with respect to such Sections, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the entire Board of Directors and the unanimous vote of the Misys Directors or, so long as Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof and no Misys Director is currently serving, with the written consent of Misys; provided, further, that, for so long as the Eclipsys Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Eclipsys Directors pursuant to Article SEVENTH, Section 6(e) hereof, then Article SEVENTH, Section 6(e) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Eclipsys Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for so long as the Allscripts Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Allscripts Directors pursuant to Article SEVENTH, Section 6(f) hereof, then Article SEVENTH, Section 6(f) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Allscripts Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for the three-year period commencing on the Eclipsys Closing Date, Article SEVENTH, Section 1, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote; provided, further, that, the penultimate sentence of Article SEVENTH, Section 1 may not be amended with respect to any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee so long as such committee retains the authority to nominate Directors for

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election by the stockholders and appoint replacements of Directors pursuant to Article SEVENTH, Section 6 hereof; provided, further, that, until the date of the Corporation’s 2011 annual meeting of the stockholders, Article SEVENTH, Section 3, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote.

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Exhibit 3

Commitment Letter

EXECUTION VERSION

J.P. MORGAN SECURITIES	BARCLAYS BANK PLC	UBS SECURITIES LLC
INC.	BARCLAYS CAPITAL	299 Park Avenue
JPMORGAN CHASE BANK,	745 Seventh Avenue	New York, NY 10171
N.A.	New York, New York 10019	UBS LOAN FINANCE LLC
270 Park Avenue		677 Washington Boulevard
New York, New York 10017		Stamford, CT 06901
June 9, 2010
Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart, Suite 2024
Chicago, IL 60654
Attention:      William J. Davis, Chief Financial Officer
Allscripts-Misys Healthcare Solutions, Inc.
Senior Secured Credit Facilities
Commitment Letter
Ladies and Gentlemen:
          You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank (“Barclays Capital”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBS” and together with JPMorgan, JPMorgan Chase Bank, Barclays Bank, Barclays Capital and UBSS, the “Commitment Parties”) that Allscripts-Misys Healthcare Solutions, Inc. (the “Borrower”) intends to enter into the Transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The sources and uses of funding for the Transactions are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.
          JPMorgan, Barclays Capital and UBSS are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Facilities. Furthermore, (i) JPMorgan Chase Bank is pleased to advise you of its several commitment to provide 55% of the aggregate amount of each of the Facilities, (ii) Barclays Bank is pleased to advise you of its several commitment to provide 30% of the aggregate amount of each of the Facilities and (iii) UBS is pleased to advise you of its several commitment to provide 15% of the aggregate amount of each of the Facilities (JPMorgan Chase Bank,

Barclays Bank and UBS, together, the “Initial Lenders”). This Commitment Letter, the Term Sheet and the Table (collectively, the “Commitment Letter”) set forth the terms and conditions on and subject to which the Initial Lenders are willing to make their commitments.
          It is agreed that JPMorgan, Barclays Capital and UBSS will act as joint lead arrangers and joint bookrunners in respect of the Facilities (in such capacities, the “Arrangers”) and that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facilities. It is further agreed that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities (in each case other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) unless you and we shall so agree.
          You understand that the Facilities will be syndicated and you agree to actively assist the Arrangers in completing timely syndications reasonably satisfactory to the Arrangers and you. We intend to commence syndication efforts promptly, and you agree to actively assist us in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between your senior management and the proposed Lenders and your using commercially reasonable efforts to ensure direct contact between your advisors and the proposed Lenders at mutually convenient times and locations, (c) as set forth in the next paragraph, assistance from you in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and your senior management, of one or, if mutually agreed, additional meetings of prospective Lenders at mutually convenient times and locations.
          You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph to the extent that such meeting is open to any Public-Siders; provided that such analysts shall not publish any information obtained from such meetings at any time in violation of any confidentiality agreement between you and the relevant Commitment Party Public-Sider.
          The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials designated by the Borrower for all prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will

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not receive such materials without further discussions with you. The Borrower hereby authorizes the Commitment Parties to distribute draft and final definitive documentation with respect to the Facilities (other than any such documentation identified by the Borrower in writing (including by email) within a reasonable time prior to the intended distribution for distribution solely to Private-Siders) to Private-Siders and Public-Siders.
          JPMorgan, Barclays Capital and UBSS, in their capacity as Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders. In their capacity as Arrangers of the Facilities, JPMorgan, Barclays Capital and UBSS will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Arrangers, JPMorgan, Barclays Capital and UBSS are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Borrower with respect thereto.
          To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information and all oral communication made in Lender meetings and due diligence sessions held in connection with the syndication of the Facilities (other than the Projections and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, taken as a whole, when furnished, complete and correct in all material respects and does not or will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made and at the time such Projections are made available to the Arrangers (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.
          If any Initial Lender becomes a Defaulting Lender (as defined below), you may, at your sole expense and effort, upon notice to such Initial Lender and the Arrangers, require such Initial Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Commitment Letter to an assignee selected by you in consultation with the Arrangers (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Initial Lender, if such other Initial Lender accepts such assignment). The Arrangers agree to use their commercially reasonable efforts to assist you in identifying a Replacement Lender and effecting any such assignment and delegation (it being understood that such efforts shall not be deemed to require the Arrangers to cause any of their affiliates to agree to become the Replacement Lender). It is understood and agreed that any such assignment and delegation shall not reduce or otherwise affect the commitments in respect of the Facilities of the other

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Initial Lenders. For purposes of the foregoing, “Defaulting Lender” shall mean shall mean any Initial Lender that (a) becomes (or is controlled by any person or entity that is) subject to any bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, (b) has (or is controlled by any person or entity that has) become a “defaulting” lender generally in credit agreements to which it is a party (other than actions taken in good faith to exercise or preserve its rights and remedies as a lender) or (c) refuses to execute (after reasonable written notice to such Initial Lender) or, in your reasonable judgment following consultation with the applicable Initial Lender and the Arrangers, materially delays in executing, the definitive credit documentation with respect to the Facilities that has been fully negotiated between you and the Commitment Parties in good faith (the “Credit Documentation”). Notwithstanding the foregoing, no Initial Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Initial Lender or a parent company thereof by a governmental authority or an instrumentality thereof.
          As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).
          Each Commitment Party’s commitments and agreements hereunder are subject to (a) since May 31, 2009, there not having occurred any Borrower Material Adverse Effect (as defined below), (b) such Commitment Party’s reasonable satisfaction that until the earlier of (i) the completion of a Successful Syndication (as hereinafter defined) and (ii) the date that is 60 days following the initial funding of the Facilities, there shall be (or with regards to any portion of such period occurring after the Closing Date shall reasonably be expected to be) no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (including any new subsidiaries to be formed or acquired in connection with the Transactions), (c) the Arrangers’ having been afforded a period of not less than 45 days following the execution and delivery of this Commitment Letter to syndicate the Facilities, provided that such minimum period shall be extended in case you execute any cure rights pursuant to clause (ii) of clause (f) of this paragraph by the time period from the date written notice is given by the Commitment Parties of noncompliance through the date such noncompliance is cured, (d) the closing of the Facilities on or before December 9, 2010, (e) compliance by you in all material respects with your agreements in clauses (a), (b), (c) and (d) of the fourth paragraph of this Commitment Letter, other than to the extent (i) noncompliance therewith has not materially impeded the syndication of the Facilities or (ii) you shall have cured such noncompliance within 5 business days of having received written notice from the Commitment Parties of such noncompliance (it being agreed that the Commitment Parties shall give you prompt written notice of any such noncompliance); and (f) the other conditions expressly set forth in the Term Sheet. “Borrower Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that, individually or when taken together with all other events, occurrences, facts, conditions, effects, changes or developments, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute or be taken into account in determining whether there has been a “Borrower Material Adverse Effect”: (i) factors affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (ii) conditions generally affecting the industries in which the Borrower or its subsidiaries operate, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (iii) factors resulting from or arising out of the announcement of the Merger Agreement, the Misys Agreement or the transactions contemplated thereby

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(including any shareholder or derivative litigation arising from or relating to the Merger Agreement, the Misys Agreement or the transactions contemplated thereby) or the performance of the Merger Agreement or the Misys Agreement; (iv) any circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Borrower or any of its subsidiaries set forth in Section 9.1(A) of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written contract due to the breach by the Borrower or any of its subsidiaries of its obligations under any such written contract to license material intellectual property rights owned by the Borrower or any of its subsidiaries or perform material services related to such licenses required to be licensed or performed, respectively, under such written contract; (v) any failure by the Borrower to meet any analysts’ revenue or earnings projections or Borrower guidance, in and of themselves, or any failure by the Borrower to meet any of the Borrower’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the common stock of the Borrower, in and of themselves (it being understood that any event, occurrence, fact, condition, effect, change or development giving rise to any such failure or decline, other than an event, occurrence, fact, condition, effect, change or development set forth in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Borrower Material Adverse Effect); (vi) any effect resulting from changes in laws or accounting principles, in each case, after the date hereof; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; or (viii) any increase in the cost of or decrease in the availability of financing to the Borrower or its subsidiaries with respect to the Share Repurchases. “Successful Syndication” means that JPMorgan Chase Bank shall hold no more than $60,000,000 of the aggregate commitment amount under the Facilities, Barclays Bank shall hold no more than $50,000,000 of the aggregate commitment amount under the Facilities and UBS shall hold no more than $40,000,000 of the aggregate commitment amount under the Facilities.
          You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether brought by the Company, the Guarantors (as defined in the Term Sheet), any of their respective affiliates or any other person or entity, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents or (ii) a material breach by the relevant indemnified person of the express contractual obligations of such indemnified person under this Commitment Letter or the Credit Documentation pursuant to a claim made by the Borrower, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents. In addition, no indemnified person shall be liable for

5

any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction.
          You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and each Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You waive, to the fullest extent permitted by law, any claims you may have against each Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty, in each case, in connection with the syndication of the Facilities, and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your stockholders, employees or creditors, in each case, in connection with the syndication of the Facilities.
          Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates, subject to the confidentiality restrictions set forth herein, information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.
          This Commitment Letter shall not be assignable (a) by you without the prior written consent of each Commitment Party (and prior to the Misys Closing (as defined below), the approval of the Audit Committee of the Borrower’s Board of Directors) or (b) by any Commitment Party without the prior written consent of each Arranger and you (which consent, in the case of the Borrower prior to the Misys Closing, shall be approved by the Audit Committee of the Borrower’s Board of Directors) and any purported assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons (it being agreed that (i) each Initial Lender reserves the right in its sole discretion at any time to assign and delegate all or a portion of its commitments in respect of the Facilities hereunder, and to allocate all or a portion of its fees payable in connection therewith, to one or more of its affiliates, provided that no such assignment or delegation shall relieve such Initial Lender of any of its obligations hereunder or under the Credit Documentation, including of any obligation in respect of its commitment in respect of the Facilities, in the event such affiliate shall fail to perform such obligation in accordance with the terms hereof or of the Credit Documentation, as applicable and (ii) the Initial Lenders have the right to syndicate the Facilities and receive commitments with respect thereto, provided that, except as contemplated under clause (b) of this paragraph, (x) no Initial Lender may assign all or any portion of its commitments hereunder prior to the Closing Date and (y) each Initial Lender shall retain exclusive control over all rights and obligations with respect to the commitments hereunder until the Closing Date has occurred). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party; provided that (a) the Borrower shall have the right, upon prior written notice to the Arrangers, to

6

terminate this Commitment Letter and the commitments hereunder, subject to the provisions of the second to last paragraph hereof and (b) any waiver or amendment by the Borrower prior to the Misys Closing shall be approved by the Audit Committee of the Borrower’s Board of Directors.
          This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.
          This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Borrower Material Adverse Effect” for purposes of this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.
          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents and advisors and, on a confidential basis, those of the Target and Misys who are directly involved in the consideration of this matter (except that the Fee Letter may only be disclosed to the Target or Misys in a mutually agreed upon redacted form), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law) or (c) with our prior written consent, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.
          Each Commitment Party and its affiliates will use all Confidential Information (as defined below) solely for purposes that are subject to this Commitment Letter and the transactions contemplated thereby and shall treat confidentially all such Confidential Information, except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Commitment Party, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or the Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Commitment Party or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential

7

Information and agree to keep such Confidential Information confidential to the same extent as required of each of the Commitment Parties hereinabove and below or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (f) with the consent of the Borrower, (g) on a confidential basis, to any rating agency when required by such rating agency or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Commitment Party on a nonconfidential basis from a source other than the Borrower or any of its subsidiaries, officers, directors, employees or advisors. For the purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries, officers, directors, employees or advisors relating to the Borrower or its businesses, other than any such information that is available to the Commitment Parties on a nonconfidential basis prior to disclosure by the Borrower. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) one year from the date of termination of the commitments and agreements of the Commitment Parties hereunder and (ii) the date the Credit Documentation becomes effective, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.
          Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.
          The compensation, reimbursement, indemnification and confidentiality, governing law, consent to jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than the confidentiality of the Fee Letter and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.
          Notwithstanding any other provision of this Commitment Letter, the Term Sheet or the Fee Letter to the contrary, in the event that, prior to the consummation of the Initial Share Repurchase and the Misys Offering (collectively, the “Misys Closing”) or, if the Misys Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by us hereunder that would require approval of the Borrower’s Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between the Borrower and Misys or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Commitment Letter, the Term Sheet or the Fee Letter) by the Borrower against Misys, or by Misys against the Borrower, all actions or determinations of the Borrower prior to the Misys Closing or, if the Misys Closing does not occur, at any time after the date hereof or any determinations of the Borrower relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by the Borrower whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by the Borrower relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Borrower’s Board of Directors.

8

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2010. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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          We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

J.P. MORGAN SECURITIES INC.
By:	/s/ James McHugh
	Name:	James McHugh
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A.
By:	/s/ Krys Szremski
	Name:	Krys Szremski
	Title:	Vice President

[Commitment Letter]

BARCLAYS BANK PLC
By:	/s/ John Skorbe
	Name:	John Skorbe
	Title:	Managing Director

[Commitment Letter]

UBS SECURITIES LLC
By:	/s/ David W. Barth
	Name:	David W. Barth
	Title:	Managing Director High Yield Capital Markets

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

UBS LOAN FINANCE LLC
By:	/s/ David W. Barth
	Name:	David W. Barth
	Title:	Managing Director High Yield Capital Markets

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

[Commitment Letter]

Accepted and agreed to as of
the date first written above by:
ALLSCRIPTS-MISYS HEALTHCARE
SOLUTIONS, INC.

By:	/s/ William J. Davis

	Name:	William J. Davis
	Title:	Chief Financial Officer
[Commitment Letter]

Schedule I
SOURCES AND USES TABLE

Sources:
	Term Loans	$570,000,000

	Revolving Loans[1]	$0

	Cash on Hand	$30,300,000

	Total Sources	$600,300,000

Uses:
	Initial Share Repurchase	$577,400,000

	Payment of Fees and Expenses[2]	$22,900,000

	Total Uses	$600,300,000

[1]	$150,000,000 availability.

[2]	Includes estimated OID.
[Commitment Letter]

Exhibit 4

Form of Emerald Definitive Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.,
ARSENAL MERGER CORP.
AND
ECLIPSYS CORPORATION
Dated as of June 9, 2010

AGREEMENT OF PLAN AND MERGER

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Parent Voting Undertaking
Exhibit C	Form of Company Voting Undertaking
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E	Form of Amended and Restated Bylaws of Parent
Exhibit F	Certain Corporate Governance and Other Matters
Exhibit G	Parent Tax Certificate
Exhibit H	Company Tax Certificate
Schedule A	List of Signatories to Parent Voting Undertakings
Schedule B	List of Signatories to Company Voting Undertakings

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2010 (this “Agreement”), among Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Arsenal Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Eclipsys Corporation, a Delaware corporation (the “Company”) (Merger Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Certain capitalized terms are defined in Article IX and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where such terms first appear.
W I T N E S S E T H:
          WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive shares of common stock, $0.01 par value, of Parent (“Parent Common Stock”);
          WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the Merger are advisable and fair to, and in the best interest of, the Company and the Company’s stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Company’s stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement;
          WHEREAS, the Board of Directors of Parent, based upon the recommendation of the Audit Committee of the Board of Directors of Parent, has (i) determined that this Agreement and the Merger are advisable and fair to, and in the best interest of, Parent and Parent’s stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that Parent’s stockholders approve the issuance of Parent Common Stock in the Merger;
          WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, Misys plc, a public limited company formed under the Laws of England and Wales (“Manchester”), is entering into a voting agreement with the Company, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”);
          WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, the directors of Parent set forth on Schedule A are entering into voting undertakings in substantially the form attached hereto as Exhibit B (the “Parent Voting Undertakings”);
          WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, the directors of the

Company set forth on Schedule B are entering into voting undertakings in substantially the form attached hereto as Exhibit C (the “Company Voting Undertakings”);
          WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Manchester are entering into a Framework Agreement (as it may be amended from time to time, the “Framework Agreement”) pursuant to which Manchester and Parent agreed, among other things and subject to certain conditions, to (i) a direct or indirect purchase by Parent of certain shares of Parent Common Stock held indirectly by Manchester through one or more of its subsidiaries and (ii) a secondary public offering by Manchester or one or more of its subsidiaries of certain additional shares of Parent Common Stock (the transactions described in clauses (i) and (ii), the “Coniston Transaction”); and
          WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”).
          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a wholly owned Subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, which shall be made in writing and delivered to the Company no fewer than five (5) Business Days prior to the Closing Date, any direct wholly owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger; provided, that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement; and provided further that such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to become incapable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect the Intended Tax Treatment, any of the parties hereto or any of the parties’ stockholders.
          Section 1.2 Effective Time. The Merger shall become effective when a certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual written consent of the Company and Merger Sub, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date.
          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
          Section 1.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that (i) paragraph 1 of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation (which is hereinafter referred to as the “Corporation”) is Eclipsys Corporation.” and (ii) appropriate amendments shall be made, as necessary, to comply with the provisions of Section 5.10(a). At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, subject to appropriate revisions thereto, as necessary, to comply with the provisions of Section 5.10(a), until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation.
          (b) The directors and officers of Merger Sub at the Effective Time shall become, at the Effective Time, the directors and officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub or the Company:
          (a) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
          (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.
          (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive 1.2 (such number being the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Per Share Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate or the delivery of an

“agent’s message” (in the case of shares held in book-entry form) in accordance with Section 1.6, (i) any dividends and other distributions in accordance with Section 1.7, (ii) the Per Share Merger Consideration into which such shares of Company Common Stock are converted and (iii) any cash, without interest, in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor.
          Section 1.6 Parent to Make Certificates Available. (a) Prior to the Effective Time, Parent shall appoint BNY Mellon (or such other commercial bank or trust company reasonably acceptable to the Company) to act as exchange agent for the payment of the Per Share Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.6 through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as the Per Share Merger Consideration pursuant to Section 1.5(c) and cash, as required, to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall deliver out of the Exchange Fund (i) the Per Share Merger Consideration contemplated to be issued and paid pursuant to Section 1.5(c) and (ii) the cash, as required, to make payments in lieu of any fractional shares pursuant to Section 1.8.
          (b) Parent shall instruct the Exchange Agent, as soon as reasonably practicable after the Effective Time, to mail to each record holder of a Certificate or Certificates a letter of transmittal (which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, (ii) contain instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares and (iii) be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval) (the “Transmittal Letter”)). Upon (x) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (y) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Transmittal Letter, duly executed in accordance with the instructions thereto, the holder of such shares shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of the Per Share Merger Consideration into which the shares have been converted at the Effective Time pursuant to Section 1.5(c), (ii) cash in lieu of any fractional share which the holder has a right to receive pursuant to Section 1.8 and (iii) certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled. If any portion of the Per Share Merger Consideration is to be paid or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such payment or registration that the surrendered Certificate be in proper form for transfer and that the Person requesting such delivery of the Per Share Merger Consideration pay any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.6(b), each Certificate shall be deemed at any time after the

Effective Time to represent only the right to receive the Per Share Merger Consideration (and any amounts to be paid pursuant to Sections 1.7 and 1.8) upon such surrender.
          Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive Parent Common Stock, until such Person surrenders the related Certificate or Certificates (or shares of Company Common Stock held in book-entry form), as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates (or shares of Company Common Stock held in book-entry form). Subject to the effect of applicable Law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of any such payment under the Code or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Exchange Agent.
          Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests, without interest, subject to and in accordance with the terms of Section 1.7 and this Section 1.8.
          Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former holder of Company Common Stock who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for Per Share Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holder is entitled pursuant to this Article I. If any Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock or any dividends or other distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares of Parent Common Stock, dividends or other distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock or dividends and distributions which are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          Section 1.10 Adjustment of Per Share Merger Consideration. In the event of any reclassification, recapitalization, combination, stock split, stock dividend or similar event with respect to Parent Common Stock or Company Common Stock or any change or conversion of Parent Common Stock or Company Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration and the Exchange Ratio to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event and all references to the Per Share Merger Consideration and the Exchange Ratio shall be deemed to be to the Per Share Merger Consideration and the Exchange Ratio as so adjusted. The parties understand and agree that the transactions contemplated by the Framework Agreement shall not require any adjustment of the Per Share Merger Consideration and the Exchange Ratio under this Section 1.10.
          Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

          Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.
          Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent or Parent will issue and pay or cause to be issued and paid in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 1.5(c), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.8, and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.
          Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
          Section 1.15 Closing; Closing Deliveries.
          (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of, or to the extent permitted by applicable Law, waiver of, those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “Closing Date”).
          (b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

     (i) a certificate of good standing of Parent issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and
     (ii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) the Certificate of Incorporation of Parent then in effect, (B) the bylaws of Parent then in effect, (C) the effectiveness of the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the resolutions of the stockholders of Parent authorizing the Share Issuance, and (E) the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement or certificate executed by Parent in connection with the Closing.
          (c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Merger Sub shall deliver to the Company all of the following:
     (i) a certificate of good standing of Merger Sub issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and
     (ii) a certificate of the Secretary or an Assistant Secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Merger Sub since a specified date, (B) the bylaws of Merger Sub, (C) the effectiveness of the resolutions of the Board of Directors of Merger Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the written consent of Parent in its capacity as sole stockholder of Merger Sub approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of Merger Sub executing this Agreement and any other agreement or certificate executed by Merger Sub in connection with the Closing.
          (d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:
     (i) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and
     (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Third Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) since the date of this Agreement, (B) the bylaws of the Company (the “Company Bylaws”), (C) the effectiveness of the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement or certificate executed by the Company in connection with the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except (i) as disclosed in the Parent SEC Documents filed or furnished with the SEC since July 29, 2009 but prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 2.2(a) (this clause (i) being referred to herein as the “Parent SEC Disclosure”), or (ii) in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article II to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 2.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 2.2 Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 199,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the close of business on June 7, 2010, (i) 146,517,252 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent; (iii) 3,114,419 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options; (iv) 3,576,341 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Units; (v) no shares of Parent Preferred Stock were issued and outstanding; (vi) no shares of Parent Preferred Stock were reserved and available for issuance pursuant to any Parent Stock Plans; and (vii) a maximum of 194,655 shares of Parent Common Stock are reserved for issuance under the Parent Stock Purchase Plan. Between June 7, 2010 and the date of this Agreement, except as set forth above in this Section 2.2(a) and except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans and the Parent Stock Purchase Plan, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for awards granted under the Parent Stock Plans and the Parent Stock Purchase Plan and for the Relationship Agreement, there are no outstanding options to purchase or rights to otherwise acquire shares of Parent Common Stock. Each share of Parent Common Stock which may be issued pursuant to the Parent Stock Plans and the Parent Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (x) this Agreement and the Relationship Agreement, (y) as contemplated by the Framework Agreement and (z) as set forth above in this Section 2.2(a), there are no outstanding options, warrants, subscriptions, calls, rights, puts, convertible securities or other similar Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (A) issue, transfer, deliver, sell, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries, (B) grant, extend or enter into any such option, warrant, subscription, call, right, put, convertible security or other similar Contract or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Relationship Agreement, the Voting Agreement, the Parent Voting Undertakings and as contemplated by the Framework Agreement, there are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.
          (b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent, as the case may be) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

          (c) Section 2.2(c) of the Parent Disclosure Letter sets forth a list as of the date of this Agreement of all Subsidiaries and material Joint Ventures of Parent and the jurisdiction in which such Subsidiary or material Joint Venture is organized. Section 2.2(c) of the Parent Disclosure Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by Parent in each such material Joint Venture. As of the date of this Agreement, Parent has no obligation to make any capital contributions, or otherwise provide assets or cash, to any material Joint Venture.
          Section 2.3 Authority. On or prior to the date of this Agreement, (a) the Boards of Directors of each of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of Parent and Merger Sub, respectively, and their respective stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL; (b) Parent, as sole stockholder of Merger Sub, has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, each in accordance with the DGCL; and (c) the Board of Directors of Parent has resolved to recommend the approval by Parent’s stockholders of the issuance by Parent of the Per Share Merger Consideration (the “Share Issuance”) in connection with the Merger (the “Parent Recommendation”). Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the approval by the stockholders of Parent of the Share Issuance and of the transactions contemplated by the Framework Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to (x) approval by the stockholders of Parent of the Share Issuance and of the transactions contemplated by the Framework Agreement and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), this Agreement constitutes the valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms. The filing of the Joint Proxy Statement with the SEC, the Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering the shares of Parent Common Stock to be issued as the Per Share Merger Consideration in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) have been duly authorized by Parent’s Board of Directors. Parent has delivered or made available to the Company prior to the date of this Agreement true, complete and correct copies of the Second Amended and Restated Certificate of Incorporation of Parent in effect as of the date of this Agreement (the “Parent Charter”), the Amended and Restated Bylaws of Parent in effect as of the date of this Agreement (the “Parent Bylaws”), and the certificate of incorporation and bylaws

(or comparable organizational documents) of each of its Subsidiaries, including Merger Sub, each as in effect as of the date of this Agreement.
          Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws; (ii) the comparable charter or organizational documents of any of Parent’s Subsidiaries; (iii) any Parent Contract; or (iv) any Order or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or is necessary for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the amendment and restatement of the Parent Charter as contemplated by the Framework Agreement with the Secretary of State of the State of Delaware and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by applicable Takeover Laws (the “State Takeover Approvals”); (iv) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and Nasdaq; (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
          Section 2.5 SEC Documents and Other Reports; Internal Controls and Procedures.
          (a) Parent has timely filed with the SEC all documents required to be filed by it since January 1, 2008 under the Securities Act or the Exchange Act (the “Parent SEC

Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as required by GAAP, Parent has not, between May 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on May 31, 2009.
          (b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
          (c) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.
          (d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s

management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
          Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Stockholder Meetings (together with any amendments or supplements thereto, the “Joint Proxy Statement”) will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.
          Section 2.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of Parent dated February 28, 2010 included in the Form 10-Q filed by Parent with the SEC on April 8, 2010 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities, except (a) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (b) Liabilities incurred in connection with this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby, (c) Liabilities incurred in the ordinary course of business consistent with past practices since February 28, 2010, and (d) Liabilities that are specifically addressed by any other representation or warranty contained in this Article II.
          Section 2.8 Absence of Certain Changes or Events.
          (a) Since February 28, 2010 through the date of this Agreement, (i) Parent and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or, entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Parent Material Adverse

Effect; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their respective businesses or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Parent Material Adverse Effect; (iii) there has not been any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock or dividend or distribution of any kind declared, set aside, paid or made by Parent on any class of its stock; (iv) neither Parent nor any of its Subsidiaries has (x) granted any increase in compensation to any employee of Parent or any of its Subsidiaries whose base salary prior to such increase exceeded $250,000, except for any such base salary increases made in the ordinary course of business consistent with prior practice or as was required under such employee’s Parent Employee Agreement in effect as of the date of such increase, (y) granted to any employee of Parent or any of its Subsidiaries whose base salary exceeds $250,000 as of the date hereof (1) any right of severance or change in control benefits or (2) any increase in such benefits to any employee who had a contractual right to such benefits as of the date of the most recent audited financial statements included in the Parent SEC Documents, or (z) entered into any Parent Employee Agreement with any individual whose annual compensation for 2010 is expected to exceed $250,000; and (v) there has been no Parent Material Adverse Effect.
          (b) Section 2.8(b) of the Parent Disclosure Letter sets forth a list for the twelve months ended February 28, 2010 of the top twenty (20) revenue producing customers (as determined in accordance with GAAP) of Parent and its Subsidiaries (collectively, the “Key Parent Customers”). Since March 1, 2009 and through the date hereof, (i) no Key Parent Customer has terminated or cancelled its business relationship (in whole or in substantial part) with Parent or any of its Subsidiaries, and (ii) to the Knowledge of Parent, no Key Parent Customer has threatened in writing to terminate or cancel its business relationship (in whole or in substantial part) with Parent or any of its Subsidiaries, which threat to terminate or cancel has not been resolved as of or prior to the date of this Agreement.
          Section 2.9 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of its charter, bylaws or other organizational documents. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is in material violation of any applicable Law (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) or any Order and no notice of any such violation or non-compliance has been received by Parent or any of its Subsidiaries.
          Section 2.10 Tax Matters. (a) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Parent Material Adverse Effect; (b)

all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) Parent and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes except to the extent that any noncompliance with such rules or regulations would not, individually or in the aggregate, have a Parent Material Adverse Effect; (d) any Tax Returns referred to in clause (a) relating to federal income Taxes and material state, local, and foreign income Taxes have been examined by the Internal Revenue Service (the “IRS”) or other relevant authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (f) no material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority are currently pending; (g) during the past three years, neither Parent nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (h) during the last five years, neither Parent nor any of its Subsidiaries has been a party to any so-called “listed transaction” (as defined in Treasury Regulations § 1.6011-4(b)(2)) which, as a result, Parent or any of its Subsidiaries was required to disclose to the IRS; (i) Parent has not waived in writing any statute of limitations in respect of any material Taxes; (j) there are no material liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens relating to current Taxes not yet due; and (k) none of Parent or any of its Subsidiaries has been in the past ten (10) years a member of any group of corporations filing Tax Returns on a consolidated, unitary or similar basis other than each such group of which it is currently a member.
          Section 2.11 Actions and Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) there is no investigation or review pending or, to the Knowledge of Parent, threatened, by any Governmental Entity with respect to Parent or any of its Subsidiaries; (b) there are no Actions pending or, to the Knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries, or any of their respective properties at Law or in equity; and (c) there are no Orders with respect to Parent or any its Subsidiaries or any of their respective properties.
          Section 2.12 Certain Agreements.
          (a) Neither Parent nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), excluding those compensatory plans described in Item 601(b)(10)(iii); (ii) any Contract (A) with any of the top one hundred (100) revenue producing customers of Parent and its Subsidiaries for the twelve (12) months ended February 28, 2010 (as determined in accordance with GAAP) (a “Parent Top 100 Customer”) which contains most favored nation pricing or provisions restricting the solicitation of the employees of such customer, or (B) which purports to materially limit or restrict the manner or localities in which Parent or any of its Affiliates (including the Company or any of its Subsidiaries following the Merger) may conduct business, including by virtue of exclusivity or non-solicitation provisions; (iii) any Contract which requires any payment by Parent or its Subsidiaries in excess of $2,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to Parent or its Subsidiaries (excluding Contracts with customers) in excess of $2,000,000 in any year and which is not terminable within one year without penalty; (iv) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $5,000,000; (v) any Contract with a Key Parent Customer; (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (A) providing for the sale by Parent or any of its Subsidiaries of such Person’s products or services or (B) providing for the sale by Third Parties of products of Parent or its Subsidiaries, in each case involving annual payments in the 2009 fiscal year or reasonably expected during the 2010 fiscal year to or by Parent or any of its Subsidiaries in excess of $2,000,000 in the aggregate; (vii) since January 1, 2007, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $5,000,000 or a purchase price in excess of $5,000,000; (viii) any Contract of indemnification or any guaranty by Parent or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by Parent or any of its Subsidiaries of products or services in the ordinary course of business; (ix) any Contract to provide source code to any Third Party, other than source code escrow agreements entered into with customers in the ordinary course of the Company’s business, for any product or technology that is material to Parent and its Subsidiaries, taken as a whole; (x) any material Contract, other than standard end-user or distributor license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any Third Party to use, manufacture or reproduce any Parent product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Parent product, service or Intellectual Property Right; (xi) any Contract with respect to the settlement of any Action, which adversely affects in any material respect the conduct of Parent’s or any of its Subsidiaries’ business; (xii) any Contract (other than any Contract with a customer of Parent or any of its Subsidiaries that is not a Parent Top 100 Customer) with a federal Governmental Entity or any Contract that constitutes a subcontract executed with a prime contractor pursuant to any Contract with a federal Governmental Entity and that incorporates Federal Acquisition Regulation clauses as a term or condition of such Contract; or (xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Parent has previously made available to the Company true, complete and correct copies of each Contract of the type described in this Section 2.12(a) that was entered into prior to the date hereof. All Contracts of the type described in this Section 2.12(a) and the first sentence of Section 2.16(f) shall be referred to as “Parent Contracts” regardless of whether they were entered into before or after the date hereof. All of the Parent Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, no Person is challenging the validity or enforceability of any Parent Contract, except such challenges which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Parent Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) Neither Parent nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Framework Agreement (either alone or in connection with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Framework Agreement.
          Section 2.13 Employee Benefits.
          (a) Each Parent Plan is listed in Section 2.13(a) of the Parent Disclosure Letter. With respect to each Parent Plan, Parent has delivered or made available to the Company a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Parent Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Parent Plan; (iv) the most recent summary plan description or, if no summary plan description exists, such other written explanation of each Parent Plan as provided to participants; (v) a written summary of each material unwritten Parent Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Plan intended to be qualified under Section 401(a) of the Code; and (vii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding Parent Plan controversy or audit. Each Parent Plan complies in all material respects with its terms, the Employee Income Retirement Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).
          (b) With respect to the Parent Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or any Parent Plan fiduciary could be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable Law, which would, individually or in the aggregate, have a Parent Material Adverse Effect, other than liabilities for benefits payable in the normal course. There is no pending or, to the Knowledge of Parent, threatened Action relating to any Parent Plan (other than routine claims for benefits). All Parent Plans that are intended by their terms to be, or are otherwise treated by Parent as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending. Neither Parent nor any of its Subsidiaries has any liability or obligation under any plan or Contract to provide welfare benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or during any severance period. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA which would, individually or in the aggregate, have a Parent Material Adverse Effect.

          (c) Section 2.13(c) of the Parent Disclosure Letter contains a complete and correct list, and Parent has heretofore provided or made available to the Company a complete and correct copy, of each Parent Employee Agreement.
          (d) No individual is entitled to any payment or benefit that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) any amount that would be nondeductible under Section 162(m) of the Code or (iii) any amount that would be subject to taxation under Section 409A(a)(1) of the Code. No individual is entitled to any additional payment from Parent or any of its Subsidiaries on account of any taxes incurred under Section 4999 or 409A of the Code.
          (e) With respect to each Parent Plan not subject to United States law (a “Parent Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Parent Foreign Benefit Plan, the liability of each insurer for any Parent Foreign Benefit Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Parent included in the Parent SEC Documents for any unfunded Parent Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement or the Framework Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) if such Parent Foreign Benefit Plan is required to be registered, it has been registered and has been maintained in good standing with the appropriate regulatory authorities.
          (f) Parent, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.
          Section 2.14 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws relating to public and worker health and safety (collectively, “Worker Safety Laws”) and (c) the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except, in each case, for any violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 2.15 Labor Matters. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract.

Neither Parent nor any of its Subsidiaries has engaged in any material unfair labor practice or material violation of state or local labor wage and hour or employment Laws with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the “Parent Business Personnel”), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Parent Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 2.16 Intellectual Property.
          (a) Parent and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”) as are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries infringes, misappropriates or violates in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) Section 2.16(b) of the Parent Disclosure Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by Parent and its Subsidiaries.
          (c) As of the date of this Agreement, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the validity, enforceability or ownership of the Intellectual Property Rights of Parent or any of its Subsidiaries.
          (d) Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality of confidential information that is owned, used or held by Parent and its Subsidiaries in the conduct of the business. To the Knowledge of Parent, confidential information owned by Parent or any of its Subsidiaries has not been used by or disclosed to any third party except pursuant to valid and appropriate non-disclosure or confidentiality agreements which have not been breached. Subject to Section 2.16(a) and the Parent Material Adverse Effect qualification contained therein, Parent and its Subsidiaries are free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Intellectual Property Rights owned by them (“Parent Owned Intellectual Property Rights”) on an exclusive basis except for nonexclusive: (i) use pursuant to end-user licenses granted to customers; (ii) distribution rights granted to resellers or distributors in the ordinary course of business; or (iii) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Parent Owned Intellectual Property Rights without any right to exploit such Parent Owned Intellectual Property Rights, except where the failure to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit such Parent Owned Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Parent Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Parent or one of its Subsidiaries or (ii) have assigned to Parent or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Parent Owned Intellectual Property Rights.
          (f) Section 2.16(f) of the Parent Disclosure Letter contains a list of (i) each item of Third Party computer software that is (A) licensed to and actively marketed by Parent or any of its Subsidiaries and (B) material to Parent and it Subsidiaries taken as a whole, and (ii) except as indicated in Section 2.16(f) of the Parent Disclosure Letter, the Contracts pursuant to which the foregoing Third Party computer software is licensed to Parent or any of its Subsidiaries. Parent or one of its Subsidiaries owns, as part of the Parent Owned Intellectual Property Rights, or has acquired, pursuant to a valid license, rights to all Intellectual Property Rights incorporated into the products of Parent or any of its Subsidiaries or otherwise licensed or provided to such customers, in sufficient quantities and of sufficient scope to cover all of Parent’s and its Subsidiaries’ past and current use(s) of such Intellectual Property Rights and those reasonably anticipated to be needed in the businesses of Parent or any of its Subsidiaries, except where the failure to own such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 2.17 Opinion of Financial Advisor. Parent has received the oral opinion of UBS Securities LLC to be confirmed in writing (with a copy provided solely for informational purposes to the Company promptly after Parent receives such written confirmation), to the effect that, subject to certain assumptions, limitations and qualifications, as of the date the Board of Directors of Parent approved this Agreement, the Exchange Ratio provided for in the Merger is fair to Parent from a financial point of view.
          Section 2.18 State Takeover Statutes. To the Knowledge of Parent, no Takeover Laws are applicable to the Coniston Transaction, the Framework Agreement, the Merger, this Agreement, or any of the transactions contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,”

“supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.
          Section 2.19 Required Vote of Parent Stockholders; Merger Sub Approval. The affirmative vote of the holders of a majority in voting power present in person or by proxy at the Parent Stockholder Meeting is the only vote of holders of securities of Parent which is required to approve the Share Issuance (the “Parent Stockholder Approval”) and, except as set forth in the Framework Agreement, no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Share Issuance or to approve this Agreement, the Merger, or any of the transactions contemplated hereby. The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (a) determined that this Agreement and the Merger are advisable, fair to and in the best interest of Merger Sub and its stockholder, (b) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (c) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.
          Section 2.20 Reorganization. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of Parent, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations and warranties set forth in the Parent Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger occurred on the date hereof.
          Section 2.21 Brokers. No broker, investment banker or other Person, other than as set forth in Section 2.21 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
          Section 2.22 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          Section 2.23 Coniston Transaction.
          (a) Section 2.23(a) of the Parent Disclosure Letter sets forth a true, complete and correct copy of the Framework Agreement. As of the date of this Agreement, (i) the Framework Agreement has not been amended, supplemented or modified, in any respect and (ii) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), the Framework Agreement is in full force and effect and is a valid and binding obligation of Parent and, to the Knowledge of Parent, Manchester and the other parties thereto. As of the date of this Agreement, the representations and warranties of Parent set forth in Section 5 of the Framework Agreement are true and correct in all material respects. There are no conditions precedent related to the Coniston Transaction, other than as set forth in the Framework Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any term or condition of the Framework Agreement.
          (b) Section 2.23(b) of the Parent Disclosure Letter sets forth true, complete and correct copies of the executed commitment letter, related term sheet attached thereto, and the redacted fee letter (collectively, with the fully executed fee letter, the “Debt Financing Commitments”) from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Securities LLC and UBS Loan Finance LLC (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent debt financing in the amounts set forth therein for purposes of financing the Coniston Transaction and related fees and expenses and the other purposes set forth therein (the “Debt Financing”).
          (c) As of the date of this Agreement, except as set forth in the Debt Financing Commitments, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or that would permit the Lenders to cancel or reduce the total amount of the Debt Financing. As of the date of this Agreement, subject to the terms and conditions of the Debt Financing Commitments, the Debt Financing, if funded in accordance with the Debt Financing Commitments, together with available cash, would provide Parent with financing (i) on the Coniston Closing sufficient for Parent to complete the Coniston Transactions and to pay related fees and expenses incurred by Parent or for which Parent is responsible and (ii) on the closing of the Contingent Repurchase sufficient for Parent to complete the Contingent Repurchase and to pay related fees and expenses incurred by Parent or for which Parent is responsible, in each case on the terms and subject to the conditions contemplated hereby and thereby. As of the date of this Agreement, the Debt Financing Commitments, in the form so delivered, are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the Lenders, and (assuming that the Debt Financing Commitments constitutes such obligation of the Lenders) is in full force and effect, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).
          (d) Immediately following the Coniston Closing, Parent will be Solvent. Immediately following the Closing and immediately following the Contingent Repurchase Closing (if Manchester requires Parent to effect the Contingent Repurchase in accordance with the Framework Agreement), the Combined Company will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Parent or the Combined Company, as applicable, means that, as of any date of determination: (i) the assets of Parent or the Combined Company, as the case may be, at a “fair valuation” will as of such date, exceed the amount of all of its “liabilities of Parent or the Combined Company, as the case may be, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (ii) the “present fair saleable value” of the assets of Parent or the Combined Company, as the case may be, will, as of such date, be greater than “the amount that will be required to pay the probable liability of Parent or the Combined Company, as the case may be, on its existing debts as such debts become absolute and matured”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (iii) the remaining assets of Parent or the Combined Company, as the case may be, as of such date, will not be “unreasonably small” nor constitute an “unreasonably small capital” in relation to the business or transaction(s) in which it is engaged or is about to engage, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; and (iv) Parent or the Combined Company, as the case may be, will be able to pay its debts as they become due. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as disclosed in the Company SEC Documents filed or furnished with the SEC since February 24, 2010 but prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2(a) (this clause (i) being referred to herein as the “Company SEC Disclosure”), or (ii) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections, the Company represents and warrants to Parent and Merger Sub as follows:
          Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 3.2 Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock (ii) 5,000,000 shares of Company Non-Voting Common Stock and (iii) 5,000,000 shares of Company Preferred Stock. As of the close of business on June 4, 2010, (i) 57,582,589 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) 5,000,739 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options; (iv) 683,847 shares of Company Common Stock were reserved for issuance pursuant to outstanding Stock Units; (v) a maximum of 13,657 shares of Company Common Stock are subject to outstanding rights to purchase shares of Company Common Stock under the Company Stock Purchase Plan based on participant contributions estimated through June 30, 2010 and the per share closing price of the Company Common Stock on Nasdaq on June 4, 2010; (vi) no shares of Company Non-Voting Common Stock or Company Preferred Stock were issued and outstanding; (vii) no shares of Company Non-Voting Common Stock or Company Preferred Stock were reserved and available for issuance pursuant to any Company Stock Plans or the Company Stock Purchase Plan; (viii) there are no outstanding warrants to purchase shares of Company Common Stock; and (ix) 424,426 Unvested Company Shares are issued and outstanding. Set forth in Section 3.2 of the Company Disclosure Letter is a schedule of all awards granted under the Company Stock Plans that are outstanding as of the date of this Agreement, including the type of award, the holder, the grant date, the number of shares of Company Common Stock subject to such award, the Company Stock Plan under which such award was granted and the applicable vesting conditions. Between June 4, 2010 and the date of this Agreement, except as set forth above in this Section 3.2(a) and except for the issuance of shares of Company Common Stock pursuant to the Company Stock Plans and the Company Stock Purchase Plan, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except for awards granted under the Company Stock Plans and the Company Stock Purchase Plan, there are no outstanding options to purchase or rights to otherwise acquire shares of Company Common Stock. Each share of Company Common Stock which may be issued pursuant to the Company Stock Plans and the Company Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (x) this Agreement and (y) as set forth above in this Section 3.2(a), there are no outstanding options, warrants, subscriptions, calls, rights, puts, convertible securities or other similar Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (A) issue, transfer, deliver, sell, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries, (B) grant, extend or enter into any such option, warrant, subscription, call, right, put, convertible security or other similar Contract or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Company Voting Undertakings, there are no Contracts to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.
          (b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.
          (c) Section 3.2(c) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of all Subsidiaries and material Joint Ventures of the Company and the jurisdiction in which such Subsidiary or material Joint Venture is organized. Section 3.2(c) of the Company Disclosure Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by the Company in each such material Joint Venture. As of the date of this Agreement, the Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any material Joint Venture.
          Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of the Company and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s stockholders and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption (the “Company Recommendation”). The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by the Company’s Board of Directors. The Company has delivered or made available to Parent prior to the date of this Agreement true, complete and correct copies of the Company Charter and Company Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, each as in effect as of the date of this Agreement.
          Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter or organizational documents of any of the Company’s Subsidiaries; (iii) any Company Contract; or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) applicable requirements, if any, of Blue Sky Laws and Nasdaq; (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
          Section 3.5 SEC Documents and Other Reports; Internal Controls and Procedures.
          (a) The Company has timely filed with the SEC all documents required to be filed by it since January 1, 2008 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as required by GAAP, the Company has not, between December 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2009.
          (b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
          (c) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
          (d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
          Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.
          Section 3.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated March 31, 2010 included in the Form 10-Q filed by the Company with the SEC on May 5, 2010 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities, except (a) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business consistent with past practices since March 31, 2010, and (d) Liabilities that are specifically addressed by any other representation or warranty contained in this Article III.
          Section 3.8 Absence of Certain Changes or Events.
          (a) Since March 31, 2010 through the date of this Agreement, (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their respective businesses or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Company Material Adverse Effect; (iii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or dividend or distribution of any kind declared, set aside, paid or made by the Company on any class of its stock; (iv) neither the Company nor any of its Subsidiaries has (x) granted any increase in compensation to any employee of the Company or any of its Subsidiaries whose annual base salary prior to such increase exceeded $250,000, except for any such base salary increases made in the ordinary course of business consistent with prior practice or as was required under such employee’s Company Employee Agreement in effect as of the date of such increase, (y) granted to any employee of the Company or any of its Subsidiaries whose base salary exceeds $250,000 as of the date hereof (1) any right of severance or change in control benefits or (2) any increase in such benefits to any employee who had a contractual right to such benefits as of the date of the most recent audited financial statements included in the Company SEC Documents, or (z) entered into any Company Employee Agreement with any individual whose base salary for 2010 is expected to exceed $250,000; and (v) there has been no Company Material Adverse Effect.
          (b) Section 3.8(b) of the Company Disclosure Letter sets forth a list for the twelve months ended December 31, 2009 of the top twenty (20) revenue producing customers (as determined in accordance with GAAP) of the Company and its Subsidiaries (collectively, the “Key Company Customers”). Since January 1, 2009 and through the date hereof, no Key Company Customer has terminated or cancelled its business relationship (in whole or in substantial part) with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no Key Company Customer has threatened in writing to terminate or cancel its business relationship (in whole or in substantial part) with the Company or any of its Subsidiaries, which threat to terminate or cancel has not been resolved as of or prior to the date of this Agreement.
          Section 3.9 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its charter, bylaws or other organizational documents. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material violation of any applicable Law (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) or any Order and no notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.
          Section 3.10 Tax Matters. (a) The Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes, except to the extent that any noncompliance with such rules or regulations would not, individually or in the aggregate, have a Company Material Adverse Effect; (d) any Tax Returns referred to in clause (a) relating to federal income Taxes and material state, local, and foreign income Taxes have been examined by the IRS or other relevant authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (f) no material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority are currently pending; (g) during the past three years, neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (h) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” (as defined in Treasury Regulations § 1.6011-4(b)(2)) which, as a result, the Company or any of its Subsidiaries was required to disclose to the IRS; (i) the Company has not waived in writing any statute of limitations in respect of any material Taxes; (j) there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due; and (k) none of the Company or any of its Subsidiaries has been in the past ten (10) years a member of any group of corporations filing Tax Returns on a consolidated, unitary or similar basis other than each such group of which it is currently a member.
          Section 3.11 Actions and Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) there is no investigation or review pending or, to the Knowledge of the Company, threatened, by any Governmental Entity with respect to the Company or any of its Subsidiaries; (b) there are no Actions pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity; and (c) there are no Orders with respect to the Company or any its Subsidiaries or any of their respective properties.
          Section 3.12 Certain Agreements.
          (a) Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), excluding those compensatory plans described in Item 601(b)(10)(iii); (ii) any Contract (A) with any of the top one hundred (100) revenue producing customers of the Company and its Subsidiaries for the twelve (12) months ended March 31, 2010 (as determined in accordance with GAAP) (a “Company Top 100 Customer”) which contains most favored nation pricing or provisions restricting the solicitation of the employees of such customer, or (B) which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the

Merger) may conduct business, including by virtue of exclusivity or non-solicitation provisions; (iii) any Contract which requires any payment by the Company or its Subsidiaries in excess of $2,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries (excluding Contracts with customers) in excess of $2,000,000 in any year and which is not terminable within one year without penalty; (iv) any Contract with a Key Company Customer; (v) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $5,000,000; (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (A) providing for the sale by the Company or any of its Subsidiaries of such Person’s products or services or (B) providing for the sale by Third Parties of products of the Company or its Subsidiaries, in each case involving annual payments in the 2009 fiscal year or reasonably expected during the 2010 fiscal year to or by the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate; (vii) since January 1, 2007, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $5,000,000 or a purchase price in excess of $5,000,000; (viii) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business, (ix) any Contract to provide source code to any Third Party, other than source code escrow agreements entered into with customers in the ordinary course of the Company’s business, for any product or technology that is material to the Company and its Subsidiaries, taken as a whole; (x) any material Contract, other than standard end-user or distributor license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any Third Party to use, manufacture or reproduce any Company product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Company product, service or Intellectual Property Right; (xi) any Contract with respect to the settlement of any Action, which adversely affects in any material respect the conduct of the Company’s or any of its Subsidiaries’ business; (xii) any Contract (other than any Contract with a customer of the Company or any of its Subsidiaries that is not a Company Top 100 Customer) with a federal Governmental Entity or any Contract that constitutes a subcontract executed with a prime contractor pursuant to any Contract with a federal Governmental Entity and that incorporates Federal Acquisition Regulation clauses as a term or condition of such Contract; or (xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has previously made available to Parent true, complete and correct copies of each Contract of the type described in this Section 3.12(a) that was entered into prior to the date hereof. All Contracts of the type described in this Section 3.12(a) and the first sentence of Section 3.16(f) shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof. All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any (i) Company Stock Option, (ii) Unvested Company Shares or (iii) shares of Company Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such options, rights or shares under this Agreement.
          Section 3.13 Employee Benefits.
          (a) Each Company Plan is listed in Section 3.13(a) of the Company Disclosure Letter. With respect to each Company Plan, the Company has delivered or made available to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Company Plan; (iv) the most recent summary plan description or, if no summary plan description exists, such other written explanation of each Company Plan as provided to participants; (v) a written summary of each material unwritten Company Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; and (vii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding Company Plan controversy or audit. Each Company Plan complies in all material respects with its terms, ERISA, the Code and all other applicable Laws. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).
          (b) With respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law, which would, individually or in the aggregate, have a Company Material Adverse Effect, other than liabilities for benefits payable in the normal course. There is no pending or, to the Knowledge of the Company, threatened Action relating to any Company Plan (other than routine claims for benefits). All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending. Neither the Company nor any of its Subsidiaries has any liability or obligation under any plan or Contract to provide welfare benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or during any severance period. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) Section 3.13(c) of the Company Disclosure Letter contains a complete and correct list, and the Company has heretofore provided or made available to Parent a complete and correct copy, of each Company Employee Agreement.
          (d) No individual is entitled to any payment or benefit that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) any amount that would be nondeductible under Section 162(m) of the Code or (iii) any amount that would be subject to taxation under Section 409A(a)(1) of the Code. No individual is entitled to any additional payment from the Company or any of its Subsidiaries on account of any taxes incurred under Section 4999 or 409A of the Code.
          (e) With respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) if such Company Foreign Benefit Plan is required to be registered, it has been registered and has been maintained in good standing with the applicable regulatory authorities.
          (f) The Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.
          Section 3.14 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except, in each case, for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 3.15 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practice or material violation of state or local labor wage and hour or employment Laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 3.16 Intellectual Property.
          (a) The Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries infringes, misappropriates or violates in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Section 3.16(b) of the Company Disclosure Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.
          (c) (i) As of the date of this Agreement, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company,

threatened that challenge or question the validity, enforceability or ownership of Intellectual Property Rights of the Company or any of its Subsidiaries.
          (d) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of confidential information that is owned, used or held by the Company and its Subsidiaries in the conduct of the business. To the Knowledge of the Company, confidential information owned by Company or any of its Subsidiaries has not been used by or disclosed to any third party except pursuant to valid and appropriate non-disclosure or confidentiality agreements which have not been breached. Subject to Section 3.16(a) and the Company Material Adverse Effect qualification contained therein, the Company and its Subsidiaries are free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Intellectual Property Rights owned by them (“Company Owned Intellectual Property Rights”) on an exclusive basis except for nonexclusive: (i) use pursuant to end-user licenses granted to customers; (ii) distribution rights granted to resellers or distributors in the ordinary course of business; or (iii) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Company Owned Intellectual Property Rights without any right to exploit such Company Owned Intellectual Property Rights, except where the failure to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit such Company Owned Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Company or one of its Subsidiaries or (ii) have assigned to Company or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Company Owned Intellectual Property Rights.
          (f) Section 3.16(f) of the Company Disclosure Letter contains a list of (i) each item of Third Party computer software that is (A) licensed to and actively marketed by the Company or any of its Subsidiaries and (B) material to the Company and it Subsidiaries taken as a whole, and (ii) except as indicated in Section 3.16(f) of the Company Disclosure Letter, the Contracts pursuant to which the foregoing Third Party computer software is licensed to the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns, as part of the Company Owned Intellectual Property Rights, or has acquired, pursuant to a valid license, rights to all Intellectual Property Rights incorporated into the products of the Company or any of its Subsidiaries or otherwise licensed or provided to such customers, in sufficient quantities and of sufficient scope to cover all of the Company’s and its Subsidiaries’ past and current use(s) of such Intellectual Property Rights and those reasonably anticipated to be needed in the businesses of the Company or any of its Subsidiaries, except where the failure to own such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 3.17 Opinion of Financial Advisor. The Company has received the oral opinion of Perella Weinberg Partners LP, to be confirmed in writing (with a copy provided solely for informational purposes to Parent promptly after the Company receives such written confirmation), to the effect that, subject to certain assumptions, limitations and qualifications, as of the date the Board of Directors of the Company approved this Agreement, the Exchange Ratio provided in this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent of any Affiliate of Parent).
          Section 3.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. To the Knowledge of the Company, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby.
          Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”). No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.
          Section 3.20 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of the Company, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations and warranties set forth in the Company Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger occurred on the date hereof.
          Section 3.21 Brokers. No broker, investment banker or other Person, other than Perella Weinberg Partners LP, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or other similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 4.1 Conduct of Business Pending the Merger. (a) Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated in accordance with Section 7.1 (the “Termination Date”), except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement, (y) as may be consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having dealings with it, in each case in all material respects, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; provided, however, that no action by the Company or any of its Subsidiaries with respect to actions taken in accordance with clauses (i) through (xvi) of this Section 4.1(a) shall be deemed to be a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, and except (x) as may be contemplated, permitted or required by this Agreement, (y) as may be consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Company Disclosure Letter (with specific reference to the applicable subsection below), from and after the date hereof and prior to the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from wholly owned Subsidiaries of the Company to the Company or other wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, or modify or amend any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;
     (ii) (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (1) the grant of Company Stock Options or Unvested Company Shares to employees who are not executive officers or the grant of Stock Units to directors of the Company, in each case in accordance with Section 4.1(a)(ii) of the Company Disclosure Letter and in the ordinary course of business consistent with past practice, or (2) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, upon the settlement of any Stock Units and upon the vesting of any Unvested Company Shares or other awards under the Company Stock Plans, and pursuant to the Company Stock Purchase Plan, in each case, in accordance with their terms, (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, restricted stock, warrants or other shares of capital stock or rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests, plans or agreements governing such interests, as in effect prior to the date of this Agreement;
     (iii) (A) amend the Company Charter or the Company Bylaws or (B) amend in any material respect the charter, bylaws or other comparable organizational documents of any Subsidiary of the Company, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or Nasdaq;

     (iv) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, Joint Venture, association or other business organization or division thereof, in each case for consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, or (B) otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $2,000,000 individually or $5,000,000 in the aggregate;
     (v) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $5,000,000 individually or $10,000,000 in the aggregate;
     (vi) (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person, except for (1) such indebtedness or other obligations incurred pursuant to the Company’s existing revolving credit facility and prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice, which at any time shall not exceed $15,000,000, or (2) indebtedness in replacement of (and of the same principal amount as) the Company’s existing indebtedness, which matures by its terms prior to the Closing Date;
     (vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger;
     (viii) enter into, adopt or amend any severance plan, retention or change of control plan, program, policy or Contract; Company Plan; Company Employee Agreement; consulting Contract; or Company Stock Plan, except (A) as required by applicable Law, (B) for entry into any severance Contract with (x) any newly-hired employee in connection with the hiring of such employee or (y) any current employee who is not an executive officer as of the date hereof in connection with the termination of employment of such employee, in each case, in the ordinary course of business consistent with past practices, or (C) in the case of any consulting Contract or temporary employee arrangement, as would not result in a material cost to the Company or any of its Subsidiaries;
     (ix) (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees, except for increases in accordance with the Company’s fiscal 2010 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (the “Company 2010 Plan”) in the ordinary course of business consistent with past practice in cash compensation of employees of the Company or any of its Subsidiaries who are not executive officers of the Company, or (B) establish, adopt, enter into or, except as may be required to comply with applicable

Law, amend or otherwise take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other compensation or benefit plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, except in the ordinary course of business consistent with past practice, as may be required to comply with applicable Law or as required under such plan, Contract, trust, fund, policy or arrangement;
     (x) make or adopt any material change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or the SEC);
     (xi) (A) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or compromise any material Action or audit related to Taxes;
     (xii) (A) modify, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Company Contract (other than ordinary course credits or discounts given to customers which are not material to the Company and its Subsidiaries taken as a whole), in each case, which is materially adverse to the Company and its Subsidiaries taken as a whole, or (B) waive, release or assign, in any respect, any rights under any Company Contract, which waiver, release or assignment would be materially adverse to the Company and its Subsidiaries taken as a whole;
     (xiii) enter into any Contract that is material to the Company and its Subsidiaries taken as a whole with any Third Party (A) that would, after the Effective Time, materially limit or restrict the manner or localities in which Parent and its Subsidiaries may conduct business; or (B) that contains most favored nation pricing or exclusivity provisions or non-solicitation provisions with respect to the employees of such Third Party;
     (xiv) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person or capital expenditures, with a value in excess of $7,500,000 in the aggregate, except (A) as contemplated by the Company 2010 Plan, (B) as made in connection with any transaction solely between the Company and any of its Subsidiaries or between Subsidiaries of the Company, (C) for commitments made to customers or clients of the Company in the ordinary course of business consistent with past practice, or (D) letters of credit, bonds or similar instruments provided to landlords, customers or other persons in the ordinary course of business consistent with past practice;
     (xv) waive, release, assign, settle or compromise any Action against the Company or any of its Subsidiaries, other than (A) waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries (x) equal to or lesser than the amounts reserved with respect to such specific matter in the Company SEC Documents filed prior to the date of this Agreement or (y) that do not exceed $5,000,000 in the aggregate, (B) in accordance with Section 5.17 or (C) as permitted under clause (A) of Section 4.1(a)(xii); or
     (xvi) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.
          (b) Conduct of Business by Parent. From and after the date hereof and prior to the Effective Time or the Termination Date, except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement or the Framework Agreement, (y) as may be consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers and others having dealings with it, in each case in all material respects, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; provided, however, that no action by Parent or any of its Subsidiaries with respect to actions taken in accordance with clauses (i) through (xv) of this Section 4.1(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, and except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement or the Framework Agreement, (y) as may be consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Parent Disclosure Letter (with specific reference to the applicable subsection below), from and after the date hereof and prior to the Effective Time or the Termination Date, Parent shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from wholly owned Subsidiaries of Parent to Parent or other wholly owned Subsidiary of Parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, or modify or amend any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;
     (ii) (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (1) the grant of Unvested Parent Shares to employees who are not executive officers in the ordinary course of business consistent with past practice, or (2) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options, and upon the vesting of any Unvested

Parent Shares or other awards under Parent Stock Plans, and pursuant to the Parent Stock Purchase Plan, in each case, in accordance with their terms, (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, restricted stock, warrants or other shares of capital stock or rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests, plans or agreements governing such interests, as in effect prior to the date of this Agreement;
     (iii) (A) amend the Parent Charter or the Parent Bylaws or (B) amend in any material respect the charter, bylaws or other comparable organizational documents of any Subsidiary of Parent, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or Nasdaq;
     (iv) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, Joint Venture, association or other business organization or division thereof, in each case for aggregate consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, or (B) otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $2,000,000 individually or $5,000,000 in the aggregate;
     (v) sell, transfer, lease, license (as licensor of Intellectual Property Rights of Parent), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $5,000,000 individually or $10,000,000 in the aggregate;
     (vi) (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person, except for (1) such indebtedness or other obligations incurred pursuant to Parent’s existing revolving credit facility and prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice, which at any time shall not exceed $15,000,000, (2) indebtedness in replacement of (and of the same principal amount as) Parent’s existing indebtedness, which matures by its terms prior to the Closing Date or (3) the Debt Financing or any Alternative Financing;
     (vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger;
     (viii) enter into, adopt or amend any severance plan, retention or change of control plan, program, policy or Contract; Parent Plan; Parent Employee Agreement; consulting Contract; or Parent Stock Plan, except (A) as required by applicable Law, (B) for entry into any severance Contract with (x) any newly-hired employee in connection with the hiring of such employee or (y) any current employee who is not an executive officer as of the date hereof in connection with the termination of employment of such employee, in each case, in the ordinary course of business consistent with past practices, or (C) in the case of any consulting Contract or temporary employee arrangement, as would not result in a material cost to Parent or any of its Subsidiaries;
     (ix) make or adopt any material change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or the SEC);
     (x) (A) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or compromise any material Action or audit related to Taxes;
     (xi) (A) modify, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Parent Contract (other than ordinary course credits or discounts given to customers which are not material to Parent and its Subsidiaries taken as a whole), in each case, which is materially adverse to Parent and its Subsidiaries taken as a whole, or (B) waive, release or assign, in any respect, any rights under any Parent Contract, which waiver, release or assignment would be materially adverse to Parent and its Subsidiaries taken as a whole;
     (xii) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person or capital expenditures, with a value in excess of $7,500,000 in the aggregate, except (A) as contemplated by Parent’s fiscal 2010 budget and capital expenditure plan and Parent’s fiscal 2011 budget and capital expenditure plan, in each case made available to the Company prior to the date of this Agreement, (B) as made in connection with any transaction solely between Parent and any of its Subsidiaries or between Subsidiaries of Parent, (C) for commitments made to customers or clients of Parent in the ordinary course of business consistent with past practice, or (D) letters of credit, bonds or similar instruments provided to landlords, customers or other persons in the ordinary course of business consistent with past practice;
     (xiii) waive, release, assign, settle or compromise any Action against Parent or any of its Subsidiaries, other than (A) waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by Parent or any of its Subsidiaries (x) equal to or lesser than the amounts reserved with respect to such specific matter in the Parent SEC Documents filed prior to the date of this Agreement or (y) that do not exceed $5,000,000 in the aggregate, (B) in accordance with Section 5.17, or (c) as permitted under clause (A) of Section 4.1(b)(xi);
     (xiv) (A) solicit or initiate, participate in any discussions or negotiations with respect to, or provide any information to any Third Party in connection with, any Acquisition Candidate Proposal or (B) enter into any letter of intent or agreement in principle or any Contract providing for any Acquisition Candidate Proposal, that in each case of the immediately foregoing clauses (A) and (B) would reasonably be expected to (x) adversely impact or delay Parent in obtaining the Parent Stockholder Approval or the

Debt Financing or (y) otherwise materially impair, delay or prevent the consummation of the Merger, the Coniston Transaction, or any of the other transactions contemplated by this Agreement or the Framework Agreement; or
     (xv) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.
          Section 4.2 No Solicitation With Respect to Company. (a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of (in each case solely in their respective capacities as an officer, director and/or employee of the Company or any of its Subsidiaries), or any financial advisor, attorney, accountant or other advisor or representative (“Representatives”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that could reasonably be expected to lead to a Company Takeover Proposal; (iii) approve, endorse or recommend any Company Takeover Proposal; (iv) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal; or (v) furnish to any Third Party any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Third Party in connection with or in response to any Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit (A) the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal or publicly disclosing the existence of any Company Takeover Proposal to the extent required by applicable Law; provided, however, that (x) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (y) in no event shall the Company or its Board of Directors, or any committee thereof, take, or agree or resolve to take, any action prohibited by Section 5.2(e), or (B) the Company or its Board of Directors, directly or indirectly through any of its officers, directors, employees or Representatives, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (iv) and (v) above in this Section 4.2(a) in response to any unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors, constitutes or is reasonably expected to result in, a Superior Proposal if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (2) such Company Takeover Proposal was not solicited in violation of this Section 4.2, and (3) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement, and (y) the Company provides to Parent in accordance with Section 4.2(b) the information required under Section 4.2(b) to be delivered by the Company to Parent. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this

Agreement that prohibits the Company from providing information to Parent that is required to be provided to Parent under this Section 4.2.
          (b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Company Takeover Proposal, or any written request for nonpublic information regarding the Company or any of its Subsidiaries in connection with a Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Company Takeover or request, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Company Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Company Takeover Proposal or with respect to any change to the material terms of any such Company Takeover Proposal. The Company agrees that, subject to restrictions under Laws applicable to the Company and its Subsidiaries, it shall promptly provide to Parent any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Parent.
          (c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and any Third Party, on the other hand, with respect to any Company Takeover Proposal.
          Section 4.3 No Solicitation With Respect to Parent. (a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of (in each case solely in their respective capacities as an officer, director and/or employee of Parent or any of its Subsidiaries), or any Representative of, Parent or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Parent Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Parent Takeover Proposal or any proposal that could reasonably be expected to lead to a Parent Takeover Proposal; (iii) approve, endorse or recommend any Parent Takeover Proposal; (iv) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Parent Takeover Proposal; or (v) furnish to any Third Party any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any Third Party in connection with or in response to any Parent Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit (A) Parent or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Takeover Proposal or publicly disclosing the existence of any Parent Takeover Proposal to the extent required by applicable Law; provided, however, that (x) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (y) in no event shall Parent or its Board of Directors, or any committee thereof, take, or agree or resolve to take, any action prohibited by Section 5.2(b), or (B) Parent or its Board of Directors, directly or indirectly through any of its officers, directors, employees or Representatives, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (iv) and (v) above in this Section 4.3(a) in response to any unsolicited bona fide written Parent Takeover Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its outside financial advisors, constitutes or is reasonably expected to result in, a Superior Proposal if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Takeover Proposal would be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (2) such Parent Takeover Proposal was not solicited in violation of this Section 4.3, and (3) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) Parent receives from such Third Party an executed confidentiality agreement with provisions not less favorable to Parent than those contained in the Confidentiality Agreement, and (y) Parent provides to the Company in accordance with Section 4.3(b) the information required under Section 4.3(b) to be delivered by Parent to the Company. Parent agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits Parent from providing information to the Company that is required to be provided to the Company under this Section 4.3.
          (b) Parent shall promptly, and in any event no later than twenty-four (24) hours after it receives any Parent Takeover Proposal, or any written request for nonpublic information regarding Parent or any of its Subsidiaries in connection with a Parent Takeover Proposal, advise the Company orally and in writing of such Parent Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Parent Takeover or request, and, (i) if it is in writing, a copy of such Parent Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Parent Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. Parent shall keep the Company informed in all material respects on a prompt basis of the status and details of any such Parent Takeover Proposal or with respect to any change to the material terms of any such Parent Takeover Proposal. Parent agrees that, subject to restrictions under Laws applicable to Parent and its Subsidiaries, it shall promptly provide to the Company any non-public information concerning Parent and its Subsidiaries that Parent provides to any Third Party in connection with any Parent Takeover Proposal which was not previously provided to the Company.
          (c) Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives, one the one hand, and any Third Party, on the other hand, with respect to any Parent Takeover Proposal.

          Section 4.4 Third Party Standstill Agreements. (a) During the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.
          (b) During the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, Parent shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Takeover Proposal or standstill agreement to which Parent or any of its Subsidiaries is a party (other than any involving the Company). During such period, Parent agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.1 Preparation of the Registration Statement and the Joint Proxy Statement. As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Registration Statement and Joint Proxy Statement. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Each of Parent and the Company shall use commercially reasonable efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Registration Statement becomes effective. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable as the Per Share Merger Consideration in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Registration Statement or the Joint

Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and Parent and the Company shall cooperate as appropriate to prepare and promptly file with the SEC an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of the Company. As promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Joint Proxy Statement to its stockholders.
          Section 5.2 Stockholder Meetings. (a) Each of the Company and Parent shall take all action necessary in accordance with applicable Laws and (i) the Company Charter and the Company Bylaws, in the case of the Company, and (ii) the Parent Charter and the Parent Bylaws, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to consider (x) in the case of Parent, the Share Issuance (the “Parent Stockholder Meeting”) and (y) in the case of the Company, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholder Meeting” and together with the Parent Stockholder Meeting, the “Stockholder Meetings”). The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their commercially reasonable efforts to hold such meetings on the same day.
          (b) Parent shall, through its Board of Directors, recommend that its stockholders approve the Share Issuance, shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Except as otherwise provided in Section 5.2(c) or Section 5.2(d), neither the Board of Directors of Parent nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation in a manner adverse to the Company or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Parent Takeover Proposal (any action described in clause (A) or (B) being referred to as a “Parent Adverse Recommendation Change”).
          (c) Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Takeover Proposal, the Board of Directors of Parent may, at any time prior to receipt of the Parent Stockholder Approval, effect a Parent Adverse Recommendation Change, if (and only if): (i) a written Parent Takeover Proposal that was not solicited in violation of Section 4.3(a) is made to Parent by a Third Party and such Parent Takeover Proposal is not withdrawn; (ii) the Board of Directors of Parent determines in good faith after consultation with its financial advisors that such Parent Takeover Proposal constitutes a Superior Proposal; (iii) following consultation with its outside legal counsel, the Board of Directors of Parent determines that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (iv) Parent provides the Company five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 4.3(b); (v) during such five Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the immediately foregoing clause (v), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that the Parent Takeover Proposal continues to be a Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws.
          (d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, in circumstances not involving or relating to a Parent Takeover Proposal, from effecting a Parent Adverse Recommendation Change in response to the occurrence of a Parent Intervening Event if (and only if): (i) the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws; (ii) Parent has provided to the Company at least five (5) Business Days’ prior written notice describing the Parent Intervening Event and advising the Company that Board of Directors of Parent intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during such five (5) Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company in response to such Parent Intervening Event; and (iv) at the end of the five (5) Business Day period described in the immediately foregoing clause (iii), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws. Parent agrees to submit the Share Issuance to its stockholders for approval whether or not the Board of Directors of Parent determines to make a Parent Adverse Recommendation Change.
          (e) The Company shall, through its Board of Directors, recommend that its stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Except as otherwise provided in Section 5.2(f) or Section 5.2(g), neither the Board of Directors of the Company nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Company Takeover Proposal (any action described in clause (A) or (B) being referred to as a “Company Adverse Recommendation Change”).
          (f) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Takeover Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, effect a Company Adverse Recommendation Change, if (and only if): (i) a written Company Takeover Proposal that was not solicited in violation of Section 4.2(a) is made to the Company by a Third Party and such Company Takeover Proposal is not withdrawn; (ii) the Board of Directors of the Company determines in good faith after consultation with its financial advisors that such Company Takeover Proposal constitutes a Superior Proposal; (iii) following consultation with its outside legal counsel, the Board of Directors of the Company determines that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iv) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 4.2(b); (v) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the foregoing clause (v), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Company Takeover Proposal continues to be a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws.
          (g) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Takeover Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence a Company Intervening Event if (and only if): (i) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws; (ii) the Company has provided Parent at least five (5) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws. The Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the Board of Directors of the Company determines to make a Company Adverse Recommendation Change.
          Section 5.3 Access to Information. Subject to currently existing contractual restrictions and restrictions under Laws applicable to Parent or to the Company or any of their respective Subsidiaries, as the case may be, each of Parent and the Company shall afford to the other party and to the officers, employees and Representatives of such other party, reasonable access during normal business hours during the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ employees, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and such other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation). All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 12, 2009, between Parent, Manchester and the Company, as amended (the “Confidentiality Agreement”).
          Section 5.4 Current Nasdaq Quotation. Each of Parent and the Company shall use its commercially reasonable efforts to continue the quotation of the Parent Common Stock and the Company Common Stock, respectively, on Nasdaq during the term of this Agreement.
          Section 5.5 Fees and Expenses. (a) Except as provided in this Section 5.5 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all HSR Act filing fees and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Registration Statement (including the applicable SEC filing fees) shall be divided equally between Parent and the Company.
          (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by Parent pursuant to Section 7.1(b) and, in each case, a Company Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent within two (2) Business Days after the Termination Date by wire transfer of immediately available funds to an account specified in writing by Parent for all Transaction Expenses of Parent; provided, however, that in the case of a termination by Parent pursuant to Section 7.1(b), the Company shall not be required to reimburse Parent such Transaction Expenses if Parent or Merger Sub is then in breach of any of its agreements, representations and warranties contained in this Agreement in a manner that would result in Section 6.2(a) not being satisfied.
          (c) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by the Company pursuant to Section 7.1(c) and, in each case, a Parent Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Parent Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then Parent shall (without prejudice to any other rights the Company may have against Parent for breach of this Agreement) reimburse the Company within two (2) Business Days after the Termination Date by wire transfer of immediately available funds to an account specified in writing by the Company for all Transaction Expenses of the Company; provided, however, that in the case of a termination by the Company pursuant to Section 7.1(c), Parent shall not be required to reimburse the Company such Transaction Expenses if the Company is then in breach of any of its agreements, representations and warranties contained in this Agreement in a manner that would result in Section 6.3(a) not being satisfied.
          (d) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by Parent pursuant to Section 7.1(b) and, in each case, a Company Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, concurrently with, or within twelve months after, any such Termination Date, a Company Acquisition Transaction is consummated or the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Company Acquisition Transaction or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(g), then, in each of the cases of the immediately foregoing clauses (i) and (ii), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in any event no later than, in the case of clause (i), the earlier to occur of (A) the date on which such Company Acquisition Transaction is consummated and (B) the date on which the Company enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Company Acquisition Transaction or, in the case of clause (ii), two (2) Business Day after such termination; provided, however, that if this Agreement is terminated as described in clause (i) or (ii) of this Section 5.5(d) prior to the Coniston Closing, then the Company shall pay the Termination Fee to Parent only if the Company has received an Acceptance Notice from Parent; provided, further, that if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e) and a Company Takeover Proposal existed between the date hereof and the Termination Date and the Termination Date occurs after the date of the Coniston Closing and, concurrently with, or within twelve months after any such Termination Date, a Company Acquisition Transaction is consummated or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Company Acquisition Transaction, then the Company shall pay to Parent $40,000,000 less the amount of the Termination Fee previously paid by the Company pursuant to this Section 5.5(d)by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made no later than the earlier to occur of (A) the date on which such Company Acquisition Transaction is consummated and (B) the date on which the Company enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Company Acquisition Transaction.
          (e) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by the Company pursuant to Section 7.1(c) and, in each case, a Parent Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Parent Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, concurrently with, or within twelve months after any such Termination Date, a Parent Acquisition Transaction is consummated or Parent or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Parent Acquisition Transaction or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(f) or by the Company pursuant to Section 7.1(h), then, in each of the cases of the immediately foregoing clauses (i) and (ii), Parent shall pay to the Company the Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made promptly, but in any event no later than, in the case of clause (i), the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Parent Acquisition Transaction or, in the case of clause (ii), two (2) Business Day after such termination; provided, however, that if this Agreement is terminated as described in clause (i) or (ii) of this Section 5.5(e) prior to the Coniston Closing, then Parent shall pay the Termination Fee to the Company only if Parent has received an Acceptance Notice from the Company; provided, further, that if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(f) and a Parent Takeover Proposal existed between the date hereof and the Termination Date and the Termination Date occurs after the date of the Coniston Closing and, concurrently with, or within twelve months after any such Termination Date, a Parent Acquisition Transaction is consummated or Parent or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Parent Acquisition Transaction, then Parent shall pay to the Company $40,000,000 less the amount of the Termination Fee previously paid by Parent pursuant to this Section 5.5(e) by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made no later than the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Parent Acquisition Transaction.
          (f) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(k) or (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d)(i) at a time, in the case of this clause (ii), when (x) the conditions contained in Sections 6.1(c), 6.1(e), and 6.3(c)

have been satisfied (other than, in the case of Section 6.1(c)(ii) or Section 6.1(e), the failure to satisfy such condition as a result of the Coniston Transaction), (y) the failure of the Company to comply in all material respects with Section 5.18(e) has not been the primary cause of the failure of the Coniston Closing to occur, and (z) the Company is not in breach of any of its agreements, representations or warranties contained in this Agreement in a manner as would result in Section 6.3(a) not being satisfied, then, in each of the cases of the immediately foregoing clauses (i) and (ii), Parent shall pay to the Company within two (2) Business Days after the Termination Date the Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company; provided that if this Agreement is terminated as described in clauses (i) or (ii) of this Section 5.5(f) prior to the Coniston Closing, then Parent shall pay the Termination Fee to the Company only if Parent has received an Acceptance Notice from the Company.
          (g) For purposes of this Section 5.5, each of the parties hereto acknowledges and agrees that (i) this Agreement may be deemed to be terminated by a party hereto only pursuant to a single subsection of Section 7.1, (ii) in no event shall more than one Termination Fee be payable by a party, and (iii) in the event of any termination of this Agreement by Parent or the Company prior to the Coniston Closing under circumstances where either Parent or the Company (a “Receiving Party”) is entitled to the Termination Fee pursuant to Section 5.5(d), 5.5(e) or 5.5(f), notwithstanding any provision in this Agreement to the contrary, the Receiving Party shall have a period of twenty (20) Business Days commencing on the Termination Date (the “Termination Fee Period”) to determine whether to accept or reject such Termination Fee from the party required under Section 5.5(d), 5.5(e) or 5.5(f) to pay such Termination Fee (the “Paying Party”) by either (A) delivering an Acceptance Notice to the Paying Party prior to the expiration of the Termination Fee Period, in which case the Receiving Party will be deemed to have accepted such Termination Fee and the Paying Party shall pay such Termination Fee to the Receiving Party within two (2) Business Days after receipt of such Acceptance Notice or (B) not delivering to the Paying Party an Acceptance Notice prior to the expiration of the Termination Fee Period or delivering to the Paying Party prior to the expiration of the Termination Fee Period a written notice of the Receiving Party’s rejection of such Termination Fee, which in either case, the Receiving Party shall (x) be deemed to have rejected the payment of such Termination Fee and waived any and all rights to a Termination Fee under this Agreement and (y) be entitled to seek any remedy for a breach of this Agreement at Law, in equity or otherwise; provided, however, that upon payment in full and acceptance by the Receiving Party of such Termination Fee in accordance with the terms of this Agreement, in the event this Agreement is terminated prior to the Coniston Closing, such payment shall be the sole and exclusive remedy (other than for injunctive relief or specific performance as provided in Section 8.7 and other than as provided in the last sentence of Section 5.18(e)) of the Receiving Party and its Affiliates arising out of or relating to this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and the Receiving Party and its Affiliates shall be precluded from any other remedy (or seeking any other remedy) against the Paying Party or its Affiliates for monetary damages arising out of or relating to this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party to enter into this Agreement or any

Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) other than the last sentence of Section 5.18(e). Each of the Company and Parent acknowledges that the agreements contained in Sections 5.5(b), 5.5(c), 5.5(d) 5.5(e), 5.5(f) and this Section 5.5(g) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 5.5(b) or 5.5(d) or Parent fails to promptly pay the amounts due pursuant to Sections 5.5(c), 5.5(e) or 5.5(f) and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as applicable, for any of the amounts set forth in Sections 5.5(b), 5.5(c), 5.5(d), 5.5(e) or 5.5(f), as applicable, the Company shall pay to the Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Sections 5.5(b), 5.5(c), 5.5(d) 5.5(e)and 5.5(f) at the prime rate of JP Morgan Chase Bank, N.A. in effect on the date such payment was required to be made.
          (h) For purposes of this Section 5.5, “Company Acquisition Transaction” shall have the meaning ascribed thereto in Article IX, except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Company Takeover Proposal” for purposes of this Section 5.5) and “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Article IX, except that references in such definition to “20%,” “35%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Parent Takeover Proposal” for purposes of this Section 5.5).
          Section 5.6 Company Stock Plans and Company Stock Purchase Plan.
          (a) As of the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plans shall become and represent an option to purchase the number of shares of Parent Common Stock (a “Substitute Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the Company Stock Option immediately prior to or at the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). Parent and the Company shall take all necessary action to implement and make effective the provisions of this Section 5.6.
          (b) As of the Effective Time, all Unvested Share Restrictions, including all repurchase and forfeiture rights held by the Company, with respect to each Unvested Company Share shall be and hereby are assigned to Parent, and the shares of Parent Common Stock issued upon the conversion of the Unvested Company Shares in the Merger shall continue to be unvested and subject to the same Unvested Share Restrictions which applied to such Unvested Company Shares immediately prior to the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). The certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends noting such Unvested Share Restrictions. Parent and the Company shall take all actions necessary to ensure that, from and after the Effective Time, Parent (or its assignee) shall be entitled to exercise the rights held by the Company immediately prior to the Effective Time with respect to all Unvested Share Restrictions.
          (c) As of the Effective Time, each Stock Unit shall be adjusted and be converted into a right to receive a number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock subject to such Stock Unit, by (ii) the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6(c), each Stock Unit shall be subject to the Stock Unit Terms effective immediately prior to the Effective Time, subject to any payment, calculation, acceleration, lapse, vesting or other impact occurring by operation of the Merger (either alone or in connection with any other event). Parent and the Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(c).
          (d) The Company shall cause, and shall amend the Company Stock Purchase Plan as may be necessary to permit: (i) no new Plan Period (as defined in the Company Stock Purchase Plan) to commence after the date of this Agreement; (ii) all options under the Company Stock Purchase Plan outstanding as of the date of this Agreement to be exercised, to the extent of any accumulated payroll deductions as of the exercise date, on the last Business Day of the Plan Period pending as of the date of this Agreement; and (iii) the Company Stock Purchase Plan to be terminated effectively immediately prior to the Effective Time.
          Section 5.7 Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Coniston Transaction (in the case of Parent) and the other transactions contemplated by this Agreement and, in the case of Parent, the Framework Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause (A) the conditions precedent set forth in Article VI to be satisfied, and (B) in the case of Parent, the conditions precedent applicable to Parent set forth in the Framework Agreement to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) Subject to the terms and conditions herein provided, and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use commercially reasonable efforts to cooperate with the other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Third Party or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) notify the other promptly upon the receipt of (A) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (B) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made with any Governmental Entity pursuant hereto, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the view of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions proposed hereunder unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (c) Except as otherwise contemplated in this Agreement, each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.
          (d) To the extent necessary in order to accomplish the objectives described in clause (ii) of Section 5.7(a), Parent and the Company shall use their respective commercially reasonable efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any portion of the business, properties or assets of Parent, the Company or any of their respective Subsidiaries; provided; however, that neither Parent nor the Company, nor any of their respective Subsidiaries, shall offer, take, commit to or accept any action, restrictions or limitations of or on Parent, the Company or any of their respective Subsidiaries without the prior written consent of the other party if such action, restriction or limitation, individually or in the aggregate would, or would reasonably be expected to, result in a Substantial Detriment.
          Section 5.8 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of Nasdaq.
          Section 5.9 State Takeover Laws. If any Takeover Laws shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such Takeover Laws on the transactions contemplated hereby.
          Section 5.10 Indemnification; Directors and Officers Insurance. (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any Contract to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of no less than six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.10.
          (b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any Losses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification) in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless

Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).
          (c) Parent shall cause the Surviving Corporation to either (i) cause to be obtained a “tail” insurance policy with respect to the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Corporation to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers’ and directors’ liability and fiduciary liability insurance policies expire, are terminated or cancelled during such six (6)-year period or require an annual premium in excess of 300% of the current premium paid by the Company for such insurance (the “Company’s Current Premium”), then Parent shall cause the Surviving Corporation to obtain during each year of such six year period as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Company’s Current Premium. In lieu of the foregoing, the Company may purchase, prior to, on or after the Effective Time, a six-year prepaid D&O Tail Policy in respect of acts or omissions occurring prior to the Effective Time covering each of the Indemnified Parties. Section 5.10(c) of the Company Disclosure Letter sets forth the Company’s Current Premium.
          (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in seeking in good faith to enforce the indemnity and other obligations provided in this Section 5.10 (subject to reimbursement if a court of competent jurisdiction subsequently determines pursuant to a non-appealable order that such Indemnified Party is not entitled to indemnification under this Section 5.10).
          (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.
          Section 5.11 Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement (or the Framework Agreement in the case of Parent) to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement (or the Framework Agreement in the case of Parent) not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (or under the Framework Agreement in the case of Parent) or (iii) any Circumstances which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          Section 5.12 Employee Benefit Plans and Agreements. Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to assume and honor all Company Plans and Company Employee Agreements entered into by the Company prior to the date hereof and all Company Stock Plans. Parent further agrees that all employees of the Company who remain in the active employment of the Surviving Corporation (the “Continuing Employees”) shall continue in their existing Company Plans following the Effective Time until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to other employee benefit plans and programs maintained by Parent or Surviving Corporation for employees; provided that, in any event, for a period of at least twelve (12) months from the Closing Date, the Continuing Employees shall receive employee benefits at least substantially equivalent in the aggregate to either (i) the employee benefits provided to similarly situated employees of Parent or (ii) the employee benefits provided by the Company immediately prior to the Effective Time; provided, that in either case equity-based compensation shall be granted pursuant to the Parent Stock Plans and in accordance with Parent’s policies and procedures. Such employee benefits shall be provided without any preexisting conditions limitations or exclusions to the extent no such limitations or exclusions applied as of the Closing to the Continuing Employees under the plans of the Company in which such employees participate immediately prior to the Closing Date and with credit for all annual deductibles and co-payments made under Company employee benefit plans for the covered expenses already incurred by the Continuing Employees for the year in which the Closing occurs. Parent and the Surviving Corporation shall provide the Continuing Employees with credit for all service with the Company under all applicable employee benefit plans, programs and policies, including for purposes of eligibility, waiting periods and vesting (but not benefit accruals other than for vacation and severance) to the same extent such service would have been recognized by the Company under comparable plans immediately prior to the Closing Date, except to the extent such treatment would result in duplicative benefits. Subject to the foregoing provisions of this

Section 5.12, nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any specific Company Plan or Company Stock Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any Company Employee Agreement, except that Parent and the Surviving Corporation shall not terminate the 2010 Corporate Incentive Compensation Plan for Eligible Company Employees or the 2007 Incentive Compensation Plan for Specified Officers (together, the “Company Bonus Plans”) prior to payment of bonuses earned thereunder for 2010; provided, however, that the parties hereto acknowledge and agree that, (x) the Company Bonus Plans will be modified to take into account costs and other consequences of the transactions contemplated by this Agreement and potential loss, if any, of an income tax deduction under 162(m) of the Code resulting from any such modification, and (y) the Company and Parent will cooperate in good faith to develop prior to the Closing Date appropriate revisions to performance goals and/or performance levels and/or measures under the Company Bonus Plans for 2010 that reflect a commercially reasonable approach in providing the incentive compensation awards intended under the Company Bonus Plans. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Plan or any Parent Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee or any other employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 5.12 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing in this Section 5.12, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
          Section 5.13 Tax-Free Reorganization Treatment. During the period from the date of this Agreement until the earlier of the Effective Time or the Termination Date, unless the other party shall otherwise agree in writing, neither Parent nor the Company shall, and each of Parent and the Company shall cause their respective Subsidiaries not to, take or fail to take any action which action or failure would be contrary to the representations in the Parent Tax Certificate or the Company Tax Certificate, as the case may be, or to take any action or fail to take any action which would, to its knowledge, jeopardize the Intended Tax Treatment.
          Section 5.14 Nasdaq. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Effective Time. The Surviving Corporation shall use its commercially reasonable efforts to cause its shares of common stock to no longer be quoted on Nasdaq and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 5.15 Certain Corporate Governance and Other Matters. (a) On or prior to the Effective Time, Parent shall take all action necessary to cause (i) the Parent Charter to be amended and restated in the form attached hereto as Exhibit D and (ii) the Parent Bylaws to be amended and restated in the form attached hereto as Exhibit E.
          (b) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause at the Effective Time (i) the number of directors constituting the Board of Directors of Parent as of the Effective Time to be nine (9) (if, at the Effective Time, Manchester has the right to nominate one (1) director of Parent pursuant to Section 3.1 of the Relationship Agreement) or ten (10) (if, at the Effective Time, Manchester has the right to nominate two (2) directors of Parent pursuant to Section 3.1 of the Relationship Agreement) and (ii) the Board of Directors of Parent as of the Effective Time to be composed as follows: (A) four (4) directors designated by Parent prior to the Effective Time (one of whom shall be the Chief Executive Officer of Parent immediately prior to the Effective Time and three (3) of whom shall meet the independence standards of Nasdaq with respect to Parent); (B) three (3) directors designated by the Company immediately prior to the Effective Time (one of whom shall be the President and Chief Executive Officer of the Company immediately prior to the Effective Time and two (2) of whom shall meet the independence standards of Nasdaq with respect to Parent); (C) such number of directors designated by Manchester in accordance with the Relationship Agreement; and (D) one (1) director who meets the independence standards of Nasdaq with respect to Parent designated in accordance with Exhibit F (the “Independent Director”).
          (c) Parent shall take all actions as may be necessary to cause at the Effective Time each of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors of Parent as of the Effective Time to be composed of a majority of Parent-designated directors (and, for the avoidance of doubt, a Manchester-designated director shall not constitute a Parent-designated director) and at least one (1) Company-designated director.
          (d) Prior to the Effective Time, Parent shall take all corporate actions as may be necessary to cause, effective as of the Effective Time: (i) the President and Chief Executive Officer of the Company as of immediately prior the Effective Time to (A) serve as the Chairman of Parent for a period of three (3) years following the Effective Time (subject to being elected as a director by the stockholders of Parent on an annual basis), (B) operate as a member of the senior management team of the Combined Company during the term of the Chairman Agreement, and (C) have such duties and responsibilities as shall be determined by the Board of Directors of the Combined Company in accordance with the Bylaws of the Combined Company and the Chairman Agreement; and (ii) the Chief Executive Officer of Parent as of immediately prior to the Effective Time to (A) remain as the Chief Executive Officer of Parent; and (B) serve as a director of Parent for a period of three (3) years following the Effective Time (subject to being elected as a director of Parent by the stockholders of Parent on an annual basis). Parent shall use its commercially reasonable efforts to cause the President and Chief Executive Officer of the Company and the Chief Executive Officer of Parent as of immediately prior to the Effective Time to be elected as a director of Parent at each of the next three annual meetings of the stockholders of Parent occurring after the Effective Time.
          (e) Prior to the Effective Time, Parent and the Company shall discuss in good faith and agree upon an appropriate rebranding strategy for the Combined Company.

          Section 5.16 Section 16 Matters. The Board of Directors of the Company and the Board of Directors of Parent shall each, prior to the Effective Time, to the extent permitted by law, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including pursuant to substitute awards granted pursuant to Section 5.6) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.
          Section 5.17 Transaction Litigation. Parent and the Company shall promptly advise each other orally and in writing of any Action commenced after the date of this Agreement against Parent or the Company, as the case may be, or any of their respective directors by any stockholder, relating to this Agreement, the Framework Agreement, the Merger, the Coniston Transaction or any of the other transactions contemplated this Agreement or the Framework Agreement, and shall keep each other reasonably informed regarding any such Action. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to (i) without the prior consultation with Parent and (ii) in the event such settlement would reasonably be expected to have a Company Material Adverse Effect, without the prior written consent of Parent. Parent shall give the Company the opportunity to participate in the defense or settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement, the Framework Agreement, the Merger, the Coniston Transaction or any of the other transactions contemplated by this Agreement, and no such settlement shall be agreed to (i) without prior consultation with the Company and (ii) in the event such settlement would reasonably be expected to have a Parent Material Adverse Effect, without prior written consent of the Company. Without limiting in any way the parties’ obligations under this Section 5.17, each of Parent and the Company shall cooperate, shall cause its respective Subsidiaries, as applicable, to cooperate, and shall use its commercially reasonable efforts to cause its directors, officers, employees and Representatives to cooperate in the defense of such litigation.
          Section 5.18 Coniston Transaction. (a) Parent shall deliver the Launch Demand in accordance with, and subject to the terms of, Section 2.2(e) of the Framework Agreement as promptly as practicable after Parent is entitled to do so. Parent shall not permit any amendment or modification to be made to, or any waiver of, any provision or remedy under any of the Transaction Documents, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), other than any waiver provided to avoid termination of this Agreement by the Company pursuant to Section 7.1(k)(iii). Parent shall keep the Company informed in all material respects on a prompt basis of the status of the Coniston Transaction, including by delivering to the Company copies of any written notices Parent receives from Manchester pursuant to the Framework Agreement and the transactions contemplated thereby promptly after Parent receives such written notices. Prior to (x) exercising any right of termination under the Framework Agreement or (y) entering into any agreement with Manchester to terminate the Framework Agreement, Parent shall provide the Company with written notice thereof, including a reasonably detailed description of the reason for such termination, and shall make available to the Company, for a period of five (5) Business Days prior to any such termination, the executive officers of Parent to discuss the reason for such termination. Parent shall not terminate the Framework Agreement pursuant to Section 8.1(a)(vi) of the Framework Agreement without the prior written consent of the Company. Parent shall provide the Company with the opportunity to review and comment on the Information Statement to be filed pursuant to Section 14(c) of the Exchange Act with respect to the approval of certain transactions contemplated by the Framework Agreement by the stockholders of Parent (the “Information Statement”) prior to filing the Information Statement with the SEC. The parties understand and agree that the Information Statement may be a part of the Registration Statement and the Joint Proxy Statement. Without limiting the foregoing, Parent shall notify the Company promptly upon the receipt of any comments from Governmental Entity and of any request by any Governmental Entity for amendments or supplements to the form of Circular or the Information Statement. Parent shall supply the Company with copies of all correspondence Parent receives between Manchester or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, related to Parent, any of the Transaction Documents or the transactions contemplated thereby or that discloses information that would reasonably be expected to materially affect the timing or the ability to consummate such transactions. Prior to responding to any such comments or requests or the filing or transmission of the form of Circular or the Information Statement, Parent shall use its commercially reasonable efforts to provide the Company with a reasonable opportunity to review and comment on any drafts of the Circular and shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Information Statement, as the case may be, and all related correspondence Parent receives between Manchester or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, in each case related to Parent, any of the Transaction Documents or the transactions contemplated thereby or that discloses information that would reasonably be expected to materially affect the timing or the ability to consummate such transactions, and shall give reasonable consideration to all comments proposed by the Company with respect to such sections.
          (b) During the period from the date of the Framework Agreement to the earlier of (i) the date of the Coniston Closing and (ii) the date on which the Framework Agreement is terminated, (A) Parent shall pay, or cause to be paid, the commitment fees specified in the Debt Financing Commitments as and when due and shall use commercially reasonable efforts to comply with its obligations and enforce its rights under the Debt Financing Commitments in a timely manner including if necessary taking legal action in connection therewith to the extent commercially reasonable, (B) without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not agree to any material amendment or modification to the Debt Financing Commitments, or any waiver of any provision or remedy thereunder, if such amendment, modification, waiver or remedy adds new (or adversely modifies existing) conditions to the consummation of the financings contemplated by the Debt Financing Commitments or reduces the aggregate amount of such financing in any material respect (without a corresponding increase in another portion of such financing); provided that Parent may amend or modify the Debt Financing Commitments (1) to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Financing Commitments as of the date hereof or (2) otherwise so long as the terms would not, taken as a whole, adversely impact the ability of Parent to consummate the transactions contemplated by the Framework Agreement, (C) if any portion of the financing under the Debt Financing Commitments becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its commercially reasonable efforts to arrange for the unavailable portion of such financing to be provided from alternative sources as promptly as practicable in an amount sufficient to consummate the Coniston Transactions and the Contingent Repurchase (the “Alternative Financing”); provided that Parent shall not be required to enter into any financing arrangements on terms that, taken as a whole, are less favorable to Parent in any material respect than those contemplated by the Debt Financing Commitments and (D) Parent shall keep the Company reasonably and promptly informed with respect to all material activity concerning the status of the financing contemplated by the Debt Financing Commitments and shall give prompt notice to the Company of any material adverse change with respect to such financing of which Parent becomes aware. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within two (2) Business Days, if at any time (x) the Debt Financing Commitments shall expire or be terminated for any reason, (y) the Lenders notify Parent that they no longer intend to provide part or all of the financing contemplated by the Debt Financing Commitments to Parent on the terms set forth therein or (z) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Debt Financing Commitments on the terms described therein. Except for the transactions contemplated by this Agreement and the Transaction Documents, Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company (which consent shall not be unreasonably withheld), enter into any transaction, including any merger, acquisition, Joint Venture, disposition, lease, Contract or debt or equity financing, which transaction at the time of such transaction is reasonably expected to materially impair, delay or prevent consummation of the financing contemplated by the Debt Financing Commitments.
          (c) In the event of clause (y) of Section 5.18(b), until the Effective Time or the earlier termination of this Agreement in accordance with Section 7.1, (i) Parent shall notify the Company promptly and (ii) Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event, on terms that (A) are no less favorable in any material respect to Parent and Merger Sub taken as a whole than those contemplated by the Debt Financing Commitments, (B) do not impose, in any material respect, or adversely change, any conditions other than those contemplated by the Debt Financing Commitments, and (C) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Coniston Transaction or the transactions contemplated by this Agreement on or before the Outside Date. Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitments or any Alternative Financing commitments, as promptly as practicable but in any event on or before the Outside Date, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) (A) on the terms and conditions contained in the Debt Financing Commitments or any Alternative Financing commitments or (B) on other terms and conditions that (1) are no less favorable in any material respect to Parent and Merger Sub taken as a whole than those contemplated by the Debt Financing Commitments, (2) do not impose any new or additional conditions or adversely change any existing conditions to the receipt of the Debt Financing as set forth in the Debt Financing Commitments and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Coniston Transaction or the transactions contemplated by this Agreement on or before the Outside Date and (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in Debt Financing Agreements that are within their control.
          (d) Parent and Merger Sub shall, and shall use their commercially reasonable efforts to cause their Representatives to, comply in all material respects with the terms of the Debt Financing Commitments, any Alternative Financing commitment, the Debt Financing Agreements and any related fee and engagement letters. Parent shall (i) furnish to the Company true, complete, correct and executed copies of the Debt Financing Agreements (other than the fee letter, which shall be provided in redacted form) promptly upon their execution and (ii) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Debt Financing or any alternative financing, as applicable.
          (e) The Company shall provide to Parent, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Secondary Offering, the Debt Financing or any Alternative Financing, including using commercially reasonable efforts to (i) cause appropriate executive officers and employees of the Company (A) to provide reasonable participation in a reasonable number of meetings, presentations, road shows and due diligence sessions with rating agencies and prospective investors, (B) to provide reasonable and customary management and legal representations to auditors and (C) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (ii) otherwise reasonably cooperate with the marketing efforts of the underwriters for the Secondary Offering or any informational undertakings with respect to the Debt Financing or any Alternative Financing, (iii) furnish Parent promptly with all reasonable and customary financial information regarding the Company and its Subsidiaries as shall exist (or if not existing, using commercially reasonable efforts to prepare such reasonable and customary financial information) and as may be reasonably requested by Parent, (iv) obtain customary comfort letters from the auditors of the Company and consent from such auditors for use of any of their audit reports (including by including such reports in any offering or information documents for the Secondary Offering) and SAS 100 reviews, and (v) obtain customary legal opinions or other certificates or documents as may reasonably be requested by Parent, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched. If this Agreement is terminated prior to the Effective Time, Parent shall (x) upon request by the Company, promptly reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation provided pursuant to this Section 5.18(e); provided that the Company shall use its commercially reasonable efforts to furnish Parent with notice prior to incurring costs in excess of $150,000 in the aggregate and (y) indemnify, defend and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees and Representatives from and against any and all Losses suffered or incurred by them in connection with Third Party claims arising out of such cooperation, except with respect to information provided by the Company or contained in the Company SEC Documents.
          (f) Nothing contained in this Section 5.18 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing or any Alternative Financing prior to the Effective Time. Nothing contained in this Section 5.18 shall require the Company to pay any Transaction Expenses related to the Debt Financing, any Alternative Financing or the Secondary Offering.
          Section 5.19 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
          Section 5.20 Debt Retirement. At or prior to the Closing, the Company shall repay and discharge, or cause to be repaid and discharged, all indebtedness outstanding under, and terminate, the Company Credit Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (other than the conditions set forth in Section 6.1(a)(ii) and Section 6.1(f) which may not be waived) by Parent and the Company at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable rules of Nasdaq, applicable Law and the Parent Charter and the Parent Bylaws.
          (b) Quotation of Stock. The Parent Common Stock issuable in the Merger shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.
          (c) Certain Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     (ii) All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Parent Material Adverse Effect (assuming the

Merger had taken place), shall have been obtained, shall have been made or shall have occurred.
          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.
          (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger and no Governmental Entity shall have instituted any proceeding that is pending seeking such an Order.
          (f) Coniston Transaction. The Coniston Closing shall have occurred.
          Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:
          (a) Performance of Obligations; Representations and Warranties. (i) Each of Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; (ii) the representations and warranties of Parent and Merger Sub contained in Section 2.8(a)(v) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (iii) each of the representations and warranties of Parent and Merger Sub contained in Section 2.2(a) (Capital Structure), Section 2.3 (Authority), Section 2.6 (Registration Statement and Joint Proxy Statement) and Section 2.18 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and (iv) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in the preceding clauses (ii) and (iii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Parent Material Adverse Effect or reasonably be likely to materially adversely affect the ability of Parent and Merger Sub to effect the Merger in accordance with this Agreement.
          (b) Tax Opinion. The Company shall have received an opinion of King & Spalding LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, King & Spalding LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations in the Parent Tax Certificate and representations in the Company Tax Certificate.
          (c) Parent Material Adverse Effect. Except as set forth in Section 6.2(c) of the Parent Disclosure Letter or in the Parent SEC Disclosure, since the date of this Agreement, there shall not have been any Circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.
          (d) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(c).
          Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:
          (a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; (ii) the representations and warranties of the Company contained in Section 3.8(a)(v) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (iii) each of the representations and warranties of the Company contained in Section 3.2(a) (Capital Structure), Section 3.3 (Authority), Section 3.6 (Registration Statement and Joint Proxy Statement) and Section 3.18 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and (iv) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the preceding clauses (ii) and (iii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Company Material Adverse Effect or reasonably be likely to materially adversely affect the ability of the Company to effect the Merger in accordance with this Agreement.
          (b) Tax Opinion. Parent shall have received an opinion of Sidley Austin LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations in the Parent Tax Certificate and representations in the Company Tax Certificate.
          (c) Company Material Adverse Effect. Except as set forth in Section 6.3(c) of the Company Disclosure Letter or in the Company SEC Disclosure, since the date of this Agreement, there shall not have been any Circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
          (d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(c).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:
          (a) by mutual written consent of Parent and the Company;
          (b) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 6.3(a) not being satisfied (a “Terminating Company Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from Parent of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail);
          (c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 6.2(a) not being satisfied (a “Terminating Parent Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from the Company of such Terminating Parent Breach is received by Parent (such notice to describe such Terminating Parent Breach in reasonable detail);
          (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on December 16, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the Outside Date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or other action to have been enacted, issued, promulgated, enforced or entered or (B) that did not use commercially reasonable efforts to have such Order or other action vacated prior to its becoming final and non-appealable;
          (e) by either Parent or the Company if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting or at any adjournment or postponement thereof;
          (f) by Parent or the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if Parent has not complied with its obligations under Sections 4.3, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting or at any adjournment or postponement thereof;
          (g) by Parent if: (i) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change; (ii) the Board of Directors of the Company or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Company Takeover Proposal other than recommending rejection of such Company Takeover Proposal; (iii) the Board of Directors of the Company or any committee thereof shall have failed to include the Company Recommendation in the Joint Proxy Statement distributed to stockholders; or (iv) the Board of Directors of the Company or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following a Company Takeover Proposal (which request may only be made once with respect to such Company Takeover Proposal absent further material changes in such Company Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of the Company to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of the Company;
          (h) by the Company if: (i) the Board of Directors of Parent or any committee thereof shall have effected a Parent Adverse Recommendation Change; (ii) the Board of Directors of Parent or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Parent Takeover Proposal other than recommending rejection of such Parent Takeover Proposal; (iii) the Board of Directors of Parent or any committee thereof shall have failed to include the Parent Recommendation in the Joint Proxy Statement distributed to stockholders; (iv) the Board of Directors of Parent or any committee thereof shall have refused to affirm publicly its recommendation of the Share Issuance following any written request by the Company to provide such reaffirmation following a Parent Takeover Proposal (which request may only be made once with respect to such Parent Takeover Proposal absent further material changes in such Parent Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Parent Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of Parent to comply with such request within such time period, in which case Parent shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of Parent; or (v) the Board of Directors of Manchester or any committee thereof shall have refused to affirm publicly its recommendation of the Coniston Transaction or the Contingent Repurchase following any written request by the Company to provide such reaffirmation following a Parent Takeover Proposal (which request may only be made once with respect to such Parent Takeover Proposal absent further material changes in such Parent Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the date of the meeting of Manchester’s shareholders to consider the Coniston Transaction and the Contingent Repurchase, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of Manchester to comply with such request within such time period, in which case Manchester shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of Manchester;
          (i) by the Company if since the date of this Agreement there shall have been a Parent Material Adverse Effect (except to the extent disclosed in Section 6.2(c) of the Parent Disclosure Letter or the Parent SEC Disclosure) and such Parent Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent;
          (j) by Parent if since the date of this Agreement there shall have been a Company Material Adverse Effect (except to the extent disclosed in Section 6.3(c) of the Company Disclosure Letter or the Company SEC Disclosure) and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; or
          (k) (i) by Parent or the Company if the Framework Agreement shall have been terminated in accordance with its terms; (ii) by the Company if (A) the Board of Directors of Manchester (or a duly appointed committee thereof) (x) does not recommend that Manchester’s shareholders approve the Coniston Transaction and the Contingent Repurchase or statements of such recommendation are not included in the Circular or (y) shall have effected a Shareholder Adverse Recommendation Change (as defined in the Voting Agreement) or (B) the Manchester Shareholder Approval shall not have been obtained at the Manchester Shareholder Meeting (as defined in the Framework Agreement), or any adjournment or postponement thereof at which the final vote thereon was taken; or (iii) by the Company with ten (10) days prior written notice to Parent at any time after the expiration of fifty (50) days after the date on which Manchester or Parent shall have the right under the Framework Agreement to provide written notice to the other stating its intention to terminate the Framework Agreement pursuant to Section 8.1(a)(iii) or Section 8.1(a)(iv), as applicable, of the Framework Agreement unless prior to the expiration of such ten (10) day period the basis for such notice of termination has been cured or irrevocably waived in writing.
          The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.
          Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.5, the last sentence of Section 5.18(e) and the entirety of Article VIII, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.
          Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, subject to Section 8.11, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may, subject to Section 8.11, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived (other than the conditions set forth in Section 6.1(a)(ii) and Section 6.1(f) which may not be waived). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
          Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to
Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: General Counsel
Facsimile No.: (312) 506-1208
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:      Frederick C. Lowinger
                      Gary D. Gerstman
Facsimile No.: (312) 853-7036
          (b) if to the Company, to
Eclipsys Corporation
Three Ravinia Drive
Atlanta, GA 30348
Attention:      General Counsel
                      Chief Financial Officer
Facsimile No.: (404) 847-5777
with a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention:      John D. Capers, Jr.
                      C. William Baxley
Facsimile No.: (404) 572-5133
          Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          Section 8.4 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or e-mailed signature pages), any one of which need not contain the signatures of more than one party, but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, except for the provisions of Section 5.10 (which upon the Effective Time are intended to benefit the parties indemnified thereunder), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          Section 8.7 Specific Performance; Submission To Jurisdiction; Venue. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Parent and the Company hereby consent to service being made through the notice procedures set forth in Section 8.2 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
          Section 8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
          Section 8.9 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.
          Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
          Section 8.11 Actions and Disputes. Notwithstanding any other provision of this Agreement, at any time after the date hereof and prior to the Coniston Closing, in the event that there is any (a) action or determination to be made by Parent hereunder, (b) Action between Parent or Merger Sub, on the one hand, and the Company, on the other hand, or (c) disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement) by Parent or Merger Sub against the Company, or by the Company against Parent or Merger Sub, and in each of the cases of the foregoing clauses (a), (b) and (c), the approval of the Board of Directors of Parent or any committee thereof would be required, all actions or determinations of Parent relating to any such Action or demand (including all determinations by Parent whether to institute, compromise or settle any such Action or demand and all determinations by Parent relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Board of Directors of Parent.
ARTICLE IX
DEFINITIONS
          Section 9.1 Definitions. (a) In this Agreement, the following terms have the meanings specified or referred to in this Section 9.1 and shall be equally applicable to both the singular and plural forms.
          “Acceptance Notice” means a written notice delivered to the Paying Party by the Receiving Party during the Termination Fee Period accepting payment of the Termination Fee and which shall be deemed irrevocable upon delivery by the Receiving Party.

          “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.
          “Acquisition Candidate Proposal” means any transaction or series of related transactions other than the Merger or as contemplated by the Framework Agreement involving: (i) any acquisition or purchase from Parent, Manchester or both of Parent and Manchester by any Third Party of more than 20% but less than 35% of the total outstanding voting securities of Parent or any of its Subsidiaries; or (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% but less than 35% of the total outstanding voting securities of Parent or any of its Subsidiaries.
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
          “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.
          “Chairman Agreement” means the Employment Agreement, dated as of the date hereof, by and between Parent and Philip M. Pead.
          “Circular” has the meaning given to such term in the Framework Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Combined Company” means Parent, Parent’s Subsidiaries, the Company and the Company’s Subsidiaries, taken as a whole, combined in the manner intended by the parties pursuant to this Agreement.
          “Company Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (i) any acquisition or purchase from the Company by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of its Subsidiaries.
          “Company Credit Agreement” means the Credit Agreement, dated August 26, 2008, by and among the Company, certain lenders and Wachovia Bank, National Association, as Administrative Agent, as it may be amended from time to time (subject to Section 4.1(a)).
          “Company Employee Agreement” means each management, employment, severance, change of control, retention, or material consulting Contract between the Company, or any ERISA Affiliate, and any current employee, director, officer or consultant of the Company or any ERISA Affiliate other than standard offer letters used in the Company’s ordinary course of business that do not provide for severance or other payments after termination of employment, acceleration of any equity award or for benefits other than those provided under the Company Plans.
          “Company Intervening Event” means an event or circumstance material to the Company and its Subsidiaries, taken as a whole (other than an increase in the market price of the Company Common Stock, or any event or circumstance resulting from a breach of this Agreement by the Company or its Subsidiaries), occurring or arising after the date hereof that was neither known to the Board of Directors of the Company at such time nor reasonably foreseeable as of the date hereof, which event or circumstance becomes known to the Board of Directors of the Company prior to the Company obtaining the Company Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof constitute a Company Intervening Event, (ii) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Company Intervening Event, and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent or any of its Subsidiaries, or the market price of Parent Common Stock (in and of itself), constitute a Company Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had a Parent Material Adverse Effect.
          “Company Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development (any one or more of which is referred to in this definition as a “Circumstance” and collectively as “Circumstances”) that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Company is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company operates; (ii) any Circumstances generally affecting the industries in which the Company or its Subsidiaries operate, except to the extent the Company is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Framework Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Company or any of its Subsidiaries set forth in Section 9.1 of the Company Disclosure Letter, other than as a result of the valid termination by a customer or client of any written Contract due to the breach by the Company or any of its Subsidiaries of its obligations under any written Contract to license material Company Owned Intellectual Property Rights or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by the Company to meet any analysts’ revenue or earnings projections or Company guidance, in and of themselves, or any failure by the Company to meet any of the Company’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Company Common Stock, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of this Agreement by Parent or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Parent or Merger Sub with respect to the Coniston Transaction.
          “Company Non-Voting Common Stock” means the shares of non-voting stock of the Company, par value $0.01 per share.
          “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, material fringe benefit, insurance or other compensation or benefit plan, arrangement, program, policy or understanding, in each case established or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has contributed or otherwise may have any liability.
          “Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.01 per share.
          “Company Stock Option” means an option to purchase shares of the Company Common Stock, other than pursuant to the Company Stock Purchase Plan.
          “Company Stock Plan” means (i) the Amended and Restated 1999 Stock Incentive Plan of the Company, (ii) the Amended and Restated 2000 Stock Incentive Plan of the Company, (iii) the 2005 Stock Incentive Plan of the Company, (iv) the Amended and Restated 2005 Inducement Grant Stock Incentive Plan of the Company, (v) the 2008 Omnibus Incentive Plan of the Company and (vi) the Inducement Grant Omnibus Incentive Plan.
          “Company Stock Purchase Plan” means the 2005 Employee Stock Purchase Plan of the Company.
          “Company Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Company Acquisition Transaction.

          “Company Tax Certificate” means the certificate in the form attached hereto as Exhibit H to be delivered by the Company pursuant to Sections 6.2(b) and 6.3(b).
          “Coniston Closing” has the meaning given to such term in the Framework Agreement.
          “Contingent Repurchase” has the meaning given to such term in the Framework Agreement.
          “Contingent Repurchase Closing” has the meaning given to such term in the Framework Agreement.
          “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.
          “Effective Time” means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.
          “HIPAA” means the Health Insurance Portability and Accountability Act.
          “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.
          “Knowledge of the Company” means the actual knowledge of the individuals identified in Schedule A of the Company Disclosure Letter.
          “Knowledge of Parent” means the actual knowledge of the individuals identified in Schedule A of the Parent Disclosure Letter.

          “Launch Demand” has the meaning given to such term in the Framework Agreement.
          “Law” means any applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders.
          “Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted.
          “Losses” means all losses, liabilities, damages, obligations, fines, penalties, judgments, equitable relief granted, settlements, awards, offsets and reasonable expenses incurred in connection with defending any third-party indemnification claim, action, suit or proceeding to the extent arising out of any matter indemnified against herein, including court filing fees, court costs, arbitrations fees or costs, witness fees and reasonable fees and disbursements of counsel, expert witnesses, accountants and other professionals; provided, however, that in the case of clause (y) of Section 5.18(e), “Losses” shall not include any internal administrative or overhead costs and expenses.
          “Order” means any judgment, order, award, preliminary or permanent injunction or decree of any Governmental Entity.
          “Parent Acquisition Transaction” means any transaction or series of related transactions other than the Merger or as contemplated by the Framework Agreement involving: (i) any acquisition or purchase from Parent, Manchester or both of Parent and Manchester by any Third Party of 35% or more of the total outstanding voting securities of Parent or any of its Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 35% or more of the total outstanding voting securities of Parent or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of Parent or any of its Subsidiaries.
          “Parent Employee Agreement” means each management, employment, severance, change of control, retention, or material consulting Contract between Parent, or any ERISA Affiliate, and any current employee, director, officer or consultant of Parent or any ERISA Affiliate other than standard offer letters used in Parent’s ordinary course of business that do not provide for severance or other payments after termination of employment, acceleration of any equity award or for benefits other than those provided under the Parent Plans.
          “Parent Intervening Event” means an event or circumstance material to Parent and its Subsidiaries, taken as a whole (other than an increase in the market price of the Parent Common Stock, or any event or circumstance resulting from a breach of this Agreement by

Parent or its Subsidiaries), occurring or arising after the date hereof that was neither known to the Board of Directors of Parent at such time nor reasonably foreseeable as of the date hereof, which event or circumstance becomes known to the Board of Directors of Parent prior to Parent obtaining the Parent Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Parent Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof constitute a Parent Intervening Event, (ii) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Parent Intervening Event, and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company or any of its Subsidiaries, or the market price of Company Common Stock (in and of itself), constitute a Parent Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had a Company Material Adverse Effect.
          “Parent Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, a “Parent Material Adverse Effect”: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent Parent is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Parent operates; (ii) any Circumstances generally affecting the industries in which Parent or its Subsidiaries operate, except to the extent Parent is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Parent operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Framework Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of Parent or any of its Subsidiaries set forth in Section 9.1 of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written Contract due to the breach by Parent or any of its Subsidiaries of its obligations under any written Contract to license material Parent Owned Intellectual Property Rights or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by Parent to meet any analysts’ revenue or earnings projections or Parent guidance, in and of themselves, or any failure by Parent to meet any of Parent’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Parent Common Stock, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Parent Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of this Agreement by the Company or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Parent or Merger Sub with respect to the Coniston Transaction.
          “Parent Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, material fringe benefit, insurance or other compensation or benefit plan, arrangement, program, policy or understanding, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability.
          “Parent Preferred Stock” means the preferred stock of Parent, par value $0.01 per share.
          “Parent Stock Option” means an option to purchase shares of Parent Common Stock.
          “Parent Stock Plan” means the Allscripts Healthcare Solutions, Inc. 1993 Stock Incentive Plan and the Allscripts Healthcare Solutions, Inc. 2001 Non-Statutory Stock Option Plan.
          “Parent Stock Purchase Plan” means the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan.
          “Parent Stock Unit” means a restricted or deferred stock unit awarded by Parent under a Parent Stock Plan.
          “Parent Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Parent Acquisition Transaction.
          “Parent Tax Certificate” means the certificate in the form attached hereto as Exhibit G to be delivered by the Company pursuant to Sections 6.2(b) and 6.3(b).
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity (as hereinafter defined), trust or unincorporated organization.
          “Relationship Agreement” means the Relationship Agreement between Manchester and the Company dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009, as such agreement may be amended from time to time.
          “Secondary Offering” has the meaning given to such term in the Framework Agreement.

          “Stock Unit” means a restricted, deferred or performance stock unit awarded by the Company under a Company Stock Plan.
          “Stock Unit Terms” means the terms and conditions applicable to Stock Units under the applicable Company Stock Plan.
          “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.
          “Substantial Detriment” means any effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of Parent, the Company and/or the Combined Company if such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on Parent and its Subsidiaries, taken as a whole (including, for purposes of this determination, any effect of any division, Subsidiaries, interest, business, product line, asset, property or result of operations of the Company and/or the Combined Company as if it were applied to a comparable amount of interest, business, properties, financial condition or results of operations of Parent) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.
          “Superior Proposal” means, with respect to Parent or the Company, as the case may be, an unsolicited, bona fide written Parent Takeover Proposal or Company Takeover Proposal, as applicable, to acquire at least (a) 50% of the outstanding voting securities of Parent or the Company, as applicable, or (b) 50% of the assets of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as applicable, in each case on terms that, in the reasonable good faith judgment of the Board of Directors of Parent or the Board of Directors of the Company, as applicable, after consultation with its outside financial advisors and its outside legal counsel, is more favorable to the stockholders of Parent or the stockholders of the Company, as applicable, than the Merger and the other transactions contemplated by this Agreement, taking into account any proposal by Parent or the Company, as applicable, to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors, including terms, conditions, timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal, and the Person making such proposal, deemed relevant by the Board of Directors of Parent or the Board of Directors of the Company, as applicable.
          “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.
          “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed, or actually filed, with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
          “Termination Fee” means $17,675,000; provided, however, that, if the Termination Date occurs after the date of the Coniston Closing, then, unless this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), the Termination Fee shall mean $40,000,000; provided, further, that the amount of any Transaction Expenses, if any, previously paid pursuant to Section 5.5(b) or Section 5.5(c), as the case may be, shall be deducted from the amount of the Termination Fee by the party required to pay the Termination Fee.
          “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and is Affiliates.
          “Transaction Documents” has the meaning given to such term in the Framework Agreement.
          “Transaction Expenses” means all documented fees and expenses incurred or paid by or on behalf of Parent or any Subsidiary of Parent or the Company or any Subsidiary of the Company, as the case may be, in connection with the Merger or the other transactions contemplated by this Agreement or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, experts and consultants; provided, however, that, in the case of Parent, the term “Transaction Expenses” shall not include any fees or expenses incurred or paid by Parent or any Subsidiary of Parent to the extent related to the Framework Agreement or any of the agreements (other than this Agreement) or transactions (other than the Merger) contemplated by the Framework Agreement (including the Coniston Transaction); and provided, further, the amount required under Section 5.5 to be reimbursed in respect of Transaction Expenses by Parent or the Company shall not exceed, in either case, $5,000,000 in the aggregate.
          “Unvested Company Share” means each outstanding share of Company Common Stock issued under a Company Stock Plan or otherwise which is subject to any Unvested Share Restrictions.
          “Unvested Parent Share” means each outstanding share of Parent Common Stock issued under a Parent Stock Plan or otherwise which is subject to any Unvested Share Restrictions.
          “Unvested Share Restrictions” means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to an Unvested Company Share or an Unvested Parent Share.

          (b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section
Agreement	Introduction
Alternative Financing	5.18(b)
Blue Sky Laws	2.4
Certificate of Merger	1.2
Certificates	1.5(c)
Closing	1.15(a)
Closing Date	1.15(a)
Company	Introduction
Company 2010 Plan	4.1(a)(ix)
Company Adverse Recommendation Change	5.2(e)
Company Bonus Plans	5.12(e)
Company Business Personnel	3.15
Company Bylaws	1.15(d)(ii)
Company Charter	1.15(d)(ii)
Company Common Stock	Recitals
Company Contract	3.12
Company Disclosure Letter	Article III
Company Foreign Benefit Plan	3.13(e)
Company Owned Intellectual Property Rights	3.16(d)
Company Permits	3.9
Company Recommendation	3.3
Company SEC Disclosure	Article III
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.19
Company Stockholder Meeting	5.2(a)
Company Top 100 Customer	3.12(a)
Company Voting Undertakings	Recitals
Company’s Current Premium	5.10(d)
Confidentiality Agreement	5.3
Coniston Transaction	Recitals
Constituent Corporations	Introduction
Continuing Employees	5.12
D&O Tail Policy	5.10(c)
Debt Financing	2.23(b)
Debt Financing Agreements	5.18(c)
Debt Financing Commitments	2.23(b)
Debt Financing Conditions	5.18(c)
DGCL	1.1
Environmental Laws	2.14
ERISA	2.13(a)
Exchange Act	2.4
Exchange Agent	1.6(a)

Defined Term	Section
Exchange Fund	1.6(a)
Exchange Ratio	1.5(c)
Framework Agreement	Recitals
GAAP	2.5(a)
Governmental Entity	2.4
HSR Act	2.4
Indemnified Party	5.10(b)
Independent Director	5.15(b)
Information Statement	5.18(a)
Intellectual Property Rights	2.16(a)
Intended Tax Treatment	Recitals
IRS	2.10
Joint Proxy Statement	2.6
Key Company Customers	3.8(b)
Key Parent Customers	2.8(b)
Lenders	2.23(b)
Manchester	Recitals
Merger	Recitals
Merger Sub	Introduction
Nasdaq	1.8
Outside Date	7.1(d)
Parent	Introduction
Parent Adverse Recommendation Change	5.2(b)
Parent Business Personnel	2.15
Parent Bylaws	2.3
Parent Charter	2.3
Parent Common Stock	Recitals
Parent Contracts	2.12(a)
Parent Disclosure Letter	Article II
Parent Foreign Benefit Plan	2.13(e)
Parent Owned Intellectual Property Rights	2.16(d)
Parent Permits	2.9
Parent Recommendation	2.3
Parent SEC Disclosure	Article II
Parent SEC Documents	2.5(a)
Parent Stockholder Approval	2.19
Parent Stockholder Meeting	5.2(a)
Parent Top 100 Customer	2.12(a)
Parent Voting Undertakings	Recitals
Paying Party	5.5(g)
Per Share Merger Consideration	1.5(c)
Receiving Party	5.5(g)
Registration Statement	2.3
Representatives	4.2(a)
Sarbanes-Oxley Act	2.5(b)
SEC	2.2(b)

Defined Term	Section
Securities Act	2.3
Share Issuance	2.3
State Takeover Approvals	2.4
Stockholder Meetings	5.2(a)
Substitute Option	5.6(a)
Surviving Corporation	1.1
Takeover Laws	2.18
Terminating Company Breach	7.1(b)
Terminating Parent Breach	7.1(c)
Termination Date	4.1
Termination Fee Period	5.5(g)
Transmittal Letter	1.6(b)
Voting Agreement	Recitals
Worker Safety Laws	2.14
* * * * *

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Its:

ARSENAL MERGER CORP.

By:
Name:
Its:

ECLIPSYS CORPORATION

By:
Name:
Its:

EXHIBIT A
Form of Voting Agreement

EXHIBIT B
Form of Parent Voting Undertaking

EXHIBIT C
Form of Company Voting Undertaking

EXHIBIT D
Form of Amended and Restated Certificate of Incorporation of Parent

EXHIBIT E
Form of Amended and Restated Bylaws of Parent

EXHIBIT F
Certain Corporate Governance and Other Matters
Selection of Independent Director
          Parent’s Nominating and Governance Committee, as constituted by the Board of Directors of Parent immediately after the Coniston Closing (the “Post-Coniston Parent Nominating Committee”) and currently contemplated to be M.L. Gamache, Michael Kluger and, if Manchester is entitled to have a member on the Nominating and Governance Committee of Parent in accordance with the Relationship Agreement, currently contemplated to be John King, shall consult with the individuals that the Company nominates pursuant to Section 5.15(b) of this Agreement to serve as independent members of the Board of Directors of Parent as of the Effective Time (the “Company Independent Directors”) and currently contemplated to be Eugene V. Fife and Edward A. Kangas, regarding the nomination process for the Independent Director. The CEOs of Parent and the Company shall be included in these discussions. This nomination process shall begin after the date of this Agreement and shall include candidates proposed from time to time by Parent, the Company and Manchester (the “Recommended Candidates”), with the Post-Coniston Parent Nominating Committee and the Company Independent Directors mutually agreeing on the timetable for the nomination process. Each of the Post-Coniston Parent Nominating Committee, the Company Independent Directors and the CEOs of Parent and the Company shall have an opportunity to meet with and interview the Recommended Candidates. Prior to the Effective Time, the Post-Coniston Parent Nominating Committee shall propose to the Company Independent Directors a nominee for the Independent Director who shall be selected from the Recommended Candidates (such proposed nominee, the “Initial Nominee”). The Company Independent Directors shall be entitled to reject the Initial Nominee for the Independent Director proposed by the Post-Coniston Parent Nominating Committee for any reason. If the Company Independent Directors reject the Initial Nominee, then the Post-Coniston Parent Nominating Committee shall propose to the Company Independent Directors two (2) new nominees for the Independent Director (the “Final Nominees”), each of whom shall be selected from the Recommended Candidates and shall not be the Initial Nominee, and shall consult with the Company Independent Directors in making this determination. The Company Independent Directors shall then select the nominee for the Independent Director from the Final Nominees (such nominee or, if the Company Independent Directors accept the Initial Nominee, such Initial Nominee, the “Nominated Independent Director”). The Post-Coniston Parent Nominating Committee and the Company Independent Directors shall use their respective commercially reasonable efforts to cause the Nominated Independent Director to be selected in accordance with this Exhibit F. Parent shall take all actions as may be necessary to cause, at the Effective Time, the Nominated Independent Director to be appointed as a member of the Board of Directors of Parent.

EXHIBIT G
Parent Tax Certificate

EXHIBIT H
Company Tax Certificate

Schedule A
List of Signatories to Parent Voting Undertakings
1.	Glen E. Tulman

2.	Michael Lawrie

3.	Sir Dominic Cadbury

4.	Marcel L. Gamache

5.	Philip D. Green

6.	John G. King

7.	Michael J. Kluger

Schedule B
List of Signatories to Company Voting Undertakings
1.	Philip M. Pead

2.	Eugene V. Fife

3.	Edward A. Kangas

Exhibit 5

Form of Amendment to Arsenal By-laws

BY-LAWS
OF
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
(the “By-Laws”)
As amended and restated on [                                   ], 2010
ARTICLE I
OFFICES
     Section 1. Registered Office. The registered office of Allscripts Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.
     Section 2. Principal Office. The Corporation shall have its principal office at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.
ARTICLE II
STOCKHOLDERS
     Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the Board of Directors (the “Directors” and each a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held each year at such place and on such date and at such time as may be fixed from time to time by resolution approved by a majority of the Board of Directors.
     (a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (3) otherwise properly brought before the meeting by a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 1 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 1 of Article II.
     (b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the secretary of the

Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting.
     (c) To be in proper written form, a stockholder’s notice to the secretary of the Corporation must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and any Stockholder Associated Person (as defined below) if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such Stockholder Associated Person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and Stockholder Associated Person, if any, as of the record date for voting at the meeting not later than ten days after the record date for voting at the meeting), (v) a description of all arrangements or understandings between such stockholder or such Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder or such Stockholder Associated Person in such business and (vi) a representation that such stockholder or such Stockholder Associated Person intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. “Stockholder Associated Person” shall mean, with respect to any stockholder: (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder; (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder; and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person that is acting in concert with such Stockholder Associated Person.
     (d) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting

2

and any such business not properly brought before the meeting shall not be transacted.
     Section 2. Special Meetings. Special meetings of the stockholders may be called only by the Chairman of the Board of Directors (the “Chairman”) or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting in accordance with the provisions of Section 5 of Article II of these By-Laws.
     Section 3. Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by the stockholders.
     Section 4. Place of Meeting; Participation in Meetings by Remote Communication.
     (a) The Board of Directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.
     (b) The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.
     Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty (20) nor more than sixty (60) days before the date of the meeting, by or at the direction of a majority of the Board of Directors, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States

3

mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.
     Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend or (c) stockholders for any other purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date, in the case of clauses (a) and (c): (i) to be not more than sixty (60) days and not less than ten (10) days; or (ii) in the case of a merger or consolidation not less than twenty (20) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.
     Section 7. Quorum. The holders of not less than one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”) or by these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
     When a quorum is present at any meeting, the affirmative vote of the holders of a majority in voting power present in person, by remote communication or represented by proxy and entitled to vote on the subject matter shall be required to approve any question brought before such meeting, unless the question is one upon which by express provision of the General Corporation Law of the State of Delaware or of the Certificate of Incorporation or of these By-Laws a different vote is required, in which case such express provision shall govern and control the decision of such question.
     Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The Board of Directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which Directors are to be elected.
ARTICLE III
DIRECTORS
     Section 1. Number, Election and Terms. The number of Directors shall be fixed from time to time as provided in Article SEVENTH, Section 1 of the Certificate of

4

Incorporation. At each annual meeting of stockholders of the Corporation, Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.
     As used in these By-Laws, the term the “majority of the entire Board of Directors” means the majority of the total number of Directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the Directors present and voting.
     Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Nominating and Governance Committee, subject to the provisions of Article SEVENTH, Section 6 of the Certificate of Incorporation, or by any stockholder entitled to vote in the election of Directors generally.
     Any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if (i) such stockholder is a stockholder of record on the date of the giving of the notice provided for in this Section 1 of Article III and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) such stockholder complies with the notice procedures set forth in this Section 1 of Article III. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.
     To be timely, written notice of such stockholder’s intent to make such nomination or nominations must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders called for the purpose of electing Directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders.
     To be in proper written form, a stockholder’s notice to the secretary of the Corporation must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder and any

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Stockholder Associated Person on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such Stockholder Associated Person, (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and Stockholder Associated Person, if any, as of the record date of the meeting not later than 10 days after the record date for the meeting), (iv) a description of all arrangements or understandings between such stockholder or such Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (v) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (vi) any other information relating to such stockholder or such Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 1 of Article III. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     Section 2. Newly Created Directorships and Vacancies. Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock and except as set forth in Article SEVENTH, Section 6 of the Certificate of Incorporation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director. Any Director appointed in accordance with the preceding sentence or Article SEVENTH, Section 6 of the Certificate of Incorporation shall hold office for a term expiring at the annual meeting of the stockholders following such Director’s appointment.
     Section 3. Removal. Subject to the provisions in these By-Laws (and Article SEVENTH, Section 6 of the Certificate of Incorporation) and the rights of any class or

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series of stock having a preference over the common stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy; provided that for a period of three (3) years from the date on which the transactions contemplated by the Agreement and Plan of Merger (as may be amended from time to time, the “Eclipsys Merger Agreement”) among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation, dated as of June 9, 2010 are consummated (the “Eclipsys Closing”), the Chairman may be removed as the Chairman with or without cause only upon the approval of the Board of Directors by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”).
     Section 4. Chairman. Prior to the Eclipsys Closing, the Chairman shall be designated in accordance with Section 4 of the Amended and Restated Relationship Agreement, dated as of                     , 2010, between the Corporation and Misys plc. Upon the Eclipsys Closing, the Chief Executive Officer and President of Eclipsys Corporation immediately prior to the Eclipsys Closing (the “Eclipsys CEO”) shall serve as a member of the Board of Directors and as the Chairman, but in no event shall the Chairman be the chief executive officer of the Corporation (the “CEO”). Subject to his annual election to the Board of Directors, the Eclipsys CEO shall serve as Chairman for a term of three (3) years from the date of the Eclipsys Closing in accordance with the terms of the Eclipsys Merger Agreement, the Employment Agreement, dated as of June 9, 2010, between the Corporation and the Eclipsys CEO (the “Employment Agreement”), and these By-Laws, or until the earlier of his death, resignation or removal. The Chairman shall preside at all meetings of the stockholders of the Corporation and the Board of Directors and in general shall perform all other duties incident to the office of Chairman. The Chairman shall also be a full-time employee of the Corporation and shall have such other duties and responsibilities as set forth in the Employment Agreement or as shall be assigned to the Chairman by the Board of Directors. The Chairman shall have access to such resources of the Corporation to carry out such duties and responsibilities as shall be assigned to him by the Board of Directors by a Supermajority Vote. The Chairman shall work at the direction of the Board of Directors consistent with these provisions and shall report to the Board of Directors.
     Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors may from time to time determine.
     Section 6. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the CEO or by an officer of the Corporation upon the request of the majority of the entire Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the Board of Directors called by them.

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     Section 7. Action by Telephonic Communications. Members of the Board of Directors shall be entitled to participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
     Section 8. Notice; Time of Meeting. Notice of every regular and every special meeting of the Board of Directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.
     Section 9. Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided, that if less than a majority of the entire Board of Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the Board of Directors at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.
     Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as Directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the Board of Directors, all other Directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the Board of Directors or of a committee of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
     Section 1. Number. The officers of the Corporation shall be a CEO, a president, a chief operating officer, a chief financial officer, an executive vice president (if elected by the Board of Directors), one or more vice presidents (the number thereof to be determined by the Board of Directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.
     Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the Board of Directors at the first

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meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.
     Section 3. Removal. Any officer or agent elected or appointed by resolution approved by a majority of the entire Board of Directors may be removed and replaced by resolution approved by a majority of the entire Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed; provided, that for a period of three (3) years from the date of the Eclipsys Closing, the CEO at the time of the Eclipsys Closing may be removed as the CEO with or without cause only upon the approval of the Board of Directors by a Supermajority Vote.
     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the Board of Directors for the unexpired portion of the term.
     Section 5. Chief Executive Officer. The CEO of the Corporation shall be determined by the Board of Directors and shall report to the Board of Directors. Subject to his annual election to the Board of Directors, the CEO shall serve as a Director for a term of three (3) years from the date of the Eclipsys Closing in accordance with the terms of the Eclipsys Merger Agreement and these By-Laws, or until the earlier of his death, resignation or removal. The CEO shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The CEO shall have the power to:
     (a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the Board of Directors;
     (b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the Board of Directors; provided, however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

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     (c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.
     Section 6. President. The president shall assist in establishing basic policies within which the various corporate activities are carried out, guiding and developing long range planning and evaluating activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The president shall perform such other duties as may be prescribed by the CEO.
     Section 7. Chief Operating Officer. The chief operating officer shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the CEO, the president and the Board of Directors. The chief operating officer shall perform such other duties as may be prescribed by the CEO.
     Section 7. Chief Financial Officer. Except as otherwise determined by the Board of Directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:
     (a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;
     (b) render to the Board of Directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as chief financial officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;
     (c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and
     (d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors or the Chairman or as may be prescribed by the CEO.

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     Section 8. Executive Vice President. The Board of Directors may elect one or several executive vice presidents. Each executive vice president shall report to either the CEO or the president as determined in the corporate organization plan established by the Board of Directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer or the CEO.
     Section 9. Vice President. The Board of Directors may elect one or several vice presidents. Each vice president shall report to either the CEO, the president or the executive vice president as determined in the corporate organization plan established by the Board of Directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer or the CEO. The Board of Directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the Board of Directors.
     Section 10. The Treasurer. The treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the CEO, president or by the Board of Directors. If required by the Board of Directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.
     Section 11. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
     Section 12. The Secretary. The secretary shall: (a) keep the minutes of the stockholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) sign with the Chairman, president, or a vice president, stock certificates

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of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the CEO, president or by the Board of Directors.
     Section 13. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE V
COMMITTEES
     Section 1. The Committees. The Board of Directors may, pursuant to these By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors, and, subject to Article SEVENTH, Section 6 of the Certificate of Incorporation of the Corporation, a Misys Nominating Committee, an Eclipsys Nominating Committee and an Allscripts Nominating Committee.
ARTICLE VI
SEAL
     The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.
ARTICLE VII
WAIVER OF NOTICE

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     Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE VIII
AMENDMENTS
     Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire Board of Directors; provided, that until the three-year anniversary of the date of the Eclipsys Closing, each of the first paragraph of Article III, Section 1, Article III, Section 4 and Article IV, Section 5 of these By-Laws and the proviso set forth in Article IV, Section 3 of these By-Laws, may be amended by the Board of Directors, or waivers therefrom granted by the Board of Directors, in the manner prescribed by statute, only upon the approval of the Board of Directors by a Supermajority Vote.

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Exhibit 6
Voting Agreement
Incorporated by reference to Exhibit 99.13 attached to this Schedule 13D.

Exhibit 7

Form of Manchester Announcement of Coniston Transaction

9 June 2010
MISYS plc
Misys takes decisive steps to realise shareholder value
Sale of majority of controlling interest in Allscripts
Return of over $1 billion (£0.7 billion) to shareholders
Allscripts merger with Eclipsys
Misys plc (LSE: MSY), the global application software and services company, announces it has agreed to sell the majority of its 54.6% interest in its Allscripts subsidiary (NASDAQ: MDRX), and that Misys intends to return substantially all of the proceeds to Misys shareholders. The sale of shares by Misys will provide Allscripts the flexibility to proceed on its proposed merger with Eclipsys (NASDAQ: ECLP).
Transaction highlights
•	Misys will realise significant value for shareholders through the sale, in a placing of shares and through buybacks by Allscripts. Based on illustrative placing and buyback assumptions, the sale of approximately 68 million of its Allscripts shares would raise over $1.3 billion (£0.9 billion) and would leave a remaining Misys holding of approximately 12 million Allscripts shares.

•	Allscripts will merge with Eclipsys, creating what the Allscripts management believe will be the clear leader in healthcare information technology, with the most comprehensive solution offering for healthcare organisations of every size and setting. The merger will be accretive to earnings per share in Calendar 2011. Eclipsys shareholders will receive $1.3 billion in Allscripts shares, representing 1.2 Allscripts shares for each share of Eclipsys that they own. Misys expects to retain a maximum of 10% of Allscripts-Eclipsys shares, following the merger of the two companies.

•	The proceeds from the sale of Allscripts shares, after transaction fees and debt paydown, will be returned to Misys shareholders in due course, intended to be through a Proposed Tender Offer for their shares.

•	Significant enhancement to Misys earnings per share upon completion of Proposed Sale and Proposed Tender Offer.

•	Greater visibility of the inherent value in Misys’ Banking and Treasury & Capital Markets divisions.
Mike Lawrie, Chief Executive, Misys plc, comments
‘The strategy and execution of the merger of Allscripts and Misys Healthcare has been extraordinarily successful. This has been reflected in the rise in the Allscripts-Misys share price since the completion of the merger in October 2008. The success of the merger has created an opportunity for Allscripts to continue its leadership role by merging Allscripts and Eclipsys to create a leader in end to end solutions for US hospitals & physicians. To enable Allscripts to exploit this opportunity, and to allow Misys shareholders to benefit from the rise in the Allscripts share price since the merger, we are reducing our holding in Allscripts.
Misys shareholders will receive an unprecedented return of capital from the company, over $1 billion, and will see immediate, significant earnings per share accretion.
Following separation, we will continue to focus on leadership in our financial services markets, through taking to market innovative software solutions, notably our BankFusion suite, and providing high quality implementation and customer services.

The sale creates a clear, compelling, pure play investment proposition in financial services, while we also retain a stake in the future success of the newly created Allscripts-Eclipsys.’
Glen Tullman, Chief Executive, Allscripts, comments
‘The Allscripts-Misys Healthcare merger created a leader in ambulatory healthcare IT in the US, focused on the physician practice market. Now, the merger with Eclipsys will create a leader in healthcare IT connecting hospitals, physicians and post-acute organizations.
The merger represents a significant strategic opportunity for Allscripts and Eclipsys to combine their strengths, particularly in Electronic Health Records, resulting in a significantly expanded market presence.
By combining Allscripts’ Electronic Health Record portfolio in the physician market paired with, our leadership in the post-acute care market, and Eclipsys’ market-leading hospital enterprise solutions, we will create the one company uniquely positioned to help our clients benefit from $30 billion in government funding for Electronic Health Records.
The US healthcare system is rapidly moving towards collaboration between providers across all healthcare settings, with the objective of a single patient record connecting providers across entire communities. Allscripts and Eclipsys’ leading positions in the physician practice market, post-acute settings and in hospitals will enable us to deliver a complete portfolio of clinical, financial, and information solutions, creating a seamless patient experience and improved care at lower cost.’
Throughout this announcement, an exchange rate of 1.44 $/£ is assumed.
Conference Call
A conference call will be held for UK analysts and investors at 10.00am BST (5.00am EDT) today. To access dial +44 (0) 20 7075 1520 and enter code 787292#. The presentation slides will be available by webcast on www.misys.com. A replay facility will be available from 2.00pm BST (9.00am EDT) at www.misys.com or by calling +44 (0) 203 364 5943 using code 269042#.
A presentation will be made by webcast for US analysts and investors at 8.00am EDT (1.00pm BST). Access is through www.allscripts.com. The audio facility will be available on +1 877 666 7021 and entering conference code 78781403#.
A commentary by Mike Lawrie, Chief Executive of Misys and Executive Chairman of Allscripts-Misys will be available from 07.00am BST on www.misys.com

Analyst / investor inquiries	Media inquiries
Phil Branston	Carl Gibson
T: +44 (0) 203 320 5503	T: +44 (0) 203 320 5526
M: +44 (0) 789 906 5115	M: +44 (0) 782 523 6473
Email: phil.branston@misys.com	Email: carl.gibson@misys.com
Advisors
Credit Suisse are acting as financial adviser to Misys. JPMorgan Cazenove will act as financial adviser to Misys on the tender offer.
About Misys
Misys plc (FTSE: MSY.L), provides integrated, comprehensive solutions that deliver significant results to organisations in the financial services and healthcare industries. We maximise value for our customers by combining our deep knowledge of their business with our commitment to their success. In banking and treasury & capital markets, Misys is a market leader, with over 1,200 customers, including all of the world’s top 50 banks. In healthcare, Misys owns a controlling stake in NASDAQ listed Allscripts, a clear leader in the provision of healthcare information technology, serving more than 160,000 physicians, 800 hospitals and nearly 8,000 post-acute and homecare organisations.
Misys employs 6,000 people who serve customers in more than 120 countries. We aspire to be the world’s best application software and services company, delivering results for the most important industries in the world. To learn more, visit www.misys.com.
About Allscripts
Allscripts (NASDAQ: MDRX) uses innovation technology to bring health to healthcare. More than 160,000 physicians, 800 hospitals and nearly 8,000 post-acute and homecare organizations utilize Allscripts to improve the health of their patients and their bottom line. The company’s award-winning solutions include electronic health records, electronic prescribing, revenue cycle management, practice management, document management, care management, emergency department information systems and homecare automation. Allscripts is the trade name of Allscripts-Misys Healthcare Solutions, Inc. To learn more, visit www.allscripts.com.

Transaction summary
1. The Proposed Sale consists of a disposal of between approximately 60 million and approximately 70 million of the 79.8 million Allscripts shares currently held by Misys, by the following three methods:
(i)	The Placing. Market placing of between 36 million and approximately 40 million Allscripts shares held by Misys, with the actual price and offering size to be determined at the time of the placing.

(ii)	The Buyback. Share buyback by Allscripts of 24.4 million Allscripts shares from Misys for an aggregate consideration of US$577 million, at a price per Allscripts share of US$23.62 which includes a US$117 million premium in recognition of Misys relinquishing control.

(iii)	The Additional Buyback. Upon successful completion of the Allscripts-Eclipsys Merger, Misys will have an option to sell to Allscripts an additional 5.3 million of its Allscripts shares for a consideration of US$102 million.
Allscripts has committed credit facilities in place to finance the Buyback, and would finance the Additional Buyback through Allscripts-Eclipsys cash balances.
The Proposed Sale is conditional upon being able to achieve through the Placing a minimum price of US$16.50 per share, and upon approval by Misys shareholders. It is not conditional upon the Allscripts-Eclipsys merger.
2. The Allscripts-Eclipsys Merger. Allscripts has entered into a conditional agreement to acquire the entire issued and outstanding share capital of Eclipsys, a NASDAQ-listed healthcare IT systems provider, for a consideration of US$1.3 billion, to be satisfied wholly by new Allscripts shares issued to Eclipsys shareholders in the ratio of 1.2 Allscripts shares per Eclipsys share. This consideration represents a premium of 19% to the Eclipsys share price, based on the closing prices on 8 June 2010, for Allscripts of US$18.42 and for Eclipsys of US$18.51. The completion of the merger is conditional, among other things, on
(i)	successful completion of the Placing and Buyback by Misys

(ii)	necessary approvals from Allscripts’ and Eclipsys’ shareholders

(iii)	relevant Securities and Exchange Commission and anti-trust approvals
In advance of the Proposed Sale completing, a break fee of approximately $18 million will be payable by Allscripts to Eclipsys if the merger does not proceed for certain specified reasons, including Misys shareholders voting against the Proposed Sale.
More details of the Allscripts-Eclipsys Merger have been provided in an announcement released today by Allscripts.
3. Misys’ remaining Allscripts shares. The minimum number of Allscripts shares retained by Misys, which would result from the maximum number sold in the Placing, Allscripts’ agreed Buyback, and the Additional Buyback option being exercised, would be 10.2 million (5% of Allscripts-Eclipsys shares). The maximum number of Allscripts shares retained by Misys, which would result from the minimum number sold in the Placing, Allscripts’ agreed Buyback, and the Additional Buyback option not being exercised, would be approximately 19 million (10% of Allscripts—Eclipsys shares).

4. The Proposed Tender Offer. The Misys Board proposes to return to Misys shareholders, in due course, the net proceeds of the Proposed Sale, after transaction fees and debt paydown. It is the current intention to effect this via the Proposed Tender Offer.
Illustrative proceeds after placing fees and before legal, tax accounting and transaction fees, assuming an illustrative 38 million Allscripts shares are placed at a price of $18.42 per share, and with the Buyback and Additional Buyback taking place as outlined above, would be over $1.3 billion (£0.9 billion).
Actual Placing proceeds will be determined during the Placing, expected to take place in September or October 2010. From the proceeds, £75 million ($108 million) will be used to pay down Misys’ debt, and the rest, over $1.2 billion (£0.8 billion) based on the illustrative assumptions outlined above, will be returned to shareholders.
The Proposed Tender Offer is intended to be launched after Misys receives, as it expects to, clearance from the US Internal Revenue Service that there will be no material tax liability resulting from a re-organisation of its US corporate structure to facilitate the Proposed Sale. If clearance is not obtained, approximately $170 million of the proceeds of the Proposed Sale, based on the proceeds illustration above, would be retained to meet the potential tax liability.
5. Misys will continue to own 100% of its Banking and Treasury & Capital Markets divisions and will continue to be listed on the London Stock Exchange.
Misys Shareholder approvals
The Proposed Sale and Proposed Tender Offer are each conditional, amongst other things, upon approval by Misys shareholders and the successful completion of the Placing.
Misys intends to post a circular to Misys’ shareholders in August, giving full details of the Proposed Sale and outline terms for the Proposed Tender Offer, including notice of a General Meeting, currently expected to be held in September 2010. Full details of the Proposed Tender Offer will be sent to shareholders following the General Meeting. ValueAct Capital, a holder of 25.7% of Misys’ issued shares, has committed irrevocably to vote in favour of the Proposed Sale and Proposed Tender Offer.
Subject to the conditions being met, the Proposed Sale is expected to complete in September or October 2010, and the Proposed Tender Offer is expected to be launched in November 2010.
Since Allscripts’ acquisition of Eclipsys is conditional upon Allscripts no longer being a subsidiary of Misys, Misys’ shareholders are not being asked to approve the Eclipsys acquisition.
Transaction rationales
The combination of Allscripts and Eclipsys represents a significant strategic opportunity in US healthcare IT. The merger will create an extended market position, particularly in Electronic Health Records, the adoption of which is being funded by unprecedented US government incentives. Eclipsys’ solutions for hospitals will be added to Allscripts physician practice offerings, creating new sales opportunities and cross-selling opportunities within the existing installed base. Allscripts management believe that combined Allscripts-Eclipsys solutions will connect hospitals, physicians and post-acute organisations, creating a seamless patient experience and improved care at lower cost.’
To enable the stock for stock acquisition of Eclipsys, Misys has agreed to exit its control position in Allscripts, though retaining a material stake in the future success of Allscripts-Eclipsys.
The Proposed Sale also represents an exceptional opportunity to crystallise the value created since the merger of Misys Healthcare with Allscripts on 10 October 2008 (the Merger). Allscripts’ share price has since increased 110% from US$8.77 per share to US$18.42 per share as at 8

June 2010, representing a significant outperformance of the NASDAQ Composite Index, which rose 32% over the same period. In addition, Misys’ consideration for the Buyback includes a premium of US$117 million in recognition of Misys relinquishing control.
Through the Proposed Tender Offer, Misys’ shareholders will receive substantially all of the net proceeds from the Proposed Sale in cash and therefore directly benefit from the rise in the value of Allscripts shares since the Merger. The Proposed Sale and Proposed Tender Offer together are, upon completion, expected to be significantly enhancing to Misys earnings per share.
After the Proposed Sale, Misys’ Banking, Treasury and Capital Markets and Open Source businesses will continue to apply their previously stated strategies, specific to their respective marketplaces. Key financial metrics for Misys, after the Proposed Sale, are as follows:

£m, pro-forma, adjusted[1]	Year ended 31 May 2009

Revenue	344
Adjusted Operating Profit before Depreciation & Amortisation	63
Adjusted Operating Profit	52
Adjusted Operating Profit Margin	15%
Adjusted Pre-Tax Profit	40
Adjusted After-Tax Profit	31

1	Before exceptional items, gains and losses on embedded derivatives, amortisation of acquired intangible assets and translation exchange differences recycled from reserves.
Results for the year ended 31 May 2010 will be announced during July 2010. Management’s medium-term targets for Misys after the Proposed Sale, for the two years to 31 May 2012, are revenue growth (at constant currency) of 5 to 8% and adjusted operating margins between 17% and 20%.
The Banking business will continue the roll-out of BankFusion and other new solutions for Mobile Banking, Business Intelligence, Payments and Trade Services, with the objective of making Misys the technology of choice for solutions across the financial services industry. The Treasury and Capital Markets business will continue to focus on growing its market share by attracting significant numbers of new customers in its core securities trading and corporate lending markets and by retaining existing customers through high quality customer service. Existing solutions will continue to be enhanced, and new products introduced, to improve management and processing of securities trading and risk management.
Transaction timetable
The illustrative timetable of events is as follows

June to July 2010	Filings to UK Listing Authority and the US Securities and Exchange Commission, followed by review and approval. Other regulatory approvals sought for Allscripts-Eclipsys Merger

August 2010	Circulars to Misys, Allscripts and Eclipsys shareholders

September to October 2010	Misys, Allscripts and Eclipsys shareholder meetings Placing of Misys-owned Allscripts shares and Buyback by Allscripts Closing of Allscripts-Eclipsys Merger Misys Additional Buyback option exercisable within 10 business days of the Allscripts-Eclipsys Merger closing

November to December 2010	Return of net proceeds to Misys shareholders via Proposed Tender Offer

Next Steps
Misys intends to make an announcement upon sending a circular to shareholders containing further details of the proposed transactions and the date and agenda of the proposed General Meeting at which approval for the transactions will be sought. Subsequent to that it is intended that a separate document will be sent to shareholders, which would set out the detailed terms of the Proposed Tender Offer to shareholders.
Important information for investors and shareholders
THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.
In connection with the proposed business combination transaction between Allscripts and Eclipsys described in the above communications, Allscripts has filed, or will file, a registration statement / proxy statement on Form S-4, a registration statement on Form S-3 and certain other materials with the SEC.
INVESTORS IN ALLSCRIPTS AND ECLIPSYS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENTS / PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION TRANSACTION BETWEEN ALLSCRIPTS AND ECLIPSYS.
You may obtain free copies of these documents (when they are available) and other documents filed by Allscripts with the SEC at the SEC’s web site at www.sec.gov.
This communication contains forward looking statements regarding future events, developments, the future performance of Misys plc (“Misys”) and Allscripts, Inc. (“Allscripts”), as well as management’s expectations, beliefs, intentions, plans, estimates, views or projections relating to the future, including with regard to the proposed exit by Misys of its controlling interest in Allscripts and the subsequent proposed merger of Allscripts with Eclipsys Corporation (“Eclipsys”). Those forward looking statements include all statements other than those made, solely with respect to historical facts. Forward looking statements may be identified by words such as transaction rationale, strategy, believes, plans, expects, anticipates, estimates, projects, intends, will, should, seeks, future, continue, or the negative of such terms, or other comparable terminology, or by express or implied discussions regarding potential future sales or earnings of Misys or Allscripts; or by discussions of strategy, plans, expectations or intentions or potential synergies, strategic benefits or opportunities that may result from the proposed transactions described in the communications on the following web site.
Such forward looking statements reflect the current expectations, beliefs, intentions, plans, estimates, views or projections of Misys and Allscripts, but are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict, and could cause actual results to vary, materially, from any future results, performance or achievements expressed or implied by such statements. In particular, there can be no guarantee that the proposed transactions described in the communications will be completed in the expected form or within the expected time frame or at all. Nor can there be any guarantee that Misys or Allscripts, or any of their divisions or business units, will achieve any particular future financial results or future growth rates or that Misys or Allscripts will be able to realize any of the potential synergies, strategic benefits or opportunities as a result of the proposed transactions. Factors that could cause actual results to differ materially include but are not limited to legislative, regulatory, political and economic developments, changes in competitive and market forces, further exchange and interest rates, changes in tax rates, and future business combinations, or disposals.
Some of the central risks faced by Misys are set out in Misys’s most recent annual report and the central risks faced by Allscripts are set out in Allscripts most recent annual report on Form 10-K and other materials filed by Allscripts with the U.S. Securities and Exchange Commission (“SEC”). Neither Misys nor Allscripts undertake any obligation to revise or update any forward looking statement or to make any other forward looking statement, whether as a result of new information, future events or otherwise. Neither Misys nor Allscripts are responsible for updating the information contained in the following communications beyond the published date, or changes made to these communications by wire services or internet service providers.

Exhibit 8
Form of Joint Announcement of Emerald Transaction
Not included in this Schedule 13D Exhibit 99.10 filing.

Exhibit 9
Form of Section 16 Resolutions
Not included in this Schedule 13D Exhibit 99.10 filing.

Exhibit 10
Arbitration Procedures
(a)	If Arsenal shall have delivered to Manchester an Objection Notice or a Rejection Notice (each, an Arbitration Notice), the Parties shall select an Independent Arbitrator and resolve the issue or issues in controversy described in such Arbitration Notice pursuant to mandatory and binding arbitration in accordance with this Exhibit 10.

(b)	Any Arbitration Notice shall include three names of individuals (Arsenal Arbitration Candidates) who meet the qualifications to be the Independent Arbitrator and are acceptable to Arsenal. If Manchester accepts any of the Arsenal Arbitration Candidates, Manchester shall so notify Arsenal within three (3) business days of receipt of the Arbitration Notice identifying the Arsenal Arbitration Candidate acceptable to Manchester, who shall thereupon be the Independent Arbitrator. If Manchester does not accept any of the Arsenal Arbitration Candidates, then Manchester shall within three (3) business days of receipt of the Arbitration Notice propose three individuals who meet the qualifications to be the Independent Arbitrator and are acceptable to Manchester (Manchester Arbitration Candidates). If Arsenal accepts any of the Manchester Arbitration Candidates, Arsenal shall so notify Manchester within three (3) business days of receipt of the names of the Manchester Arbitration Candidates identifying the Manchester Arbitration Candidate acceptable to Arsenal, who shall thereupon be the Independent Arbitrator. If Arsenal does not accept any of the Manchester Arbitration Candidates, Arsenal shall so notify Manchester within three (3) business days of the receipt of the names of the Manchester Arbitration Candidates whereupon within one (1) business day one of the Arsenal Arbitration Candidates and one of the Manchester Arbitration Candidates, in each case selected by the other Party, shall be instructed to agree within two (2) business days upon the identity of an individual who meets the qualifications to be the Independent Arbitrator. Notwithstanding anything to the contrary contained herein, in the event the Parties have previously submitted a dispute to arbitration in accordance with this Exhibit 10 or selected an Independent Arbitrator pursuant to Section 10.2(g), the Independent Arbitrator from such previous arbitration proceeding or selected pursuant to Section 10.2(g) shall be the Independent Arbitrator for all subsequent arbitration proceedings relating to any Objection Notice or Rejection Notice unless either Arsenal or Manchester objects to the use of such Independent Arbitrator in any such subsequent arbitration proceeding, in which case the Parties shall select a new Independent Arbitrator in accordance with this paragraph (b).

(c)	The Independent Arbitrator shall be instructed by Arsenal and Manchester to use its best efforts to make a reasoned final written determination within fifteen (15) business days after such selection, binding on the Parties, as to the issue or issues in controversy described in the relevant Arbitration Notice. The Independent Arbitrator shall review written submissions of the Parties with respect to the matters at issue and shall be entitled to seek clarifications or back-up information related thereto from the Parties, as well as in-person joint meetings with the Parties, but shall not undertake an independent investigation. Each Party shall be entitled to a single brief to be submitted within five (5) business days of the selection of the Independent Arbitrator and a single written rebuttal to be submitted within three (3) business days of submission of briefs. Notwithstanding anything to the contrary contained herein, neither Arsenal nor Manchester (nor any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Independent Arbitrator without the prior consent of the other Party.

(d)	If Manchester shall have delivered to Arsenal a Reduction Notice, an Excess PLR Guarantee Notice or an Excess Historic Guarantee Notice, the Parties shall negotiate in good faith to select as promptly as reasonably practicable a qualified arbitrator (who for the avoidance of doubt need not be an Independent Arbitrator) reasonably acceptable to each of the Parties and resolve the issue or issues in controversy described in such Reduction Notice, Excess PLR Guarantee Notice or Excess Historic Guarantee Notice pursuant to mandatory and binding arbitration in accordance with this Exhibit 10.

(e)	Any determination reached by the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. The Party that is unsuccessful in the arbitration shall pay all fees, costs and expenses of the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, and all reasonable out-of-pocket fees, costs and expenses of the other Party, including fees payable to attorneys, experts and witnesses for the other Party. In addition, in connection with any Proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, the prevailing Party in such a Proceeding will be entitled to recover reasonable fees, costs and expenses incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled. Without limiting the foregoing, Manchester’s costs in connection with this paragraph (d) shall include all out-of-pocket fees, costs and expenses incurred to financial institutions in connection with the PLR Bank Guarantee or Historic Bank Guarantee, as the case may be, remaining outstanding from the date it otherwise would have been released pursuant to Section 10.10 through the date on which it is actually released.

Exhibit 11

Form of Bank Guarantee

AGREED FORM
[LETTERHEAD OF BANK]

Allscripts-Misys Healthcare Solutions, Inc.	[DATE]
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
USA
Dear Sir,
ON DEMAND BANK GUARANTEE NO: [NUMBER]
We are informed by Misys plc [COMPANY NUMBER] (“Misys”) that it has entered into a framework agreement with you dated as of June 9, 2010 (as amended, varied or modified from time to time) (the “Framework Agreement”). We have been requested to issue this on demand bank guarantee in connection with Section [10.10(a) / 10.10(b)] of the Framework Agreement.
In consideration of your entering into the Framework Agreement, we [NAME AND ADDRESS OF BANK], irrevocably and unconditionally undertake, as primary obligor, to pay to you from time to time on your first written demand over original hand-written signatures in the form of Exhibit A (including all attachments required by paragraph 3 of Exhibit A) (a “Demand Notice”), and waiving all rights of objection and defence and without reference to Misys or the Framework Agreement and despite any objection by Misys or its affiliates, an amount or amounts not exceeding in aggregate the Maximum Guarantee Amount (as defined below).
A Demand Notice must be received by us prior to the expiration of this guarantee. You are not limited in the number of Demand Notices you may make hereunder; provided, however, that the aggregate sum of all amounts demanded under such Demand Notices may in no event exceed the Maximum Guarantee Amount (as defined below). All amounts payable under this guarantee will be paid in U.S. dollars.
Any Demand Notice shall be validly given by you if delivered to us in person as follows:
     [BANK]
     [ADDRESS OF BANK] [NOTE: To include NY and/or Chicago branches.]
Any Demand Notice that you give shall be deemed to have been received by us on the day of actual delivery to us in person.
We shall accept any executed Demand Notice as conclusive evidence that the amount claimed is due to you under this guarantee.

AGREED FORM
ALWAYS PROVIDED THAT
1.	Our liability under this guarantee is limited to an amount or amounts not exceeding in aggregate US$[•] million (the “Maximum Guarantee Amount”) as reduced from time to time by a notice from Misys in the form of Exhibit B hereto (including all attachments required by paragraph 3 of Exhibit B) (a “Reduction Notice”).
2.	This guarantee will come into force on [date of Coniston Closing].
3.	This guarantee will expire upon our receipt of a duly executed certificate of the Chief Executive Officer of Misys certifying that this guarantee is terminated in the form of Exhibit C hereto (including all attachments required by paragraph 3 of Exhibit C) (a “Release Notice”).
This guarantee is personal to yourselves and is not transferable or assignable, except that this guarantee shall inure to the benefit of your successors in title by operation of law.
Except to the extent it is inconsistent with the express terms of this guarantee, this guarantee is subject to [the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590)] [the Uniform Rules for Demand Guarantees ICC publication 458].
Upon receipt by us of a notice in the form of either Exhibit D-1 or Exhibit D-2 (each, a “Bank Notice”) stating that a payment is required (in the case of Exhibit D-1) or an event permitting the reduction or termination of this guarantee has occurred (in the case of Exhibit D-2), we shall, within one business day following receipt thereof, send by confirmed facsimile to each of you and Misys a copy of such Bank Notice to the addresses for you and Misys contained in Exhibit E hereto.
Notwithstanding anything herein to the contrary, we shall not make any payment pursuant to a Demand Notice received by us unless and until seven (7) business days have elapsed from our receipt of a Bank Notice from you specifying the payment amount to be demanded.
Notwithstanding anything herein to the contrary, we shall not reduce or terminate this guarantee pursuant to a Reduction Notice or Release Notice received from Misys unless and until ten (10) business days have elapsed from our receipt of a Bank Notice from Misys specifying the reduction amount or stating that an event permitting the termination of this guarantee has occurred, respectively.
This guarantee and all non-contractual obligations arising out of or in connection with this guarantee shall be governed by and construed in accordance with the laws of England and Wales and we hereby irrevocably submit to the exclusive jurisdiction of the English courts to settle any dispute arising out of or in connection with this guarantee (including

AGREED FORM
any dispute regarding the existence, validity or termination of this guarantee or any non-contractual obligation arising out of or in connection with this guarantee).
[To be executed by Bank as a Deed]
We hereby irrevocably submit to the exclusive jurisdiction of the English courts to settle any dispute arising out of or in connection with this guarantee (including any dispute regarding the existence, validity or termination of this guarantee or any non-contractual obligation arising out of or in connection with this guarantee).
[To be executed by Allscripts-Misys Healthcare Solutions, Inc. as a Deed]

AGREED FORM
EXHIBIT A
FORM OF DEMAND NOTICE

To:	[BANK]
[ADDRESS]
Attn:
The undersigned, the Chief Executive Officer of Allscripts-Misys Healthcare Solutions, Inc. ( “Allscripts”), as beneficiary under that certain on demand bank guarantee [                    ] dated [                    ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:
1.	We hereby demand payment in the amount of $ .

2.	We hereby certify that each of the [Transaction Tax Conditions or Post-Closing Franchise Tax Conditions] [NOTE: PLR Bank Guarantee only] [Historic Tax Conditions] [NOTE: Historic Bank Guarantee only] (as defined in the Framework Agreement) has been satisfied.
3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Allscripts affirming that the Board of Directors of Allscripts has determined that each of the [Transaction Tax Conditions or Post-Closing Franchise Tax Conditions] [NOTE: PLR Bank Guarantee only] [Historic Tax Conditions] [NOTE: Historic Bank Guarantee only] (as defined in the Framework Agreement) has been satisfied, which resolutions are complete and accurate and were duly passed by the Board of Directors of Allscripts and have not been altered, amended or rescinded and remain in full force and effect as of the date of this Demand Notice.
4.	We hereby certify that the amount hereby demanded, when aggregated with any other amount or amounts previously demanded under the Guarantee, does not exceed the Maximum Guarantee Amount available under the Guarantee on the date hereof, as determined in accordance with the terms of the Guarantee.
5.	Payment by the Issuing Bank pursuant to this demand notice shall be made to , ABA Number , Account Number , Attention: , Re: .
Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
	Name:	[•]
	Title:	[•]
	Date:	[•]

AGREED FORM
EXHIBIT B
FORM OF REDUCTION NOTICE

To:	[BANK]
[ADDRESS]
Attn:
The undersigned, the Chief Executive Officer of Misys plc (“Misys”), the arranger of that certain on demand bank guarantee [                    ] dated [                    ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:
1.	We hereby request that the Maximum Guarantee Amount be reduced to $ .
2.	We hereby certify that the conditions set forth in Section [•] of the Framework Agreement for the reduction of the Maximum Guarantee Amount as requested in paragraph 1 above have been satisfied.
3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Misys affirming that the conditions set forth in Section [•] of the Framework Agreement for the reduction of the Maximum Guarantee Amount as requested in paragraph 1 above have been satisfied, which resolutions are complete and accurate and were duly passed by the Board of Directors of Misys and have not been altered, amended or rescinded and remain in full force and effect as of the date of this reduction notice.
Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

MISYS PLC
By:
	Name:	[•]
	Title:	[•]
	Date:	[•]

AGREED FORM
EXHIBIT C
FORM OF RELEASE NOTICE

To:	[BANK]
[ADDRESS]
Attn:
The undersigned, the Chief Executive Officer of Misys plc (“Misys”), the arranger of that certain on demand bank guarantee [                    ] dated [                    ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:
1.	We hereby request that the Guarantee be terminated with immediate effect.
2.	We hereby certify that one of the conditions set forth in Section [•] of the Framework Agreement for the full release and termination of the Guarantee has been satisfied (without any required reduction of the released amount under Section [•] of the Framework Agreement).
3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Misys affirming that one of the conditions set forth in Section [•] of the Framework Agreement for the full release and termination of the Guarantee has been satisfied (without any required reduction of the released amount under Section [•] of the Framework Agreement), which resolutions are complete and accurate and were duly passed by the Board of Directors of Misys and have not been altered, amended or rescinded and remain in full force and effect as of the date of this release notice.
Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

MISYS PLC
By:
	Name:	[•]
	Title:	[•]
	Date:	[•]

AGREED FORM
EXHIBIT D-1
FORM OF BANK NOTICE

To:	Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Attention: General Counsel
Facsimile number: +44 (0)20 3320 1771

Cc:	[BANK]
[ADDRESS]
Attn:
Facsimile number [ ]
The undersigned, the Chief Executive Officer of Allscripts-Misys Healthcare Solutions, Inc. hereby provides notice to Misys plc as follows:
1.	[Reason for payment to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].
2.	Misys has agreed to indemnify Newco or such Allscripts Group Member from the [Transaction Tax] [Historic Tax] [Post-Closing Franchise Tax] described in paragraph 1 above pursuant to Section [•] of the Framework Agreement.
3.	We therefore hereby request that Misys make payment in the amount of $ in satisfaction of the [Transaction Tax] [Historic Tax] [Post-Closing Franchise Tax] described in paragraph 1 above to or on behalf of Newco or such Allscripts Group Member within seven (7) business days after receipt by Misys of this notice.
4.	If Misys fails to make the payment requested in paragraph 3 above within seven (7) business days after receipt of this notice, we intend to demand payment of the amount set forth in paragraph 3 above pursuant to a Demand Notice to be delivered in person to [BANK].
Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Framework Agreement.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
	Name:	[•]
	Title:	[•]
	Date:	[•]

AGREED FORM
EXHIBIT D-2
FORM OF BANK NOTICE

To:	Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: General Counsel
Facsimile number: +1 312 506 1208

Cc:	[BANK]
[ADDRESS]
Attn:
Facsimile number [ ]
The undersigned, the Chief Executive Officer of Misys plc hereby provides notice to Allscripts-Misys Healthcare Solutions, Inc. as follows:
[For any reduction of a guarantee:]
1.	[Reason for reduction to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].
2.	The occurrence of the event described in paragraph 1 above satisfies the conditions for the reduction of the amount of the [PLR Bank Guarantee] [Historic Tax Guarantee] set forth in Section [•] of the Framework Agreement.
3.	We therefore intend to deliver to [BANK], ten (10) business days after receipt by Allscripts of this notice, a Reduction Notice instructing [BANK] to reduce the maximum guarantee amount of the [PLR Bank Guarantee] [Historic Tax Guarantee] to $ in accordance with Section [•] of the Framework Agreement.
Or
[For any termination of a guarantee:]
1.	[Reason for termination to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].
2.	The occurrence of the event described in paragraph 1 above satisfies the conditions for the full release and termination of the [PLR Bank Guarantee] [Historic Tax Guarantee] set forth in Section [•] of the Framework Agreement (without any required reduction of the released amount under Section [•] of the Framework Agreement).

AGREED FORM
3.	We therefore intend to deliver to [BANK], ten (10) business days after receipt by Allscripts of this notice, a Release Notice instructing [BANK] to fully release and terminate the [PLR Bank Guarantee] [Historic Tax Guarantee] in accordance with Section [•] of the Framework Agreement (without any required reduction of the released amount under Section [•] of the Framework Agreement).
Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Framework Agreement.

MISYS PLC
By:
	Name:	[•]
	Title:	[•]
	Date:	[•]

AGREED FORM
EXHIBIT E
ADDRESSES FOR ALLSCRIPTS AND MISYS
If to Allscripts, to:
Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Telephone: +1 800 654 0889
Fax: +1 312 506 1208
Attn: General Counsel
If to Misys, to:
Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Telephone: +44 (0)20 3320 5000
Fax: +44 (0)20 3320 1771
Attn: General Counsel
Each of Allscripts and Misys may change its address for receipt of notices under this guarantee by delivering a written notice to us (with a copy to Allscripts or Misys, as the case may be), which upon receipt by us shall automatically amend this Exhibit E and replace the then existing address with the new address.

Exhibit 12
Form of Amended and Restated Relationship Agreement
Incorporated by reference to Exhibit 99.11 attached to this Schedule 13D.

Exhibit 13
Registration Rights Agreement
Incorporated by reference to Exhibit 99.12 attached to this Schedule 13D.

Exhibit 14
Form of Transitional Services Agreement
Incorporated by reference to Exhibit 99.16 attached to this Schedule 13D.